Exhibit 10.11

Execution Version

Published Deal CUSIP Number: G2284RAA4
Revolving Facility CUSIP Number: G2284RAB2
Dollar Tranche Term Loan Facility CUSIP Number: G2284RAC0
Euro Tranche Term Loan Facility CUSIP Number: G2284RAD8
CREDIT AGREEMENT
dated as of
April 27, 2026,
among
HEXAGON AB,
as Parent,
OCTAVE INTELLIGENCE PLC,
as Company,
the other BORROWERS Party Hereto,
the BORROWING SUBSIDIARIES Party Hereto,
the LENDERS Party Hereto,
and
BANK OF AMERICA, N.A.,
as the Administrative Agent
___________________________
BOFA SECURITIES, INC.
and
BNP PARIBAS SECURITIES CORP.,
as Joint Lead Arrangers and Joint Bookrunners
BNP PARIBAS SECURITIES CORP., DEUTSCHE BANK LUXEMBOURG S.A.,
NORDEA BANK ABP, FILIAL I SVERIGE and
SKANDINAVISKA ENSKILDA BANKEN AB
as Syndication Agents
DANSKE BANK A/S, DANMARK, SVERIGE FILIAL, PNC BANK, NATIONAL ASSOCIATION, ROYAL BANK OF CANADA and
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Documentation Agents

NOTICE: Under the Credit Reporting Act 2013 of Ireland lenders are required to provide personal and credit information for credit applications and credit agreements of €500 and above to the Central Credit Register. This information will be held on the Central Credit Register and may be used by other lenders when making decisions on your credit applications and credit agreements. The personal and credit information to be provided by lenders includes details of any guarantees provided in connection with such credit applications and credit agreements.
The Central Credit Register is owned and operated by the Central Bank of Ireland. For information, including on how your data is processed, see www.centralcreditregister

SCHEDULES:

Schedule 2.01 —	Commitments
Schedule 6.01 —	Permitted Existing Liens
Schedule 6.02 —	Permitted Existing Indebtedness
Schedule 10.01 —	Notice Information

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Request
Exhibit C-1	—	Form of Borrowing Subsidiary Accession Agreement

Exhibit C-2	—	Form of Borrowing Subsidiary Termination
Exhibit D	—	Form of Compliance Certificate
Exhibit E	—	Form of Interest Election Request
Exhibit F-1	—	Form of US Tax Compliance Certificate for Foreign Lenders that are not Partnerships for US Federal Income
Exhibit F-2	—	Form of US Tax Compliance Certificate for Non-US Participants that are not Partnerships for US Federal Income Tax Purposes
Exhibit F-3	—	Form of US Tax Compliance Certificate for Non-US Participants that are Partnerships for US Federal Income Tax Purposes
Exhibit F-4	—	Form of US Tax Compliance Certificate for Foreign Lenders that are Partnerships for US Federal Income Tax Purposes
Exhibit G	—	Form of Solvency Certificate
Exhibit H	—	Form of Swingline Borrowing Request
v

CREDIT AGREEMENT dated as of April 27, 2026, among HEXAGON AB, a Swedish public limited liability company with corporate registration number 556190-4771, OCTAVE INTELLIGENCE PLC, an Irish public limited company, the other BORROWERS party hereto, the BORROWING SUBSIDIARIES party hereto, the LENDERS party hereto and BANK OF AMERICA, N.A., as the Administrative Agent.
The parties hereto agree as follows:
ARTICLE I
Definitions
Section 1.01    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.
“Acquisition” means any transaction, or any series of related transactions, by which the Company or any of its Subsidiaries (a) acquires any going business concern or all or substantially all of the assets of any Person or division thereof, whether through purchase of assets, merger or otherwise, or (b) acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of any Person which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding Capital Stock in another Person.
“Acquisition Indebtedness” means any Indebtedness of the Company or any Subsidiary that has been incurred for the purpose of financing, in whole or in part, an Acquisition and any related transactions (including for the purpose of refinancing or replacing all or a portion of any related bridge facilities or any pre-existing Indebtedness of the Persons or assets to be acquired); provided that either (a) the release of the proceeds thereof to the Company and the Subsidiaries is contingent upon the substantially concurrent consummation of such Acquisition (and, if the definitive agreement for such Acquisition is terminated prior to the consummation of such Acquisition, or if such Acquisition is otherwise not consummated by the date specified in the definitive documentation evidencing, governing the rights of the holders of or otherwise relating to such Indebtedness, then, in each case, such proceeds are, and pursuant to the terms of such definitive documentation are required to be, promptly applied to satisfy and discharge all obligations of the Company and the Subsidiaries in respect of such Indebtedness) or (b) such Indebtedness contains a “special mandatory redemption” provision (or a similar provision) if such Acquisition is not consummated by the date specified in the definitive documentation evidencing, governing the rights of the holders of or otherwise relating to such Indebtedness (and, if the definitive agreement for such Acquisition is terminated prior to the consummation of such Acquisition or such Acquisition is otherwise not consummated by the date so specified, such Indebtedness is, and pursuant to such “special mandatory redemption” (or similar) provision is required to be, redeemed or otherwise satisfied and discharged within 90 days of such termination or such specified date, as the case may be).
“Additional Commitment Lender” has the meaning set forth in Section 2.19(e).
“Administrative Agent” means Bank of America, in its capacity as the administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII. Unless the context requires otherwise, the term “Administrative Agent” shall include any Affiliate of Bank of America or any such successor through which Bank of America or such successor shall perform any of its obligations in such capacity hereunder or under the other Loan Documents.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls, is Controlled by or is under common Control with the Person specified.
“Aggregate Revolving Commitment” means the sum of the Revolving Commitments of all the Revolving Lenders.
“Aggregate Revolving Exposure” means the sum of the Revolving Exposures of all the Revolving Lenders.
“Agreement” means this Credit Agreement.
“Agreed Currency” means US Dollars or any Alternative Currency, as applicable.
“Agreement Currency” has the meaning set forth in Section 10.17(b).
“Alternate Base Rate” means, for any day, a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) Term SOFR for such date plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.11 hereof, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above; provided that if the Alternate Base Rate as determined pursuant to the foregoing would otherwise be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Alternative Currency” means (a) Euro, (b) Sterling and (c) any Eligible Currency that the Company requests the Administrative Agent to include as an Alternative Currency hereunder and that is agreed to be designated as an “Alternative Currency” by all the Revolving Lenders; provided that the Administrative Agent shall promptly notify each Revolving Lender of each such request and each Revolving Lender shall be deemed not to have agreed to such request unless and until its written consent thereto has been received by the Administrative Agent. If, after the designation pursuant to the terms of this Agreement of any currency as an Alternative Currency, currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, or such country’s currency is, in the determination of the Administrative Agent, no longer readily available or freely traded or otherwise ceases to be an Eligible Currency (any of the foregoing being referred to as a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Revolving Lenders and the Company thereof, and such currency shall no longer be an Alternative Currency until such time as such Disqualifying Event no longer exists, and, not later than five Business Days after receipt of such notice from the Administrative Agent, the applicable Borrowers shall repay all Revolving Loans denominated in such currency, together with accrued interest thereon.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or any of its Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering, including the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder and the UK Bribery Act 2010.
“Applicable Authority” means (a) with respect to SOFR, the SOFR Administrator or any Governmental Authority having jurisdiction over the Administrative Agent or the SOFR Administrator and (b) with respect to any Alternative Currency, the applicable administrator for the Relevant Rate for such Alternative Currency or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator.
“Applicable Creditor” has the meaning set forth in Section 10.17(b).
“Applicable Percentage” means at any time, with respect to any Revolving Lender, the percentage of the Aggregate Revolving Commitment represented by such Lender’s Revolving Commitment at such time. If all the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.
“Applicable Rate” means, for any day, with respect to Revolving Commitment Fees, Letter of Credit Fees, or with respect to any Term Loan, Revolving Loan or Swingline Loan that is an ABR Loan, a Term SOFR Loan, a SONIA Loan or EURIBOR Loan, (in each case, subject to the final paragraph of this definition) the applicable rate per annum set forth below under the applicable caption “Revolving Commitment Fees and Ticking Fees”, “Letter of Credit Fee, Term SOFR Loans, SONIA Loans and EURIBOR Loans”, or “ABR Loans”, as the case may be, determined by reference to the Pricing Category corresponding to the Leverage Ratio as of the end of the most recent fiscal quarter of the Company for which financial statements of the Company shall have been delivered pursuant to Section 5.01(a) or 5.01(b); provided that for purposes of determining the Applicable Rate prior to the delivery of the consolidated financial statements of the Company pursuant to Section 5.01(a) or 5.01(b) for the first fiscal quarter or fiscal year ended after the Closing Date, the Leverage Ratio shall be deemed to be in Pricing Category 1.

Pricing Category	Leverage Ratio (__:1.00)	Revolving Commitment Fees and Ticking Fees (percent per annum)	Letter of Credit Fee, Term SOFR Loans, SONIA Loans and EURIBOR Loans (percent per annum)	ABR Loans (percent per annum)

Category 1	< 1.000	0.150%	1.250%	0.250%
Category 2	≥ 1.000 and <2.000	0.175%	1.375%	0.375%
Category 3	≥ 2.000 and <3.000	0.200%	1.500%	0.500%
Category 4	≥ 3.000	0.250%	1.750%	0.750%
Each change in the applicable Pricing Category (as corresponding to the Leverage Ratio) resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the fifth Business Day following the date of delivery to the Administrative Agent of the consolidated financial statements of the Company pursuant to Section 5.01(a) or 5.01(b) and the related Compliance Certificate pursuant to Section 5.01(c) indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that if the Company shall not have timely delivered its consolidated financial statements pursuant to Section 5.01(a) or 5.01(b), as applicable, or the related Compliance Certificate pursuant to Section 5.01(c), commencing on the date upon which such financial statements or Compliance Certificate should have been so delivered and continuing until such financial statements or Compliance Certificate, as applicable, are actually delivered, the Leverage Ratio shall be deemed to be in Pricing Category 4.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means BofA Securities, Inc., and BNP Paribas Securities Corp., in their capacities as the joint lead arrangers and joint bookrunners for the Revolving Facility and the Term Facilities.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 10.04, and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Authorized Officer” means (a) any of the Chairman of the Board, the Chief Executive Officer, the President, the Treasurer, Assistant Treasurer, any Vice President, any director or the Chief Financial Officer of the Company, acting singly; provided that, when such term is used in reference to any document executed by, or a certification of, an Authorized Officer, upon request of the Administrative Agent, the secretary or assistant secretary of the Company shall have delivered (which delivery may be made on the Effective Date) an incumbency certificate to the Administrative Agent as to the authority of such individual or (b) in relation to the Parent only, any authorized signatory (Sw. firmatecknare) as evidenced by a certificate of registration (Sw. registreringsbevis) or any person having been duly authorized by the board of directors.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank of America” means Bank of America, N.A.
“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, liquidator, conservator, trustee, administrator, examiner, process adviser (for entities incorporated under the laws of Ireland), custodian, assignee for the benefit of creditors or similar Person charged with the reorganization, examinership, rescue process or liquidation of its business appointed for it; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or process adviser (for entities incorporated under the laws of Ireland); provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) and in respect of which the Company or any other member of the

Controlled Group is, or within the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.
“BHC Act Affiliate” means, with respect to any Person, an “affiliate” (as such term is defined under, and interpreted in accordance with 12 U.S.C. § 1841(k)) of such Person.
“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means any Revolving Borrower or any Term Loan Borrower (each, a “Borrower” and collectively, the “Borrowers”).
“Borrower DTTP Filing” means an HMRC Form DTTP2 duly completed and filed by the relevant UK Borrower, which: (a) where it relates to a UK Treaty Lender that is a Lender on the date of this Agreement, contains the HMRC DTTP Scheme reference number and jurisdiction of tax residence provided in Schedule 2.01, and (A) where the relevant UK Borrower is a Borrower on the date of this Agreement, is filed with HMRC within 30 days of the date of this Agreement, or (B) where the relevant UK Borrower is not a Borrower at the date of this Agreement, is filed with HMRC within 30 days of the date on which that UK Borrower becomes a Borrower under this Agreement; or (b) where it relates to a UK Treaty Lender that is not a Lender at the date of this Agreement, contains the HMRC DTTP Scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the documentation which it executes on becoming a Party as a Lender, and (A) where the relevant UK Borrower is a Borrower as at the date on which that UK Treaty Lender becomes a Party as a Lender, is filed with HM Revenue & Customs within 30 days of that date, or (B) where the relevant UK Borrower is not a Borrower as at the date on which that UK Treaty Lender becomes a Party as a Lender, is filed with HMRC within 30 days of the date on which that UK Borrower becomes a Borrower under this Agreement.
“Borrowing” means Loans of the same Type and currency made, converted or continued on the same date and, in the case of Term SOFR Loans or EURIBOR Loans, as to which a single Interest Period is in effect.
“Borrowing Minimum” means (a) with respect to the Revolving Facility, (i) in the case of a Borrowing denominated in US Dollars, US$5,000,000 and (ii) in the case of a Borrowing denominated in an Alternative Currency, the smallest amount of such Alternative Currency that is a multiple of 5,000,000 units of such currency and that has a US Dollar Equivalent of US$5,000,000 or more, (b) with respect to the Dollar Tranche Term Loan Facility, US$1,000,000 and (c) with respect to the Euro Tranche Term Loan Facility, €1,000,000.
“Borrowing Multiple” means (a) in the case of a Borrowing denominated in US Dollars, US$1,000,000, (b) in the case of a Borrowing denominated in Euro, €1,000,000 and (c) in the case of a Borrowing denominated in any other Alternative Currency, the smallest amount of such Alternative Currency that is a multiple of 1,000,000 units of such currency and that has a US Dollar Equivalent of US$1,000,000 or more.

“Borrowing Request” means a request by or on behalf of a Borrower for a Term Borrowing or Revolving Borrowing in accordance with Section 2.03, which shall be in the form of Exhibit B or any other form approved by the Administrative Agent.
“Borrowing Subsidiary” means Intergraph Corporation, Octave Intelligence Finance Ltd and each Subsidiary that has become a Borrowing Subsidiary pursuant to Section 2.22(a), other than any such Subsidiary that has ceased to be a Borrowing Subsidiary as provided in Section 2.22(b).
“Borrowing Subsidiary Accession Agreement” means a Borrowing Subsidiary Accession Agreement, substantially the form of Exhibit C-1, duly executed by the Company and the applicable Subsidiary and accepted by the Administrative Agent, pursuant to which such Subsidiary agrees to become a Borrowing Subsidiary and agrees to be bound by the terms and conditions hereof.
“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination, substantially in the form of Exhibit C-2, duly executed by the Company.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Stockholm, Sweden or Luxembourg are authorized or required by law to remain closed; provided that (a) when used in connection with a SONIA Loan, the term “Business Day” shall also exclude any day banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday under the laws of the United Kingdom, and (b) when used in connection with a EURIBOR Loan, the term “Business Day” shall also exclude any day which is not a TARGET Day.
“Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership, partnership interests (whether general or limited) and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; provided that “Capital Stock” shall not include any debt securities convertible into Capital Stock, cash or a combination of Capital Stock and cash prior to such conversion.
“Capitalized Lease” of a Person means any lease of property by such Person as lessee that would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.
“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases that would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.
“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the government of the United States and backed by the full faith and credit of the United States, (b) domestic and eurocurrency certificates of deposit and time deposits, bankers’ acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof or the District of Columbia, or any foreign bank or its branches or agencies the long-term indebtedness of which institution at the time of acquisition is rated A- (or better) by S&P or A3 (or better) by Moody’s, and which certificates of deposit and time deposits are fully protected against currency fluctuations for any such deposits with a term of more than 90 days; (c) shares of money market, mutual or similar funds having assets in excess of US$100,000,000 and the investments of which are principally limited to (i) investment grade securities (i.e., securities rated at least BBB- by S&P or Baa3 by Moody’s) and (ii) commercial paper of United States and foreign banks and bank holding companies and their subsidiaries and United States and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-1 (or better) by S&P or P-1 (or better) by Moody’s (all such institutions being “Qualified Institutions”); (d) commercial paper of Qualified Institutions with maturities not exceeding 365 days from the date of acquisition thereof and (e) other investments properly classified as “cash” or “cash equivalents” in accordance with GAAP and made in accordance with the Company’s investment policy, as approved by the Company’s Board of Directors from time to time.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.
“Change of Control” means an event or series of events by which (i) prior to the consummation of the Spin-Off, any Person other than the Parent or any of its wholly owned Subsidiaries shall have acquired ownership, directly or indirectly, beneficially or of record, of any of the Equity Interests in the Company or (ii) after the consummation of the Spin-Off, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act and the rules thereunder) other than the Permitted Holder becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, beneficially or of record, of 35% or more of the combined voting power of the Company’s outstanding Capital Stock ordinarily having the right to vote at an election of directors.
“Charges” has the meaning set forth in Section 10.13.
“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Dollar Tranche Term Loans, Euro Tranche Term Loans or Revolving Loans, (b) any Commitment, refers to whether such Commitment is a Dollar Tranche Term Commitment, Euro Tranche Term Commitment or a Revolving Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class. Additional Classes of Loans, Borrowings, Commitments and Lenders may be established pursuant to Sections 2.18.
“Closing Date” means the date on which the conditions specified in Section 4.04 are satisfied (or waived in accordance with Section 10.02).
“CME” means CME Group Benchmark Administration Limited.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitment” means with respect to any Lender, such Lender’s Revolving Commitment, Dollar Tranche Term Commitment, Euro Tranche Term Commitment, commitment in respect of any Incremental Revolving Loans or commitment in respect of any Incremental Term Loans or any combination thereof (as the context requires).
“Commitment Letter” means that certain Commitment Letter, dated as of March 17, 2026, by and among the Company and the Arrangers.
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Company pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to Section 10.01, including through the Platform.
“Company” means Octave Intelligence plc, an Irish public limited company.
“Compliance Certificate” means a Compliance Certificate in the form of Exhibit D or any other form approved by the Administrative Agent.
“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR, SONIA, EURIBOR or any proposed Successor Rate for Term SOFR, SONIA or EURIBOR, as applicable, any conforming changes to the definitions of “Alternate Base Rate”, “SOFR”, “Term SOFR”, “SONIA” “EURIBOR”, “EURIBO Rate” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent in consultation with the Company, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice for such Agreed Currency is not administratively feasible or that no market practice for the administration of such rate for such Agreed Currency exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Net Tangible Assets” means the total assets of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, but excluding therefrom all goodwill and other intangible assets under GAAP.
“Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls, or any constituent of any such substance or waste (including as these terms are defined in the definition of Environmental Laws) and any other substance, material or waste regulated or prohibited by or pursuant to any Environmental Law.
“Contractual Obligation” means, with respect to any Person, any provision of any equity or debt securities issued by such Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guarantee, contract, undertaking, agreement or instrument, in any case in writing, to which such Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. For the avoidance of doubt, “Control” does not exist solely because of the right to designate a minority of the board of directors (or equivalent body) of such Person or to approve or disapprove significant transactions.
“Controlled Group” means the group consisting of (a) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company, (b) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Code) with the Company, and (c) for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA, a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Company, in each case (in clauses (a), (b) or (c)) giving effect to the consummation of the transactions contemplated by the Loan Documents.
“Convertible Indebtedness” means Indebtedness convertible at the option of the holder thereof into Capital Stock of the Company, cash or a combination of Capital Stock of the Company and cash (or other equity or equity-linked securities or property following a merger event, reclassification or other change of the Capital Stock and cash in lieu of fractional shares) (as provided in the documentation governing such Indebtedness).
“Covered Entity” means (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b), or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning assigned to it in Section 10.16.
“Credit Party” means the Administrative Agent, each Issuing Bank, the Swingline Lender and each other Lender.
“CTA” means the United Kingdom Corporation Tax Act 2009.
“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source). Any change in Daily Simple SOFR shall be effective from and including the date of such change without further notice.
“Default” means any event or condition that constitutes, or upon notice, lapse of time or both would constitute, an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans, (ii) to fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Company, the Administrative Agent, the Swingline Lender or any Issuing Bank in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, the Swingline Lender or any Issuing Bank made in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has, or has a Lender Parent that has, become the subject of a Bankruptcy Event or (e) has, or has a Lender Parent that has, become the subject of a Bail-In Action.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Disposition” or “Dispose” means the sale, transfer, exclusive license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Distribution Agreement” means the Distribution Agreement, by and between the Parent and the Company, to be entered into in connection with the Spin-Off.
“Dividing Person” has the meaning assigned to it in the definition of “Division.”
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Documentation Agents” means, collectively, Danske Bank A/S, Danmark, Sverige Filial, PNC Bank, National Association, Royal Bank of Canada and Wells Fargo Bank, National Association.
“Dollar Tranche Term Commitment” means, for each Lender, the amount set forth under the heading “Dollar Tranche Term Commitment” opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender became a party to this Agreement, as such amount may be reduced or adjusted from time to time in accordance with the terms of this Agreement (collectively, the “Dollar Tranche Term Commitments”). As of the Effective Date, the aggregate amount of the Dollar Tranche Term Commitments of all Lenders is $350,000,000.
“Dollar Tranche Term Lender” means a Lender with a Dollar Tranche Term Commitment or holding a Dollar Tranche Term Loan.
“Dollar Tranche Term Loan” has the meaning set forth in Section 2.01(a).
“Dollar Tranche Term Loan Facility” means the senior unsecured term loan facility provided for herein in respect of the Dollar Tranche Term Commitments and the Dollar Tranche Term Loans.
“Domestic Subsidiary” means a Subsidiary of the Company organized under the laws of a jurisdiction located in the United States of America.
“Domestic Borrowing Subsidiary” means any Borrowing Subsidiary that is a Domestic Subsidiary.
“Early Termination Date” means the date that is six months following the Effective Date if the Spin-Off Effective Date has not occurred on or prior to such date.

“EBITDA” means, for any period, on a consolidated basis for the Company and its Subsidiaries, without duplication, (a) Net Income for such period, plus (b) to the extent deducted in computing Net Income for such period, (i) Interest Expense, (ii) charges against income for foreign, federal, state and local taxes, (iii) depreciation expense, (iv) amortization expense, including, without limitation, amortization of goodwill, capitalized assets, other intangible assets, and internal use SaaS cost amortization, (v) other non-cash charges, expenses or losses, (vi) non-cash expenses in connection with stock options, restricted shares or other share based compensation granted or provided to employees or directors, (vii) any unusual, extraordinary or non-recurring charges, expenses or losses, (viii) transaction fees, costs and expenses related to Acquisitions and dispositions, whether or not any such Acquisition or disposition are consummated, (ix) transaction fees, costs and expenses related to the Transactions, (x) (A) business optimization, restructuring, integration and related charges or expenses (which include retention, severance, systems establishment costs, cost savings programs, contract termination costs, future lease commitments, and costs to shut down, dispose of or consolidate facilities and relocate employees) and (B) the amount of pro forma run rate cost savings achieved or expected to be achieved within eighteen (18) months as a result of such business optimization, restructuring, integration and related charges or expenses under clause (A) hereto, provided that the charges or expenses added back pursuant to this clause (x) shall not exceed 15% of EBITDA (prior to giving effect to such add back) for any period of four consecutive fiscal quarters, and (xi) any currency translation losses net of gains, minus (c) to the extent added in computing Net Income for such period, unusual, extraordinary or non-recurring cash or non-cash income, gains or credits. If during any period of four consecutive fiscal quarters the Company or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, EBITDA for such period shall, solely for purposes of determining the Leverage Ratio, be calculated giving pro forma effect to such transaction as if it had occurred on the first day of such period.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of any Person described in clause (a) above or (c) any entity established in an EEA Member Country that is a subsidiary of any Person described in clause (a) or (b) above and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02), which is the date of this Agreement.
“Electronic Copy” shall have the meaning specified in Section 10.06.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person (including any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, such natural person), a Defaulting Lender (or a Person that would constitute a Defaulting Lender upon the consummation of such assignment), the Company, any Subsidiary or any other Affiliate of the Company.
“Eligible Currency” means any currency other than US Dollars that is readily available and freely traded, in which deposits are customarily offered to banks in the London interbank market, that is convertible into US Dollars in the international interbank market and as to which a US Dollar Equivalent may be readily calculated.
“Employee Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Environmental Laws” means all rules, regulations, codes, ordinances, judgments, orders, decrees, directives, laws, injunctions or binding agreements entered into with any Governmental Authority relating to or addressing pollution or protection of the environment, or protection of worker health or safety, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., in each case including any amendments thereto, any successor statutes, any regulations or guidance promulgated thereunder, and any state or local equivalent thereof.
“Environmental Lien” means a Lien in favor of any Governmental Authority for (a) any liability under Environmental Laws or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any Convertible Indebtedness).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“EURIBO Rate” means, with respect to any EURIBOR Borrowing for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Day.

“EURIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the EURIBO Rate.
“Euro” or “€” means the single currency unit of the member States of the European Community that adopt or have adopted the Euro as their lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.
“EUR Term Borrower” has the meaning assigned to such term in the definition of “Term Loan Borrowers”.
“Euro Tranche Term Commitment” means, for each Lender, the amount set forth under the heading “Euro Tranche Term Commitment” opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender became a party to this Agreement, as such amount may be reduced or adjusted from time to time in accordance with the terms of this Agreement (collectively, the “Euro Tranche Term Commitments”). As of the Effective Date, the aggregate amount of the Euro Tranche Term Commitments of all Lenders is €150,000,000.
“Euro Tranche Term Lender” means a Lender with a Euro Tranche Term Commitment or holding a Euro Tranche Term Loan.
“Euro Tranche Term Loan” has the meaning set forth in Section 2.01(b).
“Euro Tranche Term Loan Facility” means the senior unsecured term loan facility provided for herein in respect of the Euro Tranche Term Commitments and the Euro Tranche Term Loans.
“Events of Default” has the meaning set forth in Section 7.01.
“Exchange Act” means the United States Securities Exchange Act of 1934.
“Exchange Rate” means, on any day, for purposes of determining the US Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into US Dollars at the time of determination on such day as provided by ICE Data Services for such currency. In the event that such rate is not provided by ICE Data Services, (a) the Exchange Rate shall be determined by reference to such other publicly available service for providing exchange rates as may be agreed upon by the Administrative Agent and the Company or (b) in the absence of such an agreement, the Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent or one of its Affiliates in the market where its, or its Affiliate’s, foreign currency exchange operations in respect of such currency are then being conducted, at or as near as practicable to such time of determination, on such day for the purchase of US Dollars for delivery two Business Days later, provided that if at the time of such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it reasonably deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error. Notwithstanding the foregoing provisions of this definition, each Issuing Bank may, solely for purposes of computing the fronting fees owed to it under Section 2.09(c), compute the US Dollar Equivalent of the LC Exposure attributable to Letters of Credit issued by it by reference to exchange rates determined using any reasonable method customarily employed by it for such purpose.
“Excluded Irish Taxes” means, with respect to any Loan made to an Irish Borrower, any deduction or withholding for or on account of Tax imposed by Ireland on any amounts payable (which may include part of a payment) to or for the account of such Lender, if on the date on which the payment falls due (x) the payment could have been made to the Lender without any withholding or deduction for or on account of such Tax if the Lender had been an Irish Qualifying Lender, but on that date the Lender is not (or has ceased to be) an Irish Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or treaty or any published practice or published concession of any relevant Governmental Authority) or (y) the relevant Lender is an Irish Qualifying Lender solely by virtue of being an Irish Treaty Lender and the Loan Party making the payment is able to demonstrate that the payment could have been made to the Lender without such deduction or withholding had the Lender complied with its obligations in Section 2.14(h)(E).
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that otherwise are Other Connection Taxes, (b) in the case of a Lender, United States Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Company under Section 2.16(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(f), (d) any withholding Taxes imposed under FATCA, (e) Excluded UK Taxes and (f) Excluded Irish Taxes.
“Excluded UK Taxes” means any withholding Tax imposed by the UK on an interest payment (which may include part of an interest payment) made by or in respect of a UK Borrower where, on the date the payment falls due: (a) the payment could have been made to the relevant Lender without such withholding if the Lender had been a UK Qualifying Lender, but on that date such Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or published practice or published concession of any relevant tax authority; (b) the relevant Lender is a UK Qualifying Lender solely by virtue of clause (a)(B) of the definition of “UK Qualifying Lender” and: (A) an officer of HMRC has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and such Lender has received from the applicable Loan Party making the payment or from the Administrative Agent a certified copy of such Direction; and (B) the payment could have been made to the Lender without such withholding if that Direction had not been made; (c) the relevant Lender is a UK Qualifying Lender solely by virtue of clause (a)(B) of the definition of “UK Qualifying Lender” and: (A) the relevant Lender has not given a UK Tax Confirmation to the Administrative Agent and (B) the payment could have been made to the Lender without such withholding if the Lender had given a UK Tax Confirmation to the Administrative Agent, on the basis that the UK Tax Confirmation would have enabled the Administrative Agent or the relevant Loan Party to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or (d) the relevant Lender is a UK Treaty Lender and the applicable Loan Party making the payment is able to demonstrate that the payment could have been made to the Lender without such withholding had that Lender complied with its obligations under Section 2.14(g)(i), (ii) or (iii) (as applicable).
“Existing Revolving Borrowings” has the meaning set forth in Section 2.18(e).
“Extension Effective Date” has the meaning set forth in Section 2.19(d).
“Extending Lender” has the meaning set forth in Section 2.19(d).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code or any fiscal or regulatory legislation, rules or official practices adopted pursuant to any such intergovernmental agreement.
“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fee Letters” means (a) the Fee Letter dated March 17, 2026, among the Company and the Arrangers, (b) the Agent Fee Letter dated March 17, 2026, among the Company, Bank of America, N.A. and BofA Securities, Inc. and (c) the BNP Fee Letter dated March 17, 2026, among the Company, BNP Paribas and BNP Paribas Securities Corp.
“Finance Party” has the meaning set forth in Section 2.14(k)(i).

“Foreign Borrowing Subsidiary” means any Borrowing Subsidiary that is a Foreign Subsidiary.
“Foreign Lender” means a Lender that is not a US Person.
“Foreign Subsidiary” means a Subsidiary of the Company which is not a Domestic Subsidiary.
“GAAP” means, subject to Section 1.04, generally accepted accounting principles in the United States of America, applied in accordance with the consistency requirements thereof.
“Governmental Authority” means (a) any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, taxing, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions and (b) any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank.
“Guarantee” means the guarantee and other obligations of the Guarantors set forth in Article IX.
“Guarantors” means (a) with respect to the Term Facilities, (i) the Company and (ii) solely prior to the consummation of the Spin-Off, the Parent and (b) with respect to the Revolving Facility, (i) the Company (solely in respect of any of the obligations of the applicable Borrowing Subsidiary) and (ii) solely prior to the consummation of the Spin-Off, the Parent.
“Guaranteed Obligations” has the meaning set forth in Section 9.01.
“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that none of the following shall constitute a Hedging Agreement: (a) any phantom stock or similar plan providing for payments only on account of services provided by, or any stock option or stock compensation plan providing for grants to, current or former directors, officers, employees or consultants of the Company or the Subsidiaries; (b) any issuance by the Company of Convertible Indebtedness or warrants or options entitling third parties to purchase the Company’s common stock (or, at the Company’s option, to receive cash in lieu thereof); (c) any purchase of Equity Interests or Indebtedness (including Convertible Indebtedness) of the Company pursuant to delayed delivery contracts, accelerated stock repurchase agreements, prepaid put options, forward contracts or other similar agreements; (d) any of the foregoing to the extent it constitutes a derivative embedded in a convertible security issued by the Company; or (e) any Permitted Bond Hedge Transactions and Permitted Warrant Transactions.

“Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any and all Hedging Agreements.
“HMRC” means HM Revenue & Customs of the United Kingdom.
“HMRC DTTP Scheme” means HMRC’s double taxation treaty passport scheme, as modified from time to time.
“Home Country” has the meaning set forth in Section 3.19(a).
“Incremental Commitment” means any Incremental Revolving Commitment and/or any Incremental Term Commitment, as the context may require.
“Incremental Facility Agreement” means an Incremental Facility Agreement, in form and substance reasonably satisfactory to the Company and the Administrative Agent, among the Company, the Administrative Agent and one or more Incremental Lenders, establishing Incremental Commitments.
“Incremental Lender” means any Incremental Revolving Lender and/or any Incremental Term Lender, as the context may require.
“Incremental Revolving Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Agreement and Section 2.18, to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder.
“Incremental Revolving Lender” means a Lender with an Incremental Revolving Commitment.
“Incremental Term Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Agreement and Section 2.18, to make Term Loans of any Tranche hereunder.
“Incremental Term Lender” means a Lender with an Incremental Term Commitment or an outstanding Incremental Term Loan.
“Incremental Term Loan” means a Loan made pursuant to an Incremental Term Commitment.
“Indebtedness” of a Person means, without duplication, such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on customary terms, earn-out or other contingent payment obligations arising in connection with an Acquisition or a Disposition, and deferred or equity compensation arrangements payable to directors, officers, employees, advisors, consultants or other providers of services),

(c) obligations of a type set forth in clauses (a), (b) or (d) through (i) of this definition, whether or not assumed, secured by Liens on property now or hereafter owned or acquired by such Person, (d) obligations that are evidenced by notes, bonds, or other similar instruments, (e) Capitalized Lease Obligations, (f) net mark-to-market liability in connection with Hedging Obligations, (g) actual and contingent reimbursement obligations in respect of letters of credit, (h) [reserved] and (i) guarantees and similar obligations in respect of items of the type set forth in clauses (a) through (h); provided that the term “Indebtedness” shall not include (i) any accrued or deferred interest or other expenses, unless capitalized in accordance with GAAP, (ii) any lease properly classified as an operating lease in accordance with GAAP, (iii) any surety or appeal bond or performance bond, (iv) obligations in respect of non-competes and similar agreements or (v) deferred revenue, customer prepayments or other similar obligations. The amount of any item of Indebtedness, except for any item of Indebtedness described in clause (c), (g) or (i), shall be the amount of any liability in respect thereof appearing on a balance sheet properly prepared in accordance with GAAP. The amount of any item of Indebtedness described in clause (c) shall be determined as the lesser of (x) the principal amount of the obligations expressly referred to in such clause (it being understood that the principal amount of such obligations shall be determined in accordance with the other provisions of this definition) and (y) the fair value of the property of such Person subject to the Liens referred to in clause (c). The amount of any item of Indebtedness described in clause (f) above at any time shall be the maximum aggregate amount (giving effect to any legally enforceable netting agreement) that the relevant Person would be required to pay if the relevant Hedging Agreement were terminated at such time.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning set forth in Section 10.03(b).
“Interest Election Request” means a request by or on behalf of a Borrower to convert or continue a Borrowing in accordance with Section 2.05, which shall be in the form of Exhibit E or any other form approved by the Administrative Agent.
“Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Subsidiaries for such period, whether paid or accrued (including the interest component of Capitalized Leases, commitment fees and fees for stand-by letters of credit), all as determined in accordance with GAAP.
“Interest Payment Date” means (a) with respect to any ABR Loan, the first Business Day following the last day of each March, June, September and December, (b) with respect to any SONIA Loan, the first Business Day following the last day of each month and (c) with respect to any Term SOFR Loan or EURIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part (and in the case of a EURIBOR Borrowing with an Interest Period of more than three months’ duration, such day or days prior to the last day of such Interest Period as shall occur at intervals of three months’ duration after the first day of such Interest Period).

“Interest Period” means, with respect to any (a) Term SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter or (b) EURIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (or, in each case, such shorter or longer period as shall have been consented to by each Lender participating in such Borrowing), as the applicable Borrower may elect; provided that (x) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (y) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Intergraph Corporation” means Intergraph Corporation, a Delaware corporation.
“Ireland” means Ireland, exclusive of Northern Ireland.
“Irish Borrower” means a Borrower which is organized or incorporated in Ireland.
“Irish Qualifying Lender” means a Lender which is beneficially entitled to interest payable to it in respect of an advance under the Loan Documents to an Irish Borrower and is (a) a bank within the meaning of Section 246 TCA which is carrying on a bona fide banking business in Ireland for the purposes of Section 246(3)(a) TCA, (b) a body corporate (x) which, by virtue of the law of a Qualifying Jurisdiction, is resident in the Qualifying Jurisdiction for the purposes of tax and that jurisdiction imposes a tax that generally applies to interest receivable in that jurisdiction by bodies corporate from sources outside that jurisdiction or (y) where the interest payable under the Loan Documents: (1) is exempted from the charge to Irish income tax under an Irish Treaty in force on the date the interest is paid or (2)would be exempted from the charge to Irish income tax under an Irish Treaty which has been signed but is not yet in force had if such Treaty had the force of law on the date the interest is paid by virtue of Section 826(1) TCA, except where interest is paid under a Loan Document to the body corporate in connection with a trade or business which is carried on by it in Ireland through a branch or agency, (c) a company which is incorporated in the United States and is taxed in the United States (“US Company”) on its worldwide income except where interest is paid under a Loan Document to the US company in connection with a trade or business which is carried on by it in Ireland through a branch or agency; (d) a US limited liability company (“LLC”) where the ultimate recipients of the interest payable under the Loan Document would themselves be Irish Qualifying Lenders under sub-paragraphs (b) or (c) of this definition and business is conducted through the LLC for non-tax commercial reasons and not for tax avoidance purposes, except where interest is paid under a Loan Document to the LLC in connection with a trade or business which is carried on by it in Ireland through a branch or agency, (e) a body corporate (x) which advances money in the ordinary course of a trade which includes the lending of money, (y) in whose hands any interest payable in respect of monies so advanced is taken into account in computing the trading income of such body corporate and (z) such body corporate has complied with the notification requirements under section 246(5) TCA to the Irish Revenue Commissioners and the Irish Borrower, (f) an investment undertaking (within the meaning of section 739B TCA), (g) an exempt approved scheme (within the meaning of section 774 TCA), or (h) an Irish Treaty Lender.
“Irish Revenue Commissioners” means the Revenue Commissioners of Ireland.
“Irish Treaty” has the meaning specified in the definition of “Irish Treaty State”.
“Irish Treaty Lender” means a Lender which (a) is treated as resident of an Irish Treaty State for the purposes of an Irish Treaty; (b) does not carry on a business in Ireland through a permanent establishment with which that Lender’s participation in any Loan is effectively connected; and (c) meets all other conditions of the Irish Treaty which must be fulfilled for residents of that Irish Treaty State to be paid interest without the deduction of Tax subject to the completion of any necessary procedural formalities.
“Irish Treaty State” means a jurisdiction have a double taxation agreement (an “Irish Treaty”) with Ireland that has force of law and makes provision for full exemption from tax imposed by Ireland on interest.
“Irish Companies Act” means the Companies Act 2014 (as amended) of Ireland.
“Irish Loan Parties” means any Loan Party incorporated in Ireland.
“IRS” means the Internal Revenue Service and any Person succeeding to the functions thereof.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuing Bank” means (a) Bank of America, (b) BNP Paribas and (c)  each Lender that shall have become an Issuing Bank hereunder as provided in Section 2.20(i) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.20(j)), each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.20 with respect to such Letters of Credit).
“ITA” means the United Kingdom Income Tax Act 2007.
“Judgment Currency” has the meaning set forth in Section 10.17(b).

“LC Borrowers” means, collectively, Intergraph Corporation and Octave Intelligence Finance Ltd and each, an “LC Borrower”.
“LC Commitment” means, with respect to any Issuing Bank, the maximum permitted amount of the LC Exposure that may be attributable to Letters of Credit issued by such Issuing Bank. The initial amount of each Issuing Bank’s LC Commitment is set forth on Schedule 2.01 under the caption “LC Commitment” or, in the case of any Issuing Bank that becomes an Issuing Bank hereunder pursuant to Section 2.20(i), in a written agreement referred to in such Section or, in each case, such other maximum permitted amount with respect to any Issuing Bank as may have been agreed in writing (and notified in writing to the Administrative Agent) by such Issuing Bank and the Company.
“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the sum of the aggregate amount of all Letters of Credit that remains available for drawing at such time and (b) the sum of the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the LC Borrowers at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time, adjusted to give effect to any reallocation under Section 2.17(c) of the LC Exposure of Defaulting Lenders in effect at such time.
“Lender Parent” means, with respect to any Lender, any Person in respect of which such Lender is a subsidiary.
“Lender Recipient Party” means, collectively, the Lenders and the Issuing Banks.
“Lenders” means the Persons listed on Schedule 2.01, any Incremental Lender that shall have become a party hereto pursuant to an Incremental Facility Agreement and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption. The term “Lenders” shall include the Dollar Tranche Term Lenders and the Euro Tranche Term Lenders. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement, in each case other than any such letter of credit that shall have ceased to be a “Letter of Credit”

outstanding hereunder pursuant to Section 10.05. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.
“Letter of Credit Fee” has the meaning set forth in Section 2.09(c)(i).
“Leverage Ratio” means, as of any date of determination, the ratio of (a) (i) Total Indebtedness on such date of determination less (ii) Unrestricted Cash on such date of determination, provided that the amount deducted pursuant to this clause (ii) may not in any event exceed, as of any date of determination, US$200,000,000, to (b) EBITDA for the most recently ended period of four consecutive fiscal quarters (including any fiscal quarters ending on the date of determination); provided further that, for the avoidance of doubt, no proceeds of Acquisition Indebtedness shall be considered Unrestricted Cash for the purposes of this definition so long as such Acquisition Indebtedness is excluded from the calculation of “Total Indebtedness”.
“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, encumbrance or security agreement (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement); provided that in no event shall (i) the lessor’s interest under any real property lease, (ii) any lease properly classified as an operating lease in accordance with GAAP or (iii) any licenses or similar rights with respect to intellectual property rights licensed or held by the Company or its Subsidiaries be a “Lien”.
“Loan Documents” means this Agreement, the Fee Letters, each Borrowing Subsidiary Accession Agreement, each Borrowing Subsidiary Termination, any agreement designating an additional Issuing Bank as contemplated by Section 2.20(i), each Incremental Facility Agreement and, except for purposes of Section 10.02, any promissory notes delivered pursuant to Section 2.07(c) and each written agreement (if any) between the Company and any Issuing Bank regarding such Issuing Bank’s LC Commitment.
“Loan Parties” means the Parent (solely prior to the Spin-Off Effective Date), the Term Loan Borrowers, the Company and the Borrowing Subsidiaries.
“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.
“Local Time” means (a) with respect to a Loan or Borrowing denominated in US Dollars or any Letter of Credit, New York City time, (b) with respect to a Loan or Borrowing denominated in Euro, Frankfurt time, and (c) with respect to a Loan or Borrowing denominated in an Alternative Currency other than Euro, London time.
“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, (a) in the case of the Revolving Lenders, Revolving Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the aggregate Revolving Exposures and the aggregate amount of the unused Revolving Commitments at such time and (b) in the case of the Term Lenders of any Class, Term Lenders having Term Loans or

Term Commitments of such Class representing more than 50% of the sum of all the Term Loans and unused Term Commitments of such Class of all Term Lenders of such Class outstanding or in effect at such time.
“Margin Stock” has the meaning set forth in Regulation U.
“Material Acquisition” means any Acquisition in which the aggregate consideration payable by the Company and its Subsidiaries has a value of US$275,000,000 or more.
“Material Adverse Effect” means a material adverse effect on (a) the financial condition, operations, assets, business or properties of the Company and its Subsidiaries, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents, (c) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party or (d) the ability of the Lenders, the Administrative Agent or the Issuing Banks to enforce the Obligations.
“Material Disposition” means any disposition of assets (other than inventory sold in the ordinary course of business) in which the aggregate consideration received by the Company and its Subsidiaries has a value of US$275,000,000 or more.
“Material Indebtedness” has the meaning set forth in Section 7.01(d).
“Material Subsidiary” means (a) any Borrowing Subsidiary, (b) any Subsidiary designated by the Company as a Material Subsidiary and (c) each Subsidiary that, as of the most recent fiscal quarter of the Company, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b) following the Effective Date, the most recent financial statements referred to in Section 3.04), (A) individually contributed (i) greater than five percent (5%) of the consolidated revenues of the Company and its Subsidiaries for such period or (ii) greater than five percent (5%) of consolidated total assets of the Company and its Subsidiaries as of such date, in each case calculated in accordance with GAAP or (B) when combined with all other Subsidiaries that are not Material Subsidiaries pursuant to clause (A), in the aggregate for all such Subsidiaries, contributed (i) greater than ten percent (10%) of the consolidated revenues of the Company and its Subsidiaries for such period or (ii) greater than ten percent (10%) of consolidated total assets of the Company and its Subsidiaries as of such date, in each case calculated in accordance with GAAP.
“Maturity Date” means the Term Loan Maturity Date or the Revolving Maturity Date, as applicable, as the context may require; provided that, in each case, if such day is not a Business Day, the Maturity Date shall be the Business Day immediately succeeding such day.
“Maximum Rate” has the meaning set forth in Section 10.13.
“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Multiemployer Plan” means a “Multiemployer Plan” as defined in Section 4001(a)(3) of ERISA that is, or within the immediately preceding six years was, or was required to be, contributed to by either the Company or any member of the Controlled Group.
“Net Income” means, for any period, the net income (or loss) after taxes of the Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in accordance with GAAP.
“Non-Defaulting Revolving Lender” means, at any time, any Revolving Lender that is not a Defaulting Lender at such time.
“Non-Extending Lender” has the meaning set forth in Section 2.19(b).
“Notice Date” has the meaning set forth in Section 2.19(b).
“Obligations” means (a) the due and punctual payment by each Borrower of the principal of and premium, if any, and interest (including interest accruing, at the rate specified herein, during the pendency of any bankruptcy, insolvency, examinership, rescue process, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on all Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) the due and punctual payment by each Borrower of each payment required to be made by such Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of LC Disbursements, interest thereon (including interest accruing, at the rate specified herein, during the pendency of any bankruptcy, insolvency, examinership, rescue process, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral and (c) the due and punctual payment or performance by each Borrower of all other monetary obligations under this Agreement or any other Loan Document, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations accruing, at the rate specified herein or therein, or incurred during the pendency of any bankruptcy, insolvency, examinership, rescue process, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).
“Obligor” has the meaning set forth in Section 9.01.
“Octave Intelligence Finance Ltd” means Octave Intelligence Finance Ltd, a private limited company incorporated under the laws of England and Wales.
“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16(b)).
“Overnight Bank Funding Rate” means, for any day, (a) with respect to any amount denominated in US Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or the Issuing Banks, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent or the Issuing Banks, as the case may be, in accordance with banking industry rules on interbank compensation.
“Parent” means Hexagon AB, a Swedish public limited liability company with corporate registration number 556190-4771.
“Participant Register” has the meaning set forth in Section 10.04(c)(ii).
“Participants” has the meaning set forth in Section 10.04(c)(i).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Bond Hedge Transaction” means any call option or capped call option (or substantively equivalent derivative transaction) relating to or referencing the Company’s common stock (or other equity or equity-linked securities or property following a merger event, reclassification or other change of such common stock) purchased by the Company in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Company from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Company from the sale of such Convertible Indebtedness issued in connection with such Permitted Bond Hedge Transaction.
“Permitted Existing Indebtedness” means the Indebtedness of the Subsidiaries existing on the Effective Date and, to the extent any such Indebtedness has an individual principal amount in excess of $1,000,000, identified as such on Schedule 6.02.
“Permitted Existing Liens” means the Liens on assets of the Company and its Subsidiaries existing on the Effective Date and, to the extent any such Liens securing Indebtedness in an individual principal amount in excess of $1,000,000, identified as such on Schedule 6.01.

“Permitted Holder” means Sofia Schörling Högberg or Märta Schörling Andreen, any member of their respective families and/or any entity directly or indirectly controlled by Sofia Schörling Högberg and/or Märta Schörling Andreen and/or any member of their respective families and/or any trusts or estate planning vehicles established for the benefit of any of them; provided that “family” shall mean any of Sofia Schörling Högberg’s or Märta Schörling Andreen’s spouse, their mother, their respective children, grandchildren and spouse of any of them.
“Permitted Liens” means:
(a)    Liens with respect to the payment of taxes, assessments or governmental charges or levies which (i) are not yet due, (ii) are not yet delinquent for a period of more than 60 days, (iii)  are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP or (iv) would not, or for which the failure to pay would reasonably not be expected to, result in a Material Adverse Effect;
(b)    statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen, service providers or workmen and other similar Liens which (i) are (1) imposed by law, (2) created in the ordinary course of business and (3) for amounts not more than 60 days past due or which thereafter can be paid without penalty or which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP or (ii) would not, or for which the failure to pay would reasonably not be expected to, result in a Material Adverse Effect;
(c)    Liens arising with respect to zoning restrictions, easements, encroachments, Environmental Liens, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges, restrictions or encumbrances on the use of real property which do not materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries;
(d)    Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;
(e)    Liens arising from or upon any judgment or award; provided that no Default under Section 7.01(g) has occurred or is continuing at the time of incurrence thereof;
(f)    pledges, deposits and other Liens (i) to secure the performance of bids, trade contracts, leases, statutory obligations, surety bonds, appeal bonds, performance bonds and other obligations of a like nature (including letters of credit issued in favor of the issuer of any such bond) and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Company or any Subsidiary supporting obligations of the type set forth in clause (i) hereto;
(g)    leases or subleases and licenses and sublicenses granted to others in the ordinary course of business not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole, and any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or license;
(h)    deposits as security for contested taxes or contested import or customs duties;
(i)    Liens with respect to repurchase obligations in respect of Cash Equivalents of the type set forth in clauses (a) and (b) of the definition thereof;
(j)    customary Liens on insurance proceeds securing financed insurance premiums in the ordinary course of business;
(k)    Liens arising from Uniform Commercial Code filings (or similar filings under applicable Law) in respect of operating leases entered into by the Company and the Subsidiaries;
(l)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(m)    Liens on cash and Cash Equivalents deposited with a trustee or a similar Person to defease or to satisfy and discharge any Indebtedness;
(n)    Liens that are banker’s liens, contractual rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions;
“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to or referencing the Company’s common stock (or other equity or equity-linked securities or property following a merger event, reclassification or other change of such common stock) sold by the Company substantially concurrently with any purchase by the Company of a Permitted Bond Hedge Transaction.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means an employee benefit plan defined in Section 3(3) of ERISA, other than a Multiemployer Plan, in respect of which the Company or any member of the Controlled Group is, or within the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.
“Platform” has the meaning set forth in Section 10.01(d).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to it in Section 10.16.
“Qualified Institutions” has the meaning set forth in the definition of the term “Cash Equivalents”.
“Qualifying Jurisdiction” means (a) a member state of the European Union other than Ireland; or (b) not being such a member state, a jurisdiction with which Ireland has entered into an Irish Treaty that has the force of law; or (c) not being a territory referred to in (a) or (b), a jurisdiction with which Ireland has entered into an Irish Treaty which will come into force once the procedures set out in Section 826(1) TCA have been completed.
“Quotation Day” means with respect to Euro for any Interest Period, the day two TARGET Days before the first day of such Interest Period unless market practice differs in the European interbank market for the Euro, in which case the Quotation Day for Euro shall be determined by the Administrative Agent in accordance with market practice in the European interbank market (and if quotations would normally be given by leading banks in the European interbank market on more than one day, the Quotation Day shall be the last of those days).
“Receivables” means any of the Company’s and its Subsidiaries’ presently existing and hereafter arising or acquired accounts receivable, notes receivable and other rights to payment for goods sold or leased or for services rendered, whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security, guarantees, indemnities and warranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit, and any other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with securitization transactions involving accounts receivables.
“Receiving Finance Party” has the meaning set forth in Section 2.14(k)(ii).
“Recipient” means the Administrative Agent, any Lender, any Issuing Bank or any combination thereof (as the context requires).
“Register” has the meaning set forth in Section 10.04(b)(iv).
“Regulation U” means Regulation U of the Board of Governors.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Contaminants through or in the air, soil, surface water or groundwater.
“Relevant Rate” means with respect to any Loan or Borrowing denominated in (a) US Dollars, SOFR, (b) Sterling, SONIA, and (c) Euro, EURIBOR, as applicable.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Required Lenders” means, at any time, Lenders having Revolving Exposures, unused Commitments and Term Loans representing more than 50% of the sum of the Aggregate Revolving Exposure, the aggregate amount of the unused Commitments and the aggregate outstanding principal amount of all the Term Loans at such time.
“Rescindable Amount” has the meaning set forth in Section 2.04.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Resulting Revolving Borrowings” has the meaning set forth in Section 2.18(e).
“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.
“Revolving Borrowers” means the Company or any Borrowing Subsidiary.
“Revolving Borrowing” means any Borrowing comprised of Revolving Loans.
“Revolving Commitment” means, with respect to each Revolving Lender, the commitment, if any, of such Revolving Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Revolving Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06, (b) increased from time to time pursuant to Section 2.18 or (c) reduced or increased from time to time pursuant to assignments by or to such Revolving Lender pursuant to Section 10.04 (and, in the case of a Swingline Lender, its Revolving Commitment or that of its affiliate shall include such Swingline Lender’s Swingline Commitment). The initial amount of each Revolving Lender’s Revolving Commitment is set forth on Schedule 2.01 under the caption “Revolving Commitments”, or in the Assignment and Assumption or the Incremental Facility Agreement pursuant to which such Revolving Lender shall have assumed or provided its Revolving Commitment, as applicable. The initial aggregate amount of the Revolving Lenders’ Revolving Commitments is US$500,000,000.
“Revolving Commitment Fee” has the meaning set forth in Section 2.09(a).

“Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the sum of the US Dollar Equivalents of the principal amounts of such Lender’s Revolving Loans outstanding at such time, (b) such Lender’s LC Exposure at such time and (c) such Lender’s Swingline Exposure at such time.
“Revolving Facility” means the revolving credit facility provided for herein, including the Revolving Commitments, the Revolving Loans and participations in Letters of Credit and Swingline Loans.
“Revolving Lender” means a Lender with a Revolving Commitment or Revolving Exposure.
“Revolving Loan” means a Loan made pursuant to Section 2.01(c).
“Revolving Maturity Date” means the fifth anniversary of the Effective Date, or such later date to which the Revolving Commitments are extended in accordance with Section 2.19 hereof.
“S&P” means S&P Global Ratings, a Standard & Poor’s Financial Services LLC business.
“Sale-Leaseback Transaction” means any arrangement providing for the leasing by the Company or any Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Subsidiary to a third Person that is not an Affiliate of the Company or its Subsidiaries in contemplation of such leasing.
“Sanctioned Country” means, at any time, a country, region or territory that itself is the subject or target of comprehensive economic and trade Sanctions, including, as of the date hereof, the Crimea region, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the non-government controlled areas of Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran and North Korea.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State or by the United Nations Security Council, the European Union, any European Union member state or the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any Person or Persons described in the preceding clauses (a) and (b), or (d) any Person that is otherwise the Target of Sanctions.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union, any European Union member state or the United Kingdom, or (c) any other relevant sanctions authority with jurisdiction over a Loan Party.
“Scheduled Unavailability Date” has the meaning set forth in Section 2.11(b)(ii).

“Screen Rate” means in respect of the EURIBO Rate for any Interest Period, the rate per annum equal to the Euro Interbank Offered Rate, as set forth on the Reuters screen page that displays such rate (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion); provided that if any Screen Rate, determined as provided above, would be less than zero, such Screen Rate shall for all purposes of this Agreement be zero.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the United States Securities Act of 1933.
“Securitization Subsidiary” means any Subsidiary that is a special purpose entity formed for the purpose of engaging in activities in connection with Securitization Transactions; provided that such Subsidiary (a) does not own any significant assets other than Receivables, Equity Interests in any other Securitization Subsidiary and assets relating to its existence and (b) conducts no business activities other than (i) in connection with Securitization Transactions and activities incidental thereto and (ii) activities incidental to the maintenance of its existence and compliance with applicable laws and legal, tax and accounting matters related thereto.
“Securitization Transaction” means any transfer by the Company or any Subsidiary of Receivables or interests therein to a trust, partnership, corporation, limited liability company or other entity, which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or a successor transferee of Indebtedness or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Receivables or interests therein. The “amount” or “principal amount” of any Securitization Transaction shall be deemed at any time to be the aggregate principal or stated amount of the Indebtedness or other securities referred to in the first sentence of this definition or, if there shall be no such principal or stated amount, the uncollected amount of the Receivables or interests therein transferred pursuant to such Securitization Transaction, net of any Receivables or interests therein that have been written off as uncollectible.
“Single Employer Plan” means a “single-employer plan” as defined in Section 4001(a)(15) of ERISA which is a Benefit Plan maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).
“SOFR Administrator” means the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other Person acting as the SOFR Administrator at such time.

“SONIA” means, with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on the fifth Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided however that if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto; provided, further, that if SONIA determined in accordance with the foregoing provision of this definition would otherwise be less than zero, SONIA shall be deemed zero for purposes of this Agreement. Any change in SONIA shall be effective from and including the date of such change without further notice.
“SONIA Loan” means any Loan that bears interest at a rate based on the definition of SONIA.
“Specified Time” means (a) with respect to the Term SOFR, 11:00 a.m., New York time, and (b) with respect to the EURIBO Rate, 11:00 a.m., Frankfurt time.
“Spin Form 10” means the Form 10 filed by the Company with the SEC pursuant to the Exchange Act (including the information statement and the other exhibits filed therewith) relating to the Spin-Off , as it may be amended or supplemented from time to time after the original filing thereof and prior to the Spin-Off.
“Spin-Off” means the distribution of the Company’s ordinary shares on a pro rata basis to the holders of the Parent’s shares as of the applicable record date, consummated in accordance with the Distribution Agreement, as described in the Spin Form 10.
“Spin-Off Effective Date” means the date on which the Distribution Date (as defined in the Spin Form 10) occurs with respect to the Spin-Off.
“Sterling” or “₤” means the lawful currency of the United Kingdom.
“subsidiary” of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its subsidiaries or by such Person and one or more of its subsidiaries, or (b) any partnership, association, limited liability company or other Person more than 50% of the ownership interests having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its subsidiaries or by such Person and one or more of its subsidiaries or (c) in respect of an Irish Loan Party, a “subsidiary” within the meaning of Section 7 of the Irish Companies Act.
“Supplier” has the meaning set forth in Section 2.14(k)(ii).
“Subsidiary” means any subsidiary of the Company.
“Successor Rate” has the meaning set forth in Section 2.11(b).
“Subject Party” has the meaning set forth in Section 2.14(k)(ii).

“Supported QFC” has the meaning assigned to it in Section 10.16.
“Swingline Borrowers” means, collectively, Intergraph Corporation and Octave Intelligence Finance Ltd and each, a “Swingline Borrower”.
“Swingline Borrowing Request” means a request by or on behalf of a Swingline Borrower for a Swingline Loan in accordance with Section 2.21, which shall be in the form of Exhibit H or any other form approved by the Swingline Lender, the Administrative Agent and the Company.
“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time, adjusted to give effect to any reallocation under Section 2.17(c) of the Swingline Exposures of Defaulting Lenders in effect at such time.
“Swingline Commitment” means as to any Lender (a) the amount set forth opposite such Lender’s name on Schedule 2.01 hereof or (b) if such Lender has entered into an Assignment and Assumption or has otherwise assumed a Swing Line Commitment after the Closing Date, the amount set forth for such Lender as its Swing Line Commitment in the Register maintained by the Administrative Agent pursuant to Section 10.06(b).
“Swingline Lender” means Bank of America (through itself or through one of its designated Affiliates or branch offices) or any successor swingline lender hereunder.
“Swingline Loan” means a loan made by a Swingline Lender pursuant to Section 2.01(c).
“Swingline Sublimit” means an amount equal to the lesser of (a) US$50,000,000 and (b) the Aggregate Revolving Commitments of the Swingline Lender. The Swingline Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.
“Syndication Agents” means, collectively, BNP Paribas Securities Corp., Deutsche Bank Luxembourg S.A., Nordea Bank Abp, filial i Sverige and Skandinaviska Enskilda Banken AB.
“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.
“TARGET Day” means any day on which T2 is open for the settlement of payments in Euros.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.
“TCA” means the Taxes Consolidation Act 1997 of Ireland.

“Term Commitment” means a Dollar Tranche Term Commitment, a Euro Tranche Term Commitment or a Term Commitment of any other Class established pursuant to Section 2.18.
“Term Facilities” means, collectively, the Dollar Tranche Term Facility and the Euro Tranche Term Facility (each, a “Term Facility”).”
“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.
“Term Loans” has the meaning set forth in Section 2.01.
“Term Loan Availability Period” means the period from and including the Effective Date to and including the date of termination of the Term Commitments in full pursuant to Section 2.06 (after giving effect to any borrowings on such date); provided that, for the avoidance of doubt, in no event shall the Term Loan Availability Period extend beyond the Early Termination Date (if the Early Termination Date occurs).
“Term Loan Borrowers” means (a) with respect to the Dollar Tranche Term Loans, Intergraph Corporation, a Delaware corporation (the “USD Term Borrower”) and (b) with respect to the Euro Tranche Term Loans, Octave Intelligence Finance Ltd, a private limited company incorporated under the laws of England and Wales (the “EUR Term Borrower”).
“Term Loan Maturity Date” means (a) with respect to the Dollar Tranche Term Loans, the date that is four years after the Closing Date and (b) with respect to the Euro Tranche Term Loan, the date that is four years after the Closing Date.
“Term SOFR” means: (a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and (b) for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; provided, further, that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.
“Term SOFR Loan”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate based on clause (a) of the definition of Term SOFR.
“Term SOFR Replacement Date” has the meaning set forth in Section 2.11(b).

“Term SOFR Scheduled Unavailability Date” has the meaning set forth in Section 2.11(b)(ii).
“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).
“Term SOFR Successor Rate” has the meaning set forth in Section 2.11(b).
“Termination Event” means (a) a Reportable Event with respect to a Benefit Plan, (b) the withdrawal of the Company or any member of the Controlled Group from a Benefit Plan during a plan year in which the Company or such Controlled Group member was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of 20% of Benefit Plan participants who are employees of the Company or any member of the Controlled Group, (c) the imposition of an obligation on the Company or any member of the Controlled Group under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA, (d) the institution by the PBGC or any similar foreign governmental authority of proceedings to terminate a Benefit Plan, (e) any event or condition which constitutes grounds under Section 4042 of ERISA which are reasonably likely to lead to the termination of, or the appointment of a trustee to administer, any Benefit Plan, or (f) the partial or complete withdrawal of the Company or any member of the Controlled Group from a Multiemployer Plan.
“Ticking Fee” shall have the meaning ascribed thereto in Section 2.09(b).
“Total Indebtedness” means, without duplication, on a consolidated basis in accordance with GAAP, (a) the principal amount of all Indebtedness of the Company or any Subsidiary referred to in clauses (a), (d), (e), and (g) (excluding contingent reimbursement obligations in respect of undrawn letters of credit) of the definition of such term and (b) the principal amount of all Indebtedness of any Person referred to in clauses (a), (d), (e), and (g) (excluding contingent reimbursement obligations in respect of undrawn letters of credit) of the definition of such term in respect of which the Company or any Subsidiary has a contingent obligation; provided that, for purposes of determining Total Indebtedness, at any time after the definitive agreement for any Material Acquisition shall have been executed, any Acquisition Indebtedness with respect to such Material Acquisition shall, unless such Material Acquisition shall have been consummated, be disregarded.
“Tranche” (a) when used with reference to Loans, refers to whether such Loans are Dollar Tranche Term Loans or Euro Tranche Term Loans, (b) when used with reference to Lenders, refers to whether such Lenders are Dollar Tranche Term Lenders or Euro Tranche Term Lenders, (c) when used with reference to Commitments, refers to whether such Commitments are Dollar Tranche Term Commitments or Euro Tranche Term Commitments and (d) when used with reference to Term Facilities, refers to whether such Term Facilities are the Dollar Tranche Term Loan Facility or the Euro Tranche Term Loan Facility.

“Transactions” means (a) the execution, delivery and performance by the Loan Parties of the Loan Documents, the borrowing of Loans and the issuance of Letters of Credit, (b) the payment of fees and expenses in connection with the foregoing and (c) the completion of the Spin-Off.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR, SONIA, the EURIBO Rate or the Alternate Base Rate.
“UK Borrower” means each Borrower incorporated under the laws of England and Wales.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain Affiliates of such credit institutions or investment firms.
“UK Non-Bank Lender” means, with respect to an advance to a UK Borrower, a Lender that is beneficially entitled to interest payable to that Lender under a Loan Document and is: (a) a company resident in the UK for UK tax purposes; (b) a partnership each member of which is (A) a company resident in the UK for UK tax purposes, or (B) a company not resident in the UK for UK tax purposes which carries on a trade in the UK through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of a Loan Document that falls to it by reason of Part 17 of the CTA; or (c) a company not resident in the UK for UK tax purposes which carries on a trade in the UK through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any interest payable to it in respect of a Loan Document.
“UK Qualifying Lender” means, with respect to an advance to a UK Borrower: (a) a Lender which is beneficially entitled to interest payable to that Lender under a Loan Document and is: (A) a Lender: (i) which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Loan Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or (ii) in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or (B) a Lender which is: (i) a company resident in the United Kingdom for United Kingdom tax purposes; (ii) a partnership each member of which is: (I) a company so resident in the United Kingdom; or (II) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of

Part 17 of the CTA; or (iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or (C) a UK Treaty Lender; or (b) a Lender which is a building society (as defined for the purposes of section 880 of the ITA) making an advance under a Loan Document.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“UK Tax Confirmation” means a confirmation by a Lender that it is beneficially entitled to interest payable to that Lender in respect of a Loan Document and is either (a) a company resident in the United Kingdom for United Kingdom tax purposes; (b) a partnership each member of which is: (A) a company so resident in the United Kingdom; (B) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.
“UK Treaty” has the meaning specified in the definition of “UK Treaty State”.
“UK Treaty Lender” means, with respect to an advance to a UK Borrower, a Lender which: (a) is treated as a resident of a UK Treaty State for the purposes of a UK Treaty; (b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender's participation in the Loan is effectively connected; and (c) fulfils any conditions which must be fulfilled under the relevant UK Treaty and under domestic law for residents of such UK Treaty State to obtain full exemption from Tax imposed by the United Kingdom on interest, including the completion of procedural formalities (provided that where a Lender has confirmed its HMRC DTTP Scheme reference number and jurisdiction of tax residence in accordance with Section 2.14(g) at least 30 days prior to the next Interest Payment Date, such procedural formalities shall be deemed to be completed), provided that references to “UK Treaty Lender” in the definitions of “Borrower DTTP Filing” and “Excluded UK Taxes”, Section 2.14(g) and the Form of Assignment and Assumption shall include a Lender that would be a UK Treaty Lender had that Lender completed all necessary procedural formalities.
“UK Treaty State” means a jurisdiction having a double taxation agreement (a “UK Treaty”) with the United Kingdom which has entered into force and which makes provision for full exemption from Tax imposed by the United Kingdom on interest.
“Unfunded Liabilities” means (a) in the case of Single Employer Plans, the amount (if any) by which the aggregate accumulated benefit obligations exceeds the aggregate fair market value of assets of all Single Employer Plans as of the most recent measurement date for which actuarial valuations have been completed and certified to the Company, all as determined under Accounting Standards Codification Topic 715, using the methods and assumptions used by the Company for financial accounting purposes and (b) in the case of Multiemployer Plans, the Withdrawal Liability that would be incurred by the Controlled Group if all members of the Controlled Group completely withdrew from all Multiemployer Plans.
“Unrestricted Cash” means, as of any date of determination, cash and Cash Equivalents owned on such date by the Company and its Subsidiaries, as reflected on a consolidated balance sheet of the Company prepared as of such date in accordance with GAAP; provided that (a) such cash and Cash Equivalents do not appear (and in accordance with GAAP would not be required to appear) as “restricted” on such consolidated balance sheet and (b) for so long as any Acquisition Indebtedness is disregarded for purposes of determining Total Indebtedness in accordance with the definition of such term, all proceeds of such Acquisition Indebtedness shall be disregarded for purposes of determining Unrestricted Cash.
“USD Term Borrower” has the meaning assigned to such term in the definition of “Term Loan Borrowers”.
“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in any Alternative Currency , the equivalent in US Dollars of such amount, determined by the Administrative Agent using the Exchange Rate, with respect to such Alternative Currency in effect for such amount on such date. The US Dollar Equivalent at any time of the amount of any Letter of Credit or Revolving Loan denominated in any currency other than US Dollars shall be the amount most recently determined as provided in Section 1.05.
“US Dollars” or “US$” refers to lawful money of the United States of America.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“US Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” has the meaning assigned to it in Section 10.16.
“US Tax Compliance Certificate” has the meaning set forth in Section 2.14(f)(ii)(B)(3).
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
“VAT” means (a) any tax imposed in any member state of the European Union pursuant to EC Council Directive 2006/112 on the common system of value added tax and national legislation implementing that Directive, including VATCA, or any predecessor to it or supplemental to that Directive and (b) any other goods, sales, use or turnover tax of a similar nature, whether imposed in a member state of the European Union in or, or levied in addition to, such tax referred to in the immediately preceding clause (a) or imposed elsewhere, including any tax imposed pursuant to the VATA.
“VATA” means the United Kingdom Value Added Tax Act 1994.
“VATCA” means Value-Added Tax Consolidation Act 2010 of Ireland.
“wholly owned”, when used in reference to a subsidiary of any Person, means that all the Equity Interests in such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly owned subsidiary of such Person or any combination thereof.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such term is defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of such Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02    Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan” or “Revolving Borrowing”) or by Type (e.g., a “Term SOFR Loan” or “Term SOFR Borrowing”) or by Class and Type (e.g., a “Term SOFR Revolving Loan” or “Term SOFR Revolving Borrowing”).
Section 1.03    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Except as otherwise provided herein and unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified, and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.
Section 1.04    Accounting Terms; GAAP; Pro Forma Calculations. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with GAAP as in effect from time to time; provided that (a) if the Company, by notice to the Administrative Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or the Required Lenders, by notice to the Company, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (b) notwithstanding any other provision contained herein, other than for purposes of Sections 3.04, 5.01(a) and 5.01(b), all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (i) without giving effect to (x) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) to value any Indebtedness at “fair value”, as defined therein, or (y) any other accounting principle that results in any Indebtedness being reflected on a balance sheet at an amount less than the stated principal amount thereof, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, and (iii) without giving effect to any change in accounting for leases resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842), to the extent any lease (or similar arrangement conveying the right to use) would be required to be treated as a capital or finance lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2016.
(b)    All pro forma computations required to be made hereunder giving effect to any Acquisition or Disposition, in each case, in excess of US$5,000,000 shall be calculated after giving pro forma effect thereto (and, in the case of any pro forma computations made hereunder to determine whether such Acquisition or Disposition is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the financial statements referred to in Section 3.04), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act, to the extent relevant. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness if such Hedging Agreement has a remaining term in excess of 12 months).
Section 1.05    Currency Translation. The Administrative Agent shall determine the US Dollar Equivalent of any Borrowing denominated in an Alternative Currency two Business Days prior to the initial Interest Period therefor and as of the date two Business Days prior to the commencement of each subsequent Interest Period therefor, in each case using the Exchange Rate for such currency in relation to US Dollars in effect on the date of determination, and each such amount shall, except as provided in the penultimate sentence of this Section, be the US Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this sentence. The Administrative Agent may also determine the US Dollar Equivalent of any Borrowing denominated in an Alternative Currency as of such other dates as the Administrative Agent shall select in its discretion, in each case using the Exchange Rate in effect on the date of determination, and each such amount shall be the US Dollar Equivalent of such Borrowing or such Letter of Credit until the next calculation thereof pursuant to this Section. The Administrative Agent shall notify the Company and the Revolving Lenders of each determination of the US Dollar Equivalent of each Borrowing denominated in an Alternative Currency.
Section 1.06    Interest Rates; Licensing. (a) The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “SOFR”, “SONIA”, “EURIBO Rate” or with respect to any rate (including the selection  of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Company. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Company, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.
(b)    By agreeing to make Loans under this Agreement, each Lender is confirming it has all licenses, permits and approvals necessary for use of the reference rates referred to herein as provided for in this Agreement and it will comply with, preserve, renew and keep in full force and effect such licenses, permits and approvals for use of such rates under this Agreement.
Section 1.07    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
Section 1.08    Irish Terms. In each Loan Document, where it relates to a Person incorporated, organized or having its center of main interests in Ireland: (a) a reference to a Person admitting an inability to pay its debts and liabilities or being “insolvent” includes that Person being unable to pay its debts within the meaning of Sections 509(3) and 570 of the Irish Companies Act; (b) a reference to a composition, compromise, assignment or arrangement with any creditor, winding up, administration, insolvency or dissolution includes, without limitation, the appointment of an examiner (as defined in Section 2 of the Irish Companies Act), examination, any procedure or process referred to in Part 11 of the Irish Companies Act, and any other similar proceedings affecting the rights of creditors generally under Irish law, and shall be construed so as to include any equivalent or analogous proceedings; (c) “examiner” means an examiner or interim examiner appointed pursuant to Section 509 of the Irish Companies Act and “examinership” shall be construed accordingly; and (d) “process adviser” has the meaning given to that term in Section 558A of the Irish Companies Act and “rescue process” shall be construed accordingly.

ARTICLE II
The Credits
Section 2.01    Commitments. Subject to the applicable terms and conditions set forth herein, (a) each Dollar Tranche Term Lender with a Dollar Tranche Term Commitment agrees to make a Loan under the Dollar Tranche Term Loan Facility (each such loan, a “Dollar Tranche Term Loan”) denominated in US Dollars to the USD Term Borrower in a single drawing on the Closing Date, pro rata in accordance with its Dollar Tranche Term Commitment, and in an amount not to exceed such Lender’s Dollar Tranche Term Commitment, (b) each Euro Tranche Term Lender with a Euro Tranche Term Commitment agrees to make a Loan under the Euro Tranche Term Loan Facility (each such loan, an “Euro Tranche Term Loan” and, together with the Dollar Tranche Term Loan, the “Term Loans”) denominated in Euro to the EUR Term Borrower in a single drawing on the Closing Date, pro rata in accordance with its Euro Tranche Term Commitment, and in an amount not to exceed such Lender’s Euro Tranche Term Commitment and (c) each Lender with a Revolving Commitment agrees to make a Revolving Loan denominated in US Dollars or Alternative Currencies to any Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in any Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or the Aggregate Revolving Exposure exceeding the Aggregate Revolving Commitment.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.
Section 2.02    Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class, Type and currency made by the Lenders to the same Borrower ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)    Subject to Section 2.11, (i) each Revolving Borrowing and each Term Borrowing denominated in US Dollars shall be comprised entirely of ABR Loans (solely to the extent such Borrowing is made to a Borrower that is a Domestic Subsidiary) or Term SOFR Loans as the applicable Borrower may request in accordance herewith, (ii) each Revolving Borrowing and each Term Borrowing denominated in Euros shall be comprised entirely of EURIBOR Loans and (iii) each Revolving Borrowing denominated in Sterling shall be comprised entirely of SONIA Loans. Each Swingline Loan shall be denominated in US Dollars and shall be an ABR Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    At the commencement of each Interest Period for any Term SOFR Borrowing or EURIBOR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a

Term SOFR Borrowing or EURIBOR Borrowing that results from a continuation of an outstanding Term SOFR Borrowing or EURIBOR Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.20(f). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 12 (or such greater number as may be agreed to by the Administrative Agent) Term SOFR Borrowings and EURIBOR Borrowings outstanding.
(d)    Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert to or continue, any Term SOFR Borrowing or EURIBOR Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date.
(e)    With respect to SOFR, Term SOFR, SONIA, or EURIBOR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.
Section 2.03    Requests for Borrowings. To request a Revolving Borrowing or a Term Borrowing, the applicable Borrower (or the Company on its behalf) shall submit a Borrowing Request, signed by its Authorized Officer, to the Administrative Agent (a) in the case of a Term SOFR Borrowing denominated in US Dollars, not later than 11:00 a.m., Local Time, two Business Days before the date of the proposed Borrowing, (b) in the case of SONIA Borrowing, a EURIBOR Borrowing or any other Borrowing denominated in an Alternative Currency, not later than 11:00 a.m., Local Time, five Business Days before the date of the proposed Borrowing or (c) in the case of an ABR Borrowing, not later than 8:00 a.m., Local Time, on the day of the proposed Borrowing (or, in the case of any ABR Term Borrowing, such later time on such day as may be agreed to in writing by the Administrative Agent). Each such Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:
(i)    the name of the applicable Borrower;
(ii)    the Class of such Borrowing;
(iii)    the currency and principal amount of such Borrowing;
(iv)    the date of such Borrowing, which shall be a Business Day;

(v)    the Type of such Borrowing;
(vi)    in the case of a Term SOFR Borrowing or a EURIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;
(vii)    the location and number of the account of the applicable Borrower to which funds are to be disbursed (or such other account as may be designated by (or by the Company on behalf of) the applicable Borrower) or, in the case of any ABR Revolving Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.20(f), the identity of the Issuing Bank that made such LC Disbursement; and
(viii)    in the case of a Borrowing by a Foreign Borrowing Subsidiary, the jurisdiction from which payments of the principal and interest on such Borrowing will be made.
If no currency is specified with respect to any requested Borrowing, then the applicable Borrower shall be deemed to have selected US Dollars. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be (A) in the case of a Borrowing denominated in US Dollars and made to a Borrower that is a Domestic Subsidiary, an ABR Borrowing, (B) in the case of Borrowing denominated in Sterling, a SONIA Borrowing and (C) in the case of a Borrowing denominated in Euros, a EURIBOR Borrowing. If no Interest Period is specified with respect to any requested Term SOFR Borrowing or EURIBOR Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Section 2.04    Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 12:00 p.m., Local Time to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the applicable Borrower by promptly remitting the amounts so received, in like funds, to the account designated in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.20(f) shall be remitted by the Administrative Agent to the applicable Issuing Bank specified in the applicable Borrowing Request.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree, without duplication, to pay to the Administrative

Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, (A) if denominated in US Dollars, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) if denominated in an Alternative Currency, a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of a payment to be made by such Borrower, (A) if denominated in US Dollars, the interest rate applicable to ABR Loans and (B) if denominated in an Alternative Currency, the interest rate applicable to the subject Loan pursuant hereto. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any such payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. A notice of the Administrative Agent to any Lender or the applicable Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.
With respect to any payment that the Administrative Agent makes for the account of the Lenders or any Issuing Bank hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the applicable Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the applicable Borrower (whether or not then owed); or (3) the Administrative agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the applicable Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Section 2.05    Interest Elections. (a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type and, in the case of a Term SOFR Borrowing or a EURIBOR Borrowing, shall have an initial Interest Period as specified in the applicable Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the applicable Borrower (or the Company on its behalf) may elect to convert such Borrowing (if such Borrowing is denominated in US Dollars and, in the case of a Revolving Borrowing, made to the Company or a Domestic Borrowing Subsidiary) to a Borrowing of a different Type or to continue such Borrowing and, in the case of a Term SOFR Borrowing or a EURIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding any other provision of this Section, no Borrower shall be permitted to change the currency of any Borrowing or elect an Interest Period for a Term SOFR Borrowing or a EURIBOR Borrowing that does not comply with Section 2.02(d).
(b)    To make an election pursuant to this Section, the applicable Borrower (or the Company on its behalf) shall submit an Interest Election Request, signed by its Authorized Officer, to the Administrative Agent by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type and in the currency resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:
(i)    the name of the applicable Borrower, the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    the Type of the resulting Borrowing; and
(iv)    if the resulting Borrowing is to be a Term SOFR Borrowing or a EURIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Term SOFR Borrowing or a EURIBOR Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(c)    Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(d)    If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Term SOFR Borrowing or a EURIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Term SOFR Borrowing denominated in US Dollars (if such Borrowing is made to a Revolving Borrower that is a Domestic Subsidiary), such Borrowing shall be converted to an ABR Revolving Borrowing and (ii) in the case of any EURIBOR Borrowing, such Borrowing shall be continued as a Borrowing of the applicable Type for an Interest Period of one month.

(e)    Notwithstanding any contrary provision hereof, if an Event of Default under clause (e) or (f) of Section 7.01 has occurred and is continuing with respect to any Borrower, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of a Majority in Interest of Lenders of any Class, has notified the Company of the election to give effect to this sentence on account of such other Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) no outstanding Borrowing of such Class denominated in US Dollars may be converted to or continued as a Term SOFR Borrowing, (ii) unless repaid, each Term SOFR Borrowing of such Class denominated in US Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) unless repaid, each EURIBOR Borrowing shall be continued as a EURIBOR Borrowing with an Interest Period of one month’s duration.
(f)    Notwithstanding anything herein to the contrary, ABR Loans may be made only to a Borrower that is a Domestic Subsidiary.
Section 2.06    Termination and Reduction of Commitments. (a) Unless previously terminated, (i) the Term Commitment of each Term Lender shall automatically terminate on the earlier of (A) immediately after the making of the Term Loan by such Term Lender on the Closing Date and (B) the Early Termination Date and (ii) the Revolving Commitments shall automatically terminate on the earlier of (A) the Revolving Maturity Date and (B) the Early Termination Date.
(b)    The Company may at any time terminate, or from time to time permanently reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum (or, if less, the remaining Commitments) and (ii) the Company shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.08, (A) the Aggregate Revolving Exposure would exceed the Aggregate Revolving Commitment or (B) the Revolving Exposure of any Revolving Lender would exceed its Revolving Commitment.
(c)    The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Commitments under paragraph (b) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
Section 2.07    Repayment of Loans; Evidence of Debt. (a) Each applicable Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the applicable Lenders as follows: (i) each Revolving Borrower shall repay to the Administrative Agent for the account of each Revolving Lender on the Revolving Maturity Date the then unpaid principal amount of each Revolving Loan made by such Revolving Lender to such Revolving Borrower, (ii) the USD Term Borrower shall repay to the Administrative Agent for the account of each Dollar Tranche Term Lender on the Term Loan Maturity Date the aggregate principal amount of the Dollar Tranche Term Loans owing to such Dollar Tranche Term Lender on such date and (iii) the EUR Term Borrower shall repay to the Administrative Agent for the account of each Euro Tranche Term Lender on the Term Loan Maturity Date the aggregate principal amount of the Euro Tranche Term Loans owing to such Euro Tranche Term Lender on such date. Principal on any Loan that is denominated in (A) US Dollars shall be repaid in US Dollars, (B) euros shall be repaid in euros and (C) any other Alternative Currency shall be repaid in such Alternative Currency.
(b)    The records maintained by the Administrative Agent and the Lenders shall (in the case of the Lenders, to the extent they are not inconsistent with the records maintained by the Administrative Agent pursuant to Section 10.04(b)(iv)) be, in the absence of manifest error, prima facie evidence of the existence and amounts of the obligations of the Borrowers in respect of the Loans, LC Disbursements, interest and fees due or accrued hereunder; provided that the failure of the Administrative Agent or any Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Borrowers to pay any amounts due hereunder in accordance with the terms of this Agreement.
(c)    Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, each applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.
Section 2.08    Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject to the requirements of this Section.
(b)    If, on any date, the Aggregate Revolving Exposure shall exceed the Aggregate Revolving Commitment, then (i) on the last day of any Interest Period for any Term SOFR Revolving Borrowing or EURIBOR Revolving Borrowing and (ii) on any other day on which any ABR Revolving Borrowing is outstanding, the applicable Borrowers shall prepay Revolving Loans in an aggregate amount equal to the lesser of (A) the amount necessary to eliminate such excess (after giving effect to any other prepayment of Revolving Loans on such day) and (B) the amount of the applicable Revolving Borrowings referred to in clause (i) or (ii). If, on any date, the Aggregate Revolving Exposure shall exceed 105% of the Aggregate Revolving Commitment, then the applicable Borrowers shall, not later than the next Business Day, prepay one or more Revolving Borrowings (and, if no Revolving Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.20(m)) in an aggregate amount equal to the lesser of (1) the amount necessary to eliminate such excess and (2) the Aggregate Revolving Exposure.
(c)    The applicable Borrower (or the Company on its behalf) shall notify the Administrative Agent by telephone (confirmed, with a copy to the Administrative Agent, by hand delivery or facsimile) or in writing of any optional prepayment hereunder (i) in the case of prepayment of a Term SOFR Borrowing denominated in US Dollars, not later than 11:00 a.m., Local Time, three Business Days before the date of prepayment, (ii) in the case of a SONIA Borrowing, a EURIBOR Borrowing or any Borrowing denominated in an Alternative Currency, not later than 11:00 a.m., Local Time, four Business Days before the date of such prepayment and (iii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Local Time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the Borrowing or Borrowings to be prepaid and the principal amount of each such Borrowing or portion thereof to be prepaid; provided that if a notice of optional prepayment of any Borrowing is conditioned upon the occurrence of one or more events specified therein, in which case such notice of prepayment may be revoked (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type and currency as provided in Section 2.02 (or, if less, the outstanding principal amount of the Loans). Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.
Section 2.09    Fees. (a) The Company agrees to pay to the Administrative Agent, in US Dollars, for the account of each Revolving Lender a commitment fee (the “Revolving Commitment Fee”), which shall accrue at the Applicable Rate on the actual daily amount by which the aggregate Revolving Commitments exceed the sum of (i) the aggregate outstanding principal amount of Revolving Loans and (ii) the aggregate LC Exposure, during the period from and including the date that is 90 days following the Effective Date to but excluding the date on which such Revolving Commitment terminates. For the avoidance of doubt, Swingline Exposure shall not be counted towards or considered usage of the Revolving Commitments for purposes of determining the Revolving Commitment Fee. Revolving Commitment Fees accrued through and including the last day of March, June, September and December of each year shall be made payable in arrears on the fifteenth day after such last day (or if not a Business Day, the following Business Day), commencing on the first such payment date to occur after the date that is 90 days following the Effective Date, and accrued Revolving Commitment Fees shall also be payable in arrears on the date on which the Revolving Commitments terminate. All Revolving Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)    The Company agrees to pay to the Administrative Agent, in US Dollars with respect to the Dollar Tranche Term Loan and in euros with respect to the Euro Tranche Term Loan, for the account of each Term Lender, a ticking fee (the “Ticking Fee”), which shall accrue at the Applicable Rate on the daily maximum aggregate amount of the undrawn commitments in respect of the Term Facilities of such Term Lender, accruing during the period (such period, the “Ticking Fee Accrual Period”) from (i) the 90th day following the Effective Date to but excluding (ii) the earlier of (A) the Closing Date and (B) the date of termination of the Term Commitments, earned and due and payable in full on the last business day of the Ticking Fee Accrual Period.
(c)    The Company agrees to pay (i) to the Administrative Agent, in US Dollars, for the account of each Revolving Lender a participation fee (the “Letter of Credit Fee”) with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Term SOFR Revolving Loans on the average daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, in US Dollars, which shall accrue at 0.125% per annum on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any such LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the fifteenth day after such last day (or if not a Business Day, the next following Business Day) following such day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(d)    The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent (including pursuant to the Fee Letters).
(e)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of the Revolving Commitment Fee and the Letter of Credit participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.
Section 2.10    Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)    The Loans comprising each Term SOFR Borrowing shall bear interest at Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)    The Loans comprising each SONIA Borrowing shall bear interest at the rate per annum equal to SONIA pursuant to the definition thereof plus the Applicable Rate.
(d)    The Loans comprising each EURIBOR Borrowing shall bear interest at the EURIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(e)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of or interest on any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section, (ii) in the case of overdue fees with respect to any Commitment, 2.00% per annum plus the rate applicable to ABR Loans, as provided in paragraph (a) of this Section, or (iii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Revolving Loans, as provided in paragraph (a) of this Section.
(f)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of a Revolving Loan or a Swingline Loan, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (e) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion or continuation of any Term SOFR Loan or EURIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion or continuation. All interest shall be payable in the currency in which the applicable Loan is denominated.
(g)    All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to SONIA and (ii) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the “prime rate” shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, SONIA, Term SOFR or EURIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
Section 2.11    Alternate Rate of Interest. (a) If in connection with any request for a Term SOFR Borrowing, SONIA Borrowing or a EURIBOR Borrowing or a conversion of ABR Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate for the Relevant Rate for the applicable Agreed Currency has been determined in accordance with Section 2.11(b) and the circumstances under clause (i) of

Section 2.11(b) or the Scheduled Unavailability Date, or the Term SOFR Scheduled Unavailability Date, has occurred with respect to such Relevant Rate (as applicable), or (B) adequate and reasonable means do not otherwise exist for determining the Relevant Rate for the applicable Agreed Currency for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed Term SOFR Loan or an Alternative Currency Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that the Relevant Rate with respect to a proposed Loan denominated in an Agreed Currency for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender.
Thereafter, (x) the obligation of the Lenders to make or maintain Loans in the affected currencies, as applicable, or to convert ABR Loans to Term SOFR Loans, shall be suspended in each case to the extent of the affected Alternative Currency Loans or Interest Period or determination date(s), as applicable, and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Alternate Base Rate, the utilization of the Term SOFR component in determining the Alternate Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 2.11(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.
Upon receipt of such notice, (i) the Borrowers may revoke any pending request for a Borrowing of, or conversion to Term SOFR Loans, or Borrowing of, or continuation of Alternative Currency Loans to the extent of the affected Alternative Currency Loans or Interest Period or determination date(s), as applicable or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans denominated in US Dollars in the US Dollar Equivalent of the amount specified therein and (ii) (A) any outstanding Term SOFR Loans shall be deemed to have been converted to ABR Loans immediately and (B) any outstanding affected Alternative Currency Loans, at the Company’s election, shall either (1) be converted into a Borrowing of ABR Loans denominated in US Dollars in the US Dollar Equivalent of the amount of such outstanding Alternative Currency Loan immediately, in the case of an SONIA Loan or at the end of the applicable Interest Period, in the case of an EURIBOR Loan or (2) be prepaid in full immediately, in the case of a SONIA Loan, or at the end of the applicable Interest Period, in the case of an EURIBOR Loan; provided that if no election is made by the Company (x) in the case of SONIA Loan, by the date that is three Business Days after receipt by the Company of such notice or (y) in the case of an EURIBOR Loan, by the last day of the current Interest Period for the applicable EURIBOR Loan, the Company shall be deemed to have elected clause (1) above.
(b)    Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Company or Required Lenders notify the Administrative Agent

(with, in the case of the Required Lenders, a copy to the Company) that the Company or Required Lenders (as applicable) have determined, that:
(i)    (x) with respect to Loans denominated in US Dollars, adequate and reasonable means do not exist for ascertaining one month, three month or six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary and (y) with respect to Loans denominated in any other Agreed Currency, adequate and reasonable means do not exist for ascertaining the Relevant Rate for such Agreed Currency because none of the tenors of such Relevant Rate (including any forward-looking term rate thereof) is available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)    (x) with respect to Loans denominated in US Dollars, CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of US Dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is reasonably satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Term SOFR Scheduled Unavailability Date”) and (y) with respect to Loans denominated in any other Agreed Currency, the Applicable Authority has made a public statement identifying a specific date after which all tenors of the Relevant Rate for such Agreed Currency (including any forward-looking term rate thereof) shall or will no longer be representative or made available, or used for determining the interest rate of loans denominated in such Agreed Currency, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate for such Agreed Currency (the latest date on which all tenors of the Relevant Rate for such Agreed Currency (including any forward-looking term rate thereof) are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”); or
(iii)    with respect to Loans denominated in an Agreed Currency other than US Dollars, syndicated loans currently being executed and agented in the U.S., are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the Relevant Rate for an Agreed Currency;
then, with respect to Loans denominated in US Dollars, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Term SOFR Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Term SOFR Successor Rate”). If the Term SOFR Successor Rate is Daily Simple SOFR, all interest payments will be payable on a monthly basis.
Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 2.11(b)(i), (ii) or (iii) have occurred with respect to the Successor Rate (as defined below) then in effect, then in each case, the Administrative Agent and the Company may amend this Agreement solely for the purpose of replacing the Relevant Rate for an Agreed Currency or any then current Successor Rate in accordance with this Section 2.11 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including any adjustment thereto, a “Successor Rate”). Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.
The Administrative Agent will promptly (in one or more notices) notify the Company and each Lender of the implementation of any Successor Rate.
Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.
In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Company and the Lenders reasonably promptly after such amendment becomes effective.
Section 2.12    Increased Costs; Illegality. (a) If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any Issuing Bank;
(ii)    impose on any Lender or any Issuing Bank or the London or European interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of the term “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any Loan), to increase the cost to such Lender, Issuing Bank or other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, from time to time following request of such Lender, Issuing Bank or other Recipient (accompanied by a certificate in accordance with paragraph (e) of this Section), the Company will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient for such additional costs or expenses incurred or reduction suffered.
(b)    If any Lender or any Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any Lending Office of such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then, from time to time following the request of such Lender or such

Issuing Bank (accompanied by a certificate in accordance with paragraph (e) of this Section), the Company will pay to such Lender or such Issuing Bank such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
(c)    If the cost to any Revolving Lender of making, converting to, continuing or maintaining any Revolving Loan to (or of maintaining its obligation to make any such Revolving Loan) or the cost to any Revolving Lender or any Issuing Bank of participating in, issuing or maintaining any Letter of Credit issued for the account of any Foreign Borrowing Subsidiary (or of maintaining its obligation to participate in or issue any such Letter of Credit) is increased (or the amount of any sum received or receivable by any Revolving Lender or any Issuing Bank (or its applicable Lending Office) is reduced) by reason of the fact that such Foreign Borrowing Subsidiary is incorporated in, has its principal place of business in, or borrows from a jurisdiction outside the United States of America, then, from time to time following request of such Revolving Lender or Issuing Bank (accompanied by a certificate in accordance with paragraph (e) of this Section), the Company will pay to such Revolving Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Revolving Lender or Issuing Bank or other Recipient for such additional costs incurred or reduction suffered.
(d)    The Company will pay to each Lender (i) as long as such Lender shall be required by a central banking or financial regulatory authority with regulatory authority over such Lender to maintain reserves with respect to liabilities or assets consisting of or including funds or deposits obtained in the European interbank market, additional interest on the unpaid principal amount of each EURIBOR Loan equal to the actual costs of such reserves allocable to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the EURIBOR Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which in each case shall be due and payable on each date on which interest is payable on such Loan; provided that the Company shall have received the certificate referred to in paragraph (e) of this Section with respect to such additional interest or costs from such Lender at least 10 days prior to such date (and, in the event such certificate shall have been delivered after such time, then such additional interest or costs shall be due and payable as set forth in paragraph (e) of this Section).
(e)    A certificate of a Lender, Issuing Bank, or other Recipient setting forth the basis for and, in reasonable detail (to the extent practicable), computation of the amount or amounts necessary to compensate such Lender, Issuing Bank, or other Recipient or its holding company, as the case may be, as specified in paragraph (a), (b), (c) or (d) of this Section shall be delivered to the Company and, subject to the provision in the next following sentence, shall be conclusive absent manifest error. The Company shall pay such Lender, Issuing Bank or other Recipient, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof; provided that (i) if the Company objects in good faith to any payment demanded under this Section on or before the date such payment is due, then the Company and the Lender, Issuing Bank or other Recipient demanding such payment shall enter into discussions to review the amount due and the Company’s obligation to pay such amount to such Lender, Issuing Bank or other Recipient shall be deferred for 60 days after the original due date thereof and (ii) if the Company and such Lender, Issuing Bank or other Recipient do not otherwise reach agreement on the amount due during such 60 day period, the Company shall pay to such Lender, Issuing Bank or other Recipient at the end of such 60 day period the amount shown as due on the applicable certificate. Notwithstanding the foregoing provisions of this Section, no Lender or Issuing Bank shall demand compensation for any increased or other cost or reduction pursuant to the foregoing provisions of this Section if it shall not at the time be the general policy or practice of such Lender or Issuing Bank to demand (to the extent it is entitled to do so) such compensation from similarly situated borrowers in similar circumstances under comparable provisions of other credit agreements.
(f)    Failure or delay on the part of any Lender, Issuing Bank or other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, Issuing Bank’s or such other Recipient’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender, Issuing Bank or other Recipient pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Lender, Issuing Bank or other Recipient, as the case may be, notifies the Company of the Change in Law or other circumstance giving rise to such increased costs or expenses or reductions and of such Lender’s, Issuing Bank’s or other Recipient’s intention to claim compensation therefor; provided further that if the Change in Law or other circumstance giving rise to such increased costs, expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(g)    If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or the applicable Lending Office of such Lender to make, maintain or fund any Term SOFR Loan, SONIA Loan or EURIBOR Loan or to charge interest with respect to any Loan, or to determine or charge interest rates, based upon the Term SOFR, SONIA or EURIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, the applicable currency in the European interbank market, then, upon notice thereof by such Lender to the Company and the Administrative Agent, (i) any obligation of such Lender to make, maintain or fund any Term SOFR Loan, SONIA Loan or EURIBOR Loan, or to continue any Term SOFR Loan (if applicable, in such currency), SONIA Loan or EURIBOR Loan or convert any ABR Loan into a Term SOFR Loan, or to charge interest with respect to any Loan, or to determine or charge interest rates, based upon the Term SOFR, SONIA or EURIBO Rate, as the case may be, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Term SOFR component of the Alternate Base Rate, the interest rate on ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (A) the applicable Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent) prepay Term SOFR Loans, SONIA Loans or EURIBOR Loans, as the case may be, of such Lender or, if applicable, convert all Term SOFR Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans or EURIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans or EURIBOR Loans and (B) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Term SOFR, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Term SOFR. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest (together with any applicable amount required by Section 2.13) on the amount so prepaid or converted.
Section 2.13    Break Funding Payments. In the event of (a) the payment of any principal of any Term SOFR Loan or EURIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term SOFR Loan or EURIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert or continue any Term SOFR Loan or EURIBOR Loan on the date specified in any notice delivered pursuant hereto (whether or not such notice may be revoked in accordance with the terms hereof), (d) the failure to prepay any Term SOFR Loan or EURIBOR Loan on a date specified therefor in any notice of prepayment given by the Company (whether or not such notice may be revoked in accordance with the terms hereof) or (e) the assignment of any Term SOFR Loan or EURIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.16, then, in any such event, the Company shall compensate each Lender for the loss, cost and expense (but not lost profits) attributable to such event (including, to the extent that any of foregoing Loans are denominated in any Alternative Currency, the loss, cost and expense (but not lost profits) of such Lender attributable to the premature unwinding of any hedging agreement entered into by such Lender in respect to the foreign currency exposure attributable to such Loan), within 30 days following request of such Lender (accompanied by a certificate described below in this Section). Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at Term SOFR or the EURIBO Rate that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid if it were to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the London or European interbank market. A certificate of any Lender delivered to the Company and setting forth the basis for and, in reasonable detail (to the extent practicable), computation of any amount or amounts that such Lender is entitled to receive pursuant to this Section shall, subject to the proviso in the next following sentence, be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof; provided that (A) if the Company objects in good faith to any payment demanded under this Section on or before the date such payment is due, then the Company and the applicable Lender shall enter into discussions to review the amount due and the Company’s obligation to pay such amount to such Lender shall be deferred for 60 days after the original due date thereof and (B) if the Company and such Lender do not otherwise reach agreement on the amount due during such 60 day period, the Company shall pay to such Lender at the end of such 60 day period the amount shown as due on the applicable certificate.
Section 2.14    Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Borrowers. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse the Administrative Agent for the payment of, any Other Taxes.
(c)    Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Indemnification by the Borrowers. The Loan Parties shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Borrower by a Lender (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify within 10 days after demand therefor (i) the Administrative Agent for any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) the Administrative Agent and the Loan Party as applicable, for any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(c)(ii) relating to the maintenance of a Participant Register and the obligation to notify the Borrower of any changes thereto, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or the Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph.
(f)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document (other than in respect of an advance to a UK Borrower, which shall be dealt with pursuant to Section 2.14(g)) shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company and the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the applicable Borrower is a US Person:
(A)    any Lender that is a US Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    duly completed and executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “US Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form

W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a US Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a US Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)    UK Tax Matters.
(i)    Subject to Section 2.14(g)(ii), in respect of an advance to a UK Borrower a UK Treaty Lender and each Loan Party which makes a payment to which that UK Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Loan Party to obtain authorization to make that payment without a withholding for or on account of UK Tax and to maintain that authorization where an authorization expires or otherwise ceases to have effect.
(ii)    If a Lender in respect of an advance to a UK Borrower is a UK Treaty Lender and holds a passport under the HMRC DTTP Scheme, it shall confirm its HMRC DTTP Scheme reference number and jurisdiction of tax residence in writing to the relevant Loan Party and, having done so, that Lender shall be under no obligation pursuant to Section 2.14(g)(i).
(iii)    If a Lender in respect of an advance to a UK Borrower has confirmed its HMRC DTTP Scheme reference number and its jurisdiction of tax residence in accordance with Section 2.14(g)(ii) and:
(A)    the relevant UK Borrower has not made a Borrower DTTP Filing in respect of that Lender; or
(B)    the relevant UK Borrower has made a Borrower DTTP Filing in respect of that Lender but:
(1)    that Borrower DTTP Filing has been rejected by HMRC;
(2)    HMRC has not given the relevant UK Borrower authority to make payments to that Lender without a withholding for or on account of UK Tax within 60 days of the date of Borrower DTTP Filing; or
(3)    HMRC has given the relevant UK Borrower authority to make payments to that Lender without a withholding for or on account of UK Tax but such authority has subsequently been revoked or expired, and in each case, the relevant UK Borrower has notified that Lender in writing, that Lender and the relevant UK Borrower shall co-operate in completing any additional procedural formalities necessary for that UK Borrower to obtain authorization to make that payment without a withholding for or on account of UK Tax.
(iv)    If a Lender in respect of an advance to a UK Borrower has not confirmed its HMRC DTTP Scheme reference number and jurisdiction of tax residence in accordance with Section 2.14(g)(ii), no Loan Party shall make a Borrower DTTP Filing or file any other form relating to the HMRC DTTP Scheme in respect of that Lender's Commitment(s) unless the Lender otherwise agrees.
(v)    A UK Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.

(vi)    A Lender in respect of an advance to a UK Borrower which indicates on the date of this Agreement that with respect to an advance to a UK Borrower it is a UK Non-Bank Lender gives a UK Tax Confirmation by entering into this Agreement. A Lender in respect of an advance to a UK Borrower which indicates on becoming a party to this Agreement after the date of this Agreement in the documentation which it executes on becoming a party hereto that with respect to an advance to a UK Borrower it is a UK Non-Bank Lender, gives a UK Tax Confirmation by entering into that documentation.
(vii)    A UK Non-Bank Lender in respect of an advance to a UK Borrower shall promptly notify the Administrative Agent if there is any change in the position from that set out in a UK Tax Confirmation previously given by it.
(viii)    Each Lender in respect of an advance to a UK Borrower which becomes a party to this Agreement after the date of this Agreement shall indicate in the documentation which it executes on becoming a party hereto, in each case for the benefit of the Administrative Agent and without liability to the UK Borrower, which of the following categories it falls into:
(A)    not a UK Qualifying Lender;
(B)    a UK Qualifying Lender (other than a UK Non-Bank Lender or a UK Treaty Lender);
(C)    a UK Non-Bank Lender; or
(D)    a UK Treaty Lender.
(ix)    If a Lender in respect of an advance to a UK Borrower fails to indicate its status in accordance with Section 2.14(g)(viii) then such Lender shall be treated for the purposes of this Agreement by the Administrative Agent and each Loan Party as if it is not a UK Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent upon receipt of such notification shall promptly inform the relevant Loan Parties).
(x)    A Lender shall promptly notify any UK Borrower and the Administrative Agent if it ceases to be a UK Qualifying Lender or if it becomes a UK Non-Bank Lender (in which case it shall promptly provide a UK Tax Confirmation or shall not be treated as a UK Qualifying Lender until it has done so) or a UK Treaty Lender.
(h)    Irish Tax Matters.
Without limiting the generality of Section 2.14(f), in respect of an advance to an Irish Borrower:
(A)    Each Lender which becomes a party to this Agreement after the date of this Agreement shall indicate in the documentation which it executes on becoming a party hereto, in each case for the benefit of the Administrative Agent and without liability to the Irish Borrower, which of the following categories it falls into:
(1)    not an Irish Qualifying Lender;
(2)    an Irish Qualifying Lender (other than an Irish Treaty Lender); or
(3)    an Irish Treaty Lender.
(B)    If a Lender fails to indicate its status in accordance with Section 2.14(h)(A) then such Lender shall be treated for the purposes of this Agreement by the Administrative Agent and each Loan Party as if it is not an Irish Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent upon receipt of such notification shall promptly inform the relevant Loan Parties).
(C)    A Lender shall promptly notify the Irish Borrower and the Administrative Agent if it ceases to be an Irish Qualifying Lender.
(D)    Each Lender shall, upon reasonable written request from an Irish Borrower, provide such information as is necessary to enable such Irish Borrower to comply with the provisions of Sections 891A, 891E, 891F and 891G TCA (and any regulations made thereunder).
(E)    Each Lender that is an Irish Qualifying Lender solely on account of being an Irish Treaty Lender shall co-operate in completing any procedural formalities necessary for that Lender or Participant to obtain authorization to make that payment without any deduction or withholding of any Tax imposed by Ireland.
(i)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall promptly pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(j)    For purposes of this Section, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.
(k)    VAT.
(i)    All amounts set out or expressed in a Loan Document to be payable by any party to any Lender(s) and/or any Agent(s) (a “Finance Party”) which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to clause (ii) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party under a Loan Document and that Finance Party is required to account to the relevant tax authority for the VAT, that party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such party).
(ii)    If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Receiving Finance Party”) under a Loan Document, and any party other than the Receiving Finance Party (the “Subject Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Receiving Finance Party in respect of that consideration), (a) (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Subject Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Receiving Finance Party must (where this clause (ii) applies) promptly pay to the Subject Party an amount equal to any credit or repayment the Receiving Finance Party receives from the relevant tax authority which the Receiving Finance Party reasonably determines relates to the VAT chargeable on that supply; and (b) (where the Receiving Finance Party is the person required to account to the relevant tax authority for the VAT) the Subject Party must promptly, following demand from the Receiving Finance Party, pay to the Receiving Finance Party an amount equal to the VAT chargeable on that supply but only to the extent that the Receiving Finance Party reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(iii)    Where a Loan Document requires any party to reimburse or indemnify a Finance Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(iv)    Any reference in this Section 2.14(j) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union, including but not limited to the VATCA) or any other similar provision in any jurisdiction which is not a member state of the European Union including but not limited to the VATA) so that a reference to a party shall be construed as a reference to that party or the relevant group or unity (or fiscal unity) of which that party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).
(v)    In relation to any supply made by a Lender to any party under a Loan Document, if reasonably requested by such Lender, that party must promptly provide such Lender with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Lender’s VAT reporting requirements in relation to such supply.
Section 2.15    Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document prior to the time required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., Local Time), on the date when due, in immediately available funds, without any defense, setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to such account as may be specified by the Administrative Agent, except payments to be made directly to any Issuing Bank or the Swingline Lender shall be so made and except that payments pursuant to Sections 2.12, 2.13, 2.14, 10.03 and 10.17 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan or LC Disbursement shall, except as otherwise expressly provided herein, be made in the currency of such Loan or LC Disbursement; all other payments hereunder and under each other Loan Document shall be made in US Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied towards payment of the amounts then due hereunder ratably among the parties entitled thereto, in accordance with the amounts then due to such parties.
(c)    If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans or participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall notify the Administrative Agent of such fact and shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of principal of and accrued interest on their Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (as in effect from time to time) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any Person that is an Eligible Assignee (as such term is defined herein from time to time). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or Issuing Banks, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the applicable Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent at (i) if such amount is denominated in US Dollars, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) if such amount is denominated in any other currency, a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)    If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent, any Issuing Bank or the Swingline Lender, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender pursuant to Section 2.04(b), 2.14(e), 2.15(d), 2.20(d), 2.20(f) or 10.03(c), in each case in such order as shall be determined by the Administrative Agent in its discretion.
(f)    In the event that any financial statements delivered under Section 5.01(a) or 5.01(b), or any Compliance Certificate delivered under Section 5.01(c), shall prove to have been inaccurate, and such inaccuracy shall have resulted in the payment of any interest or fees at rates lower than those that were in fact applicable for any period (based on the actual Leverage Ratio), then, if such inaccuracy is discovered prior to the termination of the Commitments and the repayment in full of the principal of all Loans and the reduction of the LC Exposure to zero, the Borrowers shall pay to the Administrative Agent, for distribution to the Lenders (or former Lenders) as their interests may appear, the accrued interest or fees that should have been paid but were not paid as a result of such misstatement.
Section 2.16    Mitigation Obligations; Replacement of Lenders. (a) Each Lender may make any Loan to any Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of such Borrower to repay the Loan in accordance with the terms of this Agreement. If any Lender or Issuing Bank requests compensation under Section 2.12, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or Issuing Bank or to any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender or Issuing Bank shall (at the request of the Company) use commercially reasonable efforts to designate a different Lending Office for funding or booking its Loans or Letters of Credit hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender or Issuing Bank, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender or Issuing Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or Issuing Bank. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender or Issuing Bank in connection with any such designation or assignment and delegation within 30 days following the written request of such Lender or Issuing Bank (accompanied by reasonable back-up documentation relating thereto).
(b)    If (i) any Lender requests compensation under Section 2.12 or is unable to make Term SOFR Loans or EURIBOR Loans pursuant to Section 2.12(g), (ii) any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any

Governmental Authority for the account of any Lender pursuant to Section 2.14, (iii) any Lender has become a Defaulting Lender or (iv) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 10.02 requires the consent of all the Lenders (or all the affected Lenders) and with respect to which the Required Lenders shall have granted their consent, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or 2.14) and obligations under this Agreement and the other Loan Documents (or, in the case of any such assignment and delegation resulting from a failure to provide a consent, all its interests, rights and obligations under this Agreement and the other Loan Documents as a Lender) to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Company shall have received the prior written consent of the Administrative Agent and, in circumstances where its consent would be required under Section 10.04, each Issuing Bank, which consent shall not be unreasonably withheld, conditioned or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and, if applicable, participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (if applicable, in each case only to the extent such amounts relate to its interest as a Lender) from the assignee (in the case of such principal and accrued interest and fees) or the Company (in the case of all other amounts), (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments, (D) such assignment does not conflict with applicable law and (E) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver, discharge or termination can be effected. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation have ceased to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.
Section 2.17    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    the Revolving Commitment Fees shall cease to accrue on the unused amount of the Revolving Commitment of such Defaulting Lender;
(b)    the Revolving Commitment, the Revolving Exposure, the Term Commitment and the Term Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 10.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 10.02, require the consent of such Defaulting Lender in accordance with the terms hereof;
(c)    if any LC Exposure exists at the time any Revolving Lender becomes a Defaulting Lender, then:
(i)    the LC Exposure of such Defaulting Lender (other than any portion thereof attributable to unreimbursed LC Disbursements with respect to which such Defaulting Lender shall have funded its participation as contemplated by Sections 2.20(d) and 2.20(f)) shall be reallocated among the Non-Defaulting Revolving Lenders in accordance with their respective Applicable Percentages but only to the extent that the sum of all Non-Defaulting Revolving Lenders’ Revolving Exposures plus such Defaulting Lender’s LC Exposure (excluding the portion thereof referred to above) does not exceed the sum of all Non-Defaulting Revolving Lenders’ Revolving Commitments;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the LC Borrowers shall within one Business Day following written notice by the Administrative Agent cash collateralize for the benefit of the Issuing Banks the portion of such Defaulting Lender’s LC Exposure (other than any portion thereof referred to in the parenthetical in such clause (i)) that has not been reallocated as set forth in such clause in accordance with the procedures set forth in Section 2.20(m) for so long as such LC Exposure is outstanding;
(iii)    if the LC Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the LC Borrowers shall not be required to pay participation fees to such Defaulting Lender pursuant to Section 2.09(c) with respect to such portion of such Defaulting Lender’s LC Exposure for so long as such Defaulting Lender’s LC Exposure is cash collateralized;
(iv)    if any portion of the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.09(a) and 2.09(c) shall be adjusted to give effect to such reallocation; and
(v)    if all or any portion of such Defaulting Lender’s LC Exposure that is subject to reallocation pursuant to clause (i) above is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all participation fees payable under Section 2.09(c) with respect to such portion of its LC Exposure shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such portion of the LC Exposure of such Defaulting Lender attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d)    so long as such Revolving Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless, in each case, it is satisfied that the related exposure and such Defaulting Lender’s then outstanding LC Exposure will be fully covered by the Revolving Commitments of the Non-Defaulting Revolving Lenders and/or cash collateral provided by the Borrowers in accordance with clause (c) above, and participating interests in any such issued, amended, renewed or extended Letter of Credit will be allocated among the Non-Defaulting Revolving Lenders in a manner consistent with clause (c)(i) above (and such Defaulting Lender shall not participate therein).
In the event that (x) a Bankruptcy Event with respect to a Lender Parent of a Revolving Lender shall have occurred following the Effective Date and for so long as such Bankruptcy Event shall continue or (y) any Issuing Bank has a good faith belief that any Revolving Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Revolving Lender commits to extend credit, no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless, in each case, such Issuing Bank shall have entered into arrangements with the Company and any other applicable Borrower or such Revolving Lender satisfactory to such Issuing Bank to defease any risk to it in respect of such Revolving Lender hereunder.
In the event that the Administrative Agent, the Company and each Issuing Bank each agree that a Defaulting Lender that is a Revolving Lender has adequately remedied all matters that caused such Revolving Lender to be a Defaulting Lender, then the LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Revolving Lender’s Revolving Commitment and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders as the Administrative Agent shall determine to be necessary in order for such Revolving Lender to hold such Revolving Loans in accordance with its Applicable Percentage, and such Revolving Lender shall thereupon cease to be a Defaulting Lender (but shall not be entitled to receive any Revolving Commitment Fees accrued during the period when it was a Defaulting Lender, and all amendments, waivers or modifications effected without its consent in accordance with the provisions of Section 10.02 and this Section during such period shall be binding on it).
In the event that the Administrative Agent and the Company each agree that a Defaulting Lender that is a Term Lender has adequately remedied all matters that caused such Term Lender to be a Defaulting Lender, then on such date such Term Lender shall take such actions as the Administrative Agent may determine to be appropriate in connection with such Term Lender ceasing to be a Defaulting Lender, and such Term Lender shall thereupon cease to be a Defaulting Lender (but all amendments, waivers or modifications effected without its consent in accordance with the provisions of Section 10.02 and this Section during such period shall be binding on it).
The rights and remedies against, and with respect to, a Defaulting Lender under this Section are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent, any Issuing Bank, any Lender or the Borrowers may at any time have against, or with respect to, such Defaulting Lender.

Section 2.18    Incremental Facilities. (a) The Company may on one or more occasions, by written notice to the Administrative Agent, request the establishment of Incremental Revolving Commitments and/or Incremental Term Commitments; provided that the aggregate principal US Dollar equivalent amount of all the Incremental Commitments established hereunder shall not exceed US$250,000,000. Each such notice shall specify (1) the date on which the Company proposes that the Incremental Commitments shall be effective, which shall be a date not less than 10 Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent and (2) the amount of the Incremental Commitments being requested (it being agreed that (x) any Lender approached to provide any Incremental Commitment may elect or decline, in its sole discretion, to provide such Incremental Commitment and (y) any Person that the Company proposes to become an Incremental Lender, if such Person is not then a Lender, must be an Eligible Assignee and must be reasonably acceptable to the Administrative Agent and solely in the case of Incremental Revolving Commitments, each Issuing Bank and the Swingline Lender).
(b)    The terms and conditions of any Incremental Commitment of any Class and the Loans and other extensions of credit to be made thereunder (other than any upfront or similar fees) shall be identical to those of, and shall be treated as part of (and not separate from), the Commitments and the Loans of such Class and other extensions of credit made thereunder.
(c)    The Incremental Commitments shall be effected pursuant to one or more Incremental Facility Agreements executed and delivered by the Company, each Incremental Lender providing such Incremental Commitments and the Administrative Agent; provided that no Incremental Commitments shall become effective unless (i) no Default or Event of Default shall have occurred and be continuing on the date of effectiveness thereof, both immediately prior to and immediately after giving effect to such Incremental Commitments and the making of any Loans thereunder to be made on such date, (ii) on the date of effectiveness thereof, the representations and warranties of the Borrowers set forth in the Loan Documents shall be true and correct in (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date of effectiveness, except in the case of any such representation or warranty that expressly relates to a prior date, in which case such representation or warranty shall be so true and correct in all material respects on and as of such prior date, (iii) after giving effect to such Incremental Commitments (and assuming the making of Loans thereunder in the full amount thereof), the Company shall be in pro forma compliance with the financial covenant set forth in Section 6.07 as of the end of the most recent fiscal quarter for which financial statements shall have been delivered under Section 5.01(a) or 5.01(b), (iv) the Borrowers shall make any payments required to be made pursuant to Section 2.13 in connection with such Incremental Commitments and the related transactions under this Section and (v) the Company shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall have been reasonably be requested by the Administrative Agent in connection with any such transaction. Each Incremental Facility Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.18.

(d)    Upon the effectiveness of an Incremental Commitment of any Incremental Lender, (i) such Incremental Lender shall be deemed to be a “Lender” hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders hereunder and under the other Loan Documents and shall be bound by all agreements, acknowledgements and other obligations of Lenders hereunder and under the other Loan Documents and (ii) in the case of any Incremental Revolving Commitment, (A) such Incremental Revolving Commitment shall constitute (or, in the event such Incremental Revolving Lender already has a Revolving Commitment, shall increase) the Revolving Commitment of such Incremental Revolving Lender and (B) the Aggregate Revolving Commitment shall be increased by the amount of such Incremental Revolving Commitment, in each case, subject to further increase or reduction from time to time as provided herein. Upon the effectiveness of any Incremental Revolving Commitment, the Applicable Percentages of all the Revolving Lenders shall automatically be adjusted to give effect thereto.
(e)    On the date of effectiveness of any Incremental Revolving Commitments, (i) the aggregate principal amount of the Revolving Loans outstanding (the “Existing Revolving Borrowings”) immediately prior to the effectiveness of such Incremental Revolving Commitments shall be deemed to be repaid, (ii) each Incremental Revolving Lender that shall have had a Revolving Commitment prior to the effectiveness of such Incremental Revolving Commitments shall pay to the Administrative Agent in same day funds and in the applicable currency an amount equal to the difference between (A) the product of (1) such Lender’s Applicable Percentage (calculated after giving effect to the effectiveness of such Incremental Revolving Commitments) multiplied by (2) the amount of each Resulting Revolving Borrowing (as hereinafter defined) and (B) the product of (1) such Lender’s Applicable Percentage (calculated without giving effect to the effectiveness of such Incremental Revolving Commitments) multiplied by (2) the amount of each corresponding Existing Revolving Borrowing, (iii) each Incremental Revolving Lender that shall not have had a Revolving Commitment prior to the effectiveness of such Incremental Revolving Commitments shall pay to Administrative Agent in same day funds and in the applicable currency an amount equal to the product of (1) such Lender’s Applicable Percentage (calculated after giving effect to the effectiveness of such Incremental Revolving Commitments) multiplied by (2) the amount of each Resulting Revolving Borrowing, (iv) after the Administrative Agent receives the funds specified in clauses (ii) and (iii) above, the Administrative Agent shall pay to each Revolving Lender the portion of such funds that is equal to the difference between (A) the product of (1) such Lender’s Applicable Percentage (calculated without giving effect to the effectiveness of such Incremental Revolving Commitments) multiplied by (2) the amount of each Existing Revolving Borrowing, and (B) the product of (1) such Lender’s Applicable Percentage (calculated after giving effect to the effectiveness of such Incremental Revolving Commitments) multiplied by (2) the amount of each corresponding Resulting Revolving Borrowing, (v) after the effectiveness of such Incremental Revolving Commitments, the applicable Revolving Borrowers shall be deemed to have made new Revolving Borrowings (the “Resulting Revolving Borrowings”) in amounts and currencies equal to the amount and currencies of the Existing Revolving Borrowings and of the Types and for the Interest Periods specified in a Borrowing Request delivered to the Administrative Agent in accordance with Section 2.03 (and the Company shall, on behalf of all applicable Revolving Borrowers, deliver such Borrowing Request), (vi) each Revolving Lender shall be deemed to hold its Applicable Percentage of each Resulting Revolving Borrowing (calculated after giving effect to the effectiveness of such Incremental Revolving Commitments) and (vii) the applicable Revolving Borrowers shall pay each Revolving Lender any and all accrued but unpaid interest on its Revolving Loans comprising the Existing Revolving Borrowings. The deemed payments of the Existing Revolving Borrowings made pursuant to clause (i) above shall be subject to compensation by the Revolving Borrowers pursuant to the provisions of Section 2.13 if the date of the effectiveness of such Incremental Revolving Commitments occurs other than on the last day of the Interest Period relating thereto.
(f)    The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Company referred to in paragraph (a) of this Section and of the effectiveness of any Incremental Commitments, in each case advising the Lenders of the details thereof and, in the case of effectiveness of any Incremental Revolving Commitments, of the Applicable Percentages of the Revolving Lenders after giving effect thereto.
Section 2.19    Requests for Extension. (a) The Company may, on up to two occasions, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 45 days and not later than 30 days prior to any anniversary of the Effective Date, request that each Lender extend such Lender’s Revolving Maturity Date for an additional one year from the then-current Revolving Maturity Date, provided that in no event shall the Revolving Maturity Date as so extended be a date that is more than five years after the applicable Extension Effective Date.
(b)    Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not less than 20 days prior to such anniversary of the Effective Date (the “Notice Date”), advise the Administrative Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Revolving Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date)) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.
(c)    The Administrative Agent shall notify the Company of each Lender’s determination under this Section no later than the date 15 days prior to such anniversary of the Effective Date (or, if such date is not a Business Day, on the immediately preceding Business Day).
(d)    If the total of the Revolving Commitments of the Lenders that have agreed to so extend their Revolving Maturity Date (each, an “Extending Lender”) shall be more than 50% of the aggregate amount of the Revolving Commitments in effect immediately prior to such anniversary of the Effective Date, and the conditions in clause (f) below are met, then, effective as of such anniversary of the Effective Date (the “Extension Effective Date”), the Revolving Maturity Date of each Extending Lender shall be extended to the date falling one year after the then current Revolving Maturity Date (except that, if such date is not a Business Day, such Revolving Maturity Date as so extended shall be the immediately preceding Business Day). For the avoidance of doubt, the Revolving Maturity Date then in effect shall remain unchanged with respect to Revolving Loans and Revolving Commitments held by Non-Extending Lenders.
(e)    The Company shall have the right, but shall not be obligated, on the applicable Extension Effective Date, to replace such Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more financial institutions (each, an “Additional Commitment Lender”) approved by the Administrative Agent or, if applicable, each Issuing Bank in accordance with the procedures provided in Section 2.16(b), each of which Additional Commitment Lenders shall have entered into an Assignment and Assumption (in accordance with and subject to the restrictions contained in Section 10.04, with the Company or Additional Commitment Lender obligated to pay any applicable processing or recordation fee) with such Non-Extending Lender, pursuant to which such Additional Commitment Lenders shall, effective as of the applicable Extension Effective Date, assume a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date) and shall agree, with respect to such undertaken Commitment, to such extension. Prior to any Non-Extending Lender being replaced by one or more Additional Commitment Lenders pursuant hereto, such Non-Extending Lender may elect, in its sole discretion, by giving irrevocable notice thereof to the Administrative Agent and the Company (which notice shall set forth such Lender’s new Maturity Date), to become an Extending Lender.
(f)    As conditions precedent to such extension, (A) the Company shall deliver to the Administrative Agent a certificate dated the Extension Effective Date signed by the chief executive officer or the chief financial officer of the Company certifying (i) no Default or Event of Default has occurred and is continuing on or as of the Extension Effective Date or would occur as a result thereof and (ii) the representations and warranties of the Company set forth in the Loan Documents are true and correct (x) in the case of the representations and warranties qualified as to materiality, in all respects and (y) otherwise, in all material respects, in each case on and as of the Extension Effective Date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct in all material respects on and as of such prior date and (B) the Company shall have paid to the Administrative Agent all fees, invoiced expenses and other amounts due and payable to the Administrative Agent pursuant to this Agreement and the other Loan Documents on or prior to the Extension Effective Date.
(g)    The Company and the Administrative Agent (and the Extending Lenders) shall be entitled to enter into any amendments to this Agreement that the Administrative Agent believes are necessary or appropriate to reflect, or to provide for the integration of, any extension of the Maturity Date pursuant to this Section 2.19 without the consent of any Non-Extending Lender.
(h)    This Section shall supersede any provisions in Section 2.15 or 10.02 to the contrary.

Section 2.20    Letters of Credit.
(a)    General. Subject to the terms and conditions set forth herein, any LC Borrower may request any Issuing Bank to issue Letters of Credit (or to amend, renew or extend outstanding Letters of Credit) denominated in US Dollars, for its own account, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any LC Borrower to, or entered into by any LC Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The Company unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the account of any Subsidiary as provided in the first sentence of this paragraph, the Company will be fully responsible for the reimbursement of LC Disbursements, the payment of interest thereon and the payment of fees due under Section 2.09(c) to the same extent as if it were the sole account party in respect of such Letter of Credit (the Company hereby irrevocably waiving, to the extent permitted by applicable law, any defenses that might otherwise be available to it as a guarantor of the obligations of any Subsidiary that shall be an account party in respect of any such Letter of Credit). This Section shall not be construed to impose an obligation upon any Issuing Bank to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or, in the case of any Borrowing Subsidiary, shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense, in each case for which such Issuing Bank is not otherwise compensated hereunder, (ii) the issuance of such Letter of Credit would violate one or more policies of general applicability of such Issuing Bank or (iii) such Letter of Credit is not in the currency approved for issuance by such Issuing Bank. The issuance of Letters of Credit by any Issuing Bank shall be subject to customary procedures of such Issuing Bank. No Issuing Bank shall be required to issue (but if requested as set forth above, may issue) commercial Letters of Credit.
(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit (other than an automatic renewal permitted pursuant to paragraph (c) of this Section), the applicable LC Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent, not later than three Business Days before the requested date of issuance, amendment, renewal or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to enable the applicable Issuing Bank to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the applicable LC Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any such request. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon each issuance, amendment, renewal or extension of any Letter of Credit the applicable LC Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure attributable to Letters of Credit issued by any Issuing Bank will not exceed the LC Commitment of such Issuing Bank, (ii) the LC Exposure will not exceed US$50,000,000 and (iii) the Revolving Exposure of each Lender will not exceed its Revolving Commitment. Each Issuing Bank agrees that it shall not permit any issuance, amendment, renewal or extension of a Letter of Credit to occur unless it shall have given to the Administrative Agent written notice thereof required under paragraph (k) of this Section.
(c)    Expiration Date. Each Letter of Credit shall by its terms expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date; provided that any Letter of Credit may contain customary automatic renewal provisions agreed upon by the applicable LC Borrower and the applicable Issuing Bank pursuant to which the expiration date of such Letter of Credit shall automatically be extended for a period of up to 12 months (but not to a date later than the date set forth in clause (ii) above), subject to a right on the part of such Issuing Bank to prevent any such renewal from occurring by giving notice to the beneficiary in advance of any such renewal.
(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, the Issuing Bank that is the issuer thereof hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable LC Borrower on the date due as provided in paragraph (f) of this Section, or of any reimbursement payment required to be refunded to the applicable LC Borrower for any reason. Such payment by the Revolving Lenders shall be made in US Dollars in an amount equal to such LC Disbursement or reimbursement payment. Each Revolving Lender acknowledges and agrees that (i) its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit, the occurrence and continuance of any Default, any reduction or termination of the Revolving Commitments or any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International

Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the expiration thereof or of the Revolving Commitments, and (ii) each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender further acknowledges and agrees that, in issuing, amending, renewing or extending any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the LC Borrowers deemed made pursuant to Section 4.02, unless, at least two Business Days prior to the time such Letter of Credit is issued, amended, renewed or extended (or, in the case of an automatic renewal permitted pursuant to paragraph (c) of this Section, at least two Business Days prior to the time by which the election not to extend must be made by the applicable Issuing Bank), a Majority in Interest of the Revolving Lenders shall have notified the applicable Issuing Bank (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.02(a) or 4.02(b) would not be satisfied if such Letter of Credit were then issued, amended, renewed or extended (it being understood and agreed that, in the event any Issuing Bank shall have received any such notice, no Issuing Bank shall have any obligation to issue, amend, renew or extend any Letter of Credit until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).
(e)    Disbursements. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by it and shall promptly notify the Administrative Agent and the applicable LC Borrower by telephone (confirmed by hand delivery or facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve any LC Borrower of its obligation to reimburse such LC Disbursement.
(f)    Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable LC Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount in the currency of such LC Disbursement equal to such LC Disbursement not later than (i) if such LC Borrower shall have received notice of such LC Disbursement prior to 12:00 p.m., Local Time, on any Business Day, then 2:00 p.m., Local Time, on such Business Day, or (ii) otherwise, 12:00 p.m., Local Time, on the Business Day immediately following the day that such LC Borrower receives such notice; provided that, if such LC Disbursement is denominated in US Dollars and is not less than US$1,000,000 and solely to the extent such LC Borrower is a Domestic Borrowing Subsidiary, the applicable LC Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, such LC Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the applicable LC Borrower fails to make any such reimbursement payment when due, in the case of each LC Disbursement, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the amount of the payment then due from such LC Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof, and each Revolving Lender shall pay in US Dollars to the Administrative Agent on the date such notice is received its Applicable

Percentage of the payment then due from such LC Borrower, in the same manner as provided in Section 2.04 with respect to Revolving Loans made by such Lender (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from a LC Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the applicable LC Borrower of its obligation to reimburse such LC Disbursement.
(g)    Obligations Absolute. Each LC Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section is absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement or any other Loan Document, or any term or provision thereof or hereof, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the stated expiration date thereof or of the Revolving Commitments or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of, or provide a right of setoff against, the applicable LC Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any other act, failure to act or other event or circumstance; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the LC Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the LC Borrowers to the extent permitted by applicable law) suffered by the LC Borrowers that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that unless a court of competent jurisdiction shall have determined in a final and nonappealable judgment that in making any such determination the applicable Issuing

Bank acted with gross negligence, bad faith or willful misconduct, such Issuing Bank shall be deemed to have exercised care in such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(h)    Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the applicable LC Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof (determined in accordance with the definition thereof) shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable LC Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the applicable LC Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.10(e) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Bank shall be paid to the Administrative Agent for the account of such Revolving Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the applicable LC Borrower reimburses the applicable LC Disbursement in full.
(i)    Designation of Additional Issuing Banks. The Company may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned), designate as additional Issuing Banks one or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, executed by the Company, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.
(j)    Termination of an Issuing Bank. The Company may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the 10th Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such termination shall become effective, the applicable LC Borrower shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.09(c).

Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit.
(k)    Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, (i) report in writing to the Administrative Agent periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which any LC Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.
(l)    Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases (other than any such increase consisting of the reinstatement of an amount previously drawn thereunder and reimbursed), whether or not such maximum stated amount is in effect at the time of determination.
(m)    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or a Majority in Interest of the Revolving Lenders demanding the deposit of cash collateral pursuant to this paragraph, each LC Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders and the Issuing Banks, an amount in US Dollars equal to the LC Exposure attributable to Letters of Credit issued for the account of such LC Borrower as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any LC Borrower under clause (e) or (f) of Section 7.01. The LC Borrowers shall also deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.08(b) or 2.17(c). Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the applicable LC Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be in Cash Equivalents and shall be made at the option and sole discretion of the Administrative Agent and at the applicable LC Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable LC Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of (A) a Majority in Interest of the Revolving Lenders and (B) in the case of any such application at a time when any Revolving Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining cash collateral shall be less than the total LC Exposure of all the Defaulting Lenders), the consent of each Issuing Bank), be applied to satisfy other obligations of such LC Borrower under this Agreement. If an LC Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such LC Borrower within three Business Days after all Events of Default have been cured or waived. If the LC Borrowers are required to provide an amount of cash collateral hereunder pursuant to Section 2.08(b), such amount (to the extent not applied as aforesaid) shall be returned to the LC Borrowers to the extent that the applicable excess referred to in such Section shall have been eliminated and no Default shall have occurred and be continuing. If the LC Borrowers provide an amount of cash collateral hereunder pursuant to Section 2.17(c), such amount (to the extent not applied as aforesaid) shall be returned to the LC Borrowers, upon request of the LC Borrowers, to the extent that, after giving effect to such return, no Issuing Bank shall have any exposure in respect of any outstanding Letter of Credit that is not fully covered by the Revolving Commitments of the Non-Defaulting Revolving Lenders and/or the remaining cash collateral and no Event of Default shall have occurred and be continuing.
(n)    Resignation of an Issuing Bank. Any Issuing Bank may resign at any time by giving 30 days’ prior notice to the Administrative Agent and the LC Borrowers. After the resignation of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, reinstate, or increase any existing Letter of Credit.
Section 2.21    Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans denominated in US Dollars to any Swingline Borrower from time to time during the Revolving Availability Period, provided that, after giving effect thereto, (i) the aggregate principal amount of the outstanding Swingline Loans shall not exceed the Swingline Sublimit, (ii) no Lender’s Revolving Exposure shall exceed such Lender’s Revolving Commitment and (iii) the Aggregate Revolving Exposure shall not exceed the Aggregate Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Swingline Borrowers may borrow, prepay and reborrow Swingline Loans.

(b)    To request a Swingline Loan, the applicable Swingline Borrower (or the Company on its behalf) shall submit to the Swingline Lender (with a copy to the Administrative Agent) a Swingline Borrowing Request, signed by its Authorized Officer, not later than 1:00 p.m., New York City time, on the day of the proposed Swingline Loan. Each such Swingline Borrowing Request shall be irrevocable and shall specify the name of the applicable Swingline Borrower, the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan and the location and number of the account of the applicable Swingline Borrower to which funds are to be disbursed or, in the case of any Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.20(f), the identity of the Issuing Bank that has made such LC Disbursement. The Swingline Lender shall make such Swingline Loan available to the applicable Swingline Borrower by means of a wire transfer to the account specified in the applicable Swingline Borrowing Request or to the applicable Issuing Bank, as the case may be, by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.
(c)    The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of the Swingline Loans in which the Revolving Lenders will be required to participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees to pay, upon receipt of notice as provided above, to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that, in making any Swingline Loan, the Swingline Lender shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the applicable Swingline Borrower deemed made pursuant to Section 4.02, unless, at least two Business Days prior to the time such Swingline Loan was made, the Majority in Interest of the Revolving Lenders shall have notified the Swingline Lender (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.02(a) or 4.02(b) would not be satisfied if such Swingline Loan were then made (it being understood and agreed that, in the event the Swingline Lender shall have received any such notice, it shall have no obligation to make any Swingline Loan until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist). Each Revolving Lender further acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.04 with respect to Revolving Loans made by such Revolving Lender (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the applicable Swingline Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the applicable Swingline Borrower (or other Person on behalf of such Swingline Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the applicable Swingline Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not constitute a Loan and shall not relieve the applicable Swingline Borrower of its obligation to repay such Swingline Loan.
(d)    The Swingline Lender may be replaced at any time by written agreement among the Company, the Administrative Agent and the successor Swingline Lender. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Swingline Lender. At the time any such replacement shall become effective, the applicable Swingline Borrower shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.10. From and after the effective date of any such replacement, (i) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (ii) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of the Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not make additional Swingline Loans.
Section 2.22    Borrowing Subsidiaries. (a) The Company may at any time and from time to time request the designation of any wholly-owned Subsidiary as a Borrowing Subsidiary under the Revolving Facility by delivery to the Administrative Agent of a written request therefor. The effectiveness of any such designation shall be subject to (i) other than in the case of such designation of Intergraph Corporation and Octave Intelligence Finance Ltd, prior written consent thereto by the Administrative Agent and each Revolving Lender (in each case, not to be unreasonably withheld or delayed), it being understood that a Revolving Lender shall be deemed to have acted reasonably in withholding its consent if (A) it is unlawful for such Revolving Lender to make Revolving Loans and other extensions of credit under this Agreement to such Subsidiary, (B) the making of Revolving Loans or other extensions of credit under this Agreement to such Subsidiary might subject such Revolving Lender to adverse tax consequences for which it is not reimbursed hereunder, (C) such Revolving Lender would be required to register or file in the jurisdiction of formation, organization or location of such Subsidiary in order to make Revolving Loans or other extensions of credit under this Agreement to such Subsidiary, and such Revolving Lender does not wish to do so or (D) such Revolving Lender is restricted by operational or administrative procedures or other applicable internal policies from making Revolving Loans or other extensions of credit under this Agreement to Persons formed, organized or located in the jurisdiction in which such Subsidiary is formed, organized or located, and (ii) (A) each Lender having received all documentation and other information with respect to such Subsidiary required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, that shall have been requested by such Lender prior to a deadline notified by the Administrative Agent to the Lenders (which deadline shall be set by the Administrative Agent in its reasonable discretion and in consultation with the Company), (B) to the extent such Subsidiary qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Administrative Agent having received a Beneficial Ownership Certification in relation to such Subsidiary prior to a deadline notified by the Administrative Agent (which deadline shall be set by the Administrative Agent in its reasonable discretion and in consultation with the Company) and (C) the Administrative Agent having received such other customary documentation or information with respect to such Subsidiary as reasonably requested by the Administrative Agent. Upon the execution and delivery of a Borrowing Subsidiary Accession Agreement by the Company and such Subsidiary, and the acceptance thereof by the Administrative Agent, such Subsidiary shall for all purposes of this Agreement be a Borrowing Subsidiary and a party to this Agreement in respect of the Revolving Facility.
(b)    Upon the execution by the Company and delivery to the Administrative Agent of a Borrowing Subsidiary Termination with respect to any Borrowing Subsidiary, such Subsidiary shall cease to be a Borrowing Subsidiary and a party to this Agreement; provided that no Borrowing Subsidiary Termination will become effective as to any Borrowing Subsidiary (other than to terminate such Borrowing Subsidiary’s right to make further Revolving Borrowings or obtain Letters of Credit under this Agreement) at a time when any principal of or interest on any Revolving Loan to such Borrowing Subsidiary, or any Letter of Credit issued for the account of such Borrowing Subsidiary, shall be outstanding hereunder or any fees or other amounts remain unpaid with respect thereto. As soon as practicable upon receipt of a Borrowing Subsidiary Termination, the Administrative Agent shall make a copy thereof available to each Revolving Lender.
(c)    Each Borrowing Subsidiary hereby irrevocably appoints the Company as its agent for all purposes of this Agreement and the other Loan Documents, including (i) the giving and receipt of notices (including any Borrowing Request and any Interest Election Request) and (ii) the execution and delivery of all documents, instruments and certificates contemplated herein. Each Borrowing Subsidiary hereby acknowledges that any amendment or other modification to this Agreement or any other Loan Document may be effected as set forth in Section 10.02, that no consent of such Borrowing Subsidiary shall be required to effect any such amendment or other modification and that such Borrowing Subsidiary shall be bound by this Agreement or any other Loan Document (if it is theretofore a party thereto) as so amended or modified.

ARTICLE III
Representations and Warranties
The Company represents and warrants to the Administrative Agent, the Lenders and the Issuing Banks, on the Effective Date, the Closing Date and on each other date on which representations and warranties are required to be, or are deemed to be, made under the Loan Documents, that:
Section 3.01    Organization; Corporate Powers. Each of the Company and its Subsidiaries is duly organized, incorporated, validly existing and, to the extent such concept is applicable in the relevant jurisdiction, in good standing under the laws of its jurisdiction of formation, except where the failure to so be in good standing would not have a Material Adverse Effect, and is qualified to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be so qualified would not have a Material Adverse Effect.
Section 3.02    Authorization and Validity. Each Loan Party has the requisite power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each Loan Party of the Loan Documents to which it is a party and the performance by such Loan Party of its obligations thereunder have been duly authorized by all necessary corporate (or equivalent) actions on the part of such Loan Party, and the Loan Documents to which it is a party constitute legal, valid and binding obligations of each Loan Party party thereto, enforceable against such Loan Party in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law).
Section 3.03    No Conflict; Government Consent. None of the execution and delivery by any Borrower of the Loan Documents to which it is a party, compliance by any Borrower with the provisions thereof or the consummation of the Transactions will violate (a) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Borrower, (b) such Borrower’s articles of incorporation or by-laws or other constitutive documents and agreements or (c) the provisions of any material indenture, instrument or agreement to which the Company or any Subsidiary is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien (other than Liens permitted under Section 6.01) on the property of the Company or any of its Subsidiaries pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to be obtained by any Borrower in connection with the authorization, execution, delivery and performance by such Borrower of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents to which it is a party or the consummation by such Borrower of the Transactions, except such as have been obtained or made and are in full force and effect or where the failure to so obtain would not reasonably be expected to have a Material Adverse Effect.

Section 3.04    Financial Statements. The Company has heretofore furnished to the Lenders its consolidated balance sheet and related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows as of and for the fiscal year ended December 31, 2025, audited by and accompanied by the opinion of PricewaterhouseCoopers LLP. Such financial statements present fairly, in all material respects, the financial position and the results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.
Section 3.05    No Material Adverse Effect. Since March 31, 2026, there has occurred no change in the financial condition, operations, assets, business or properties of the Company and its Subsidiaries taken as a whole, or any other event, in each case, which has had or could reasonably be expected to have a Material Adverse Effect.
Section 3.06    Taxes. The Company and the Subsidiaries have filed all income Tax returns and all other material Tax returns that are required to be filed by any of them and have paid all Taxes due pursuant to such returns or pursuant to any assessment received by the Company or any Subsidiary, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP or where the failure to make such payment or file such return would not reasonably be expected to result in a Material Adverse Effect. Adequate charges, accruals and reserves on the books of the Company and the Subsidiaries in respect of any Taxes or other governmental charges have been made in accordance with GAAP.
Section 3.07    Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of the Company or any Borrowing Subsidiary, threatened in writing against the Company or any of its Subsidiaries (a) challenging the validity or enforceability of any material provision of the Loan Documents or (b) which could reasonably be expected to have a Material Adverse Effect. There is no material loss contingency within the meaning of GAAP which has not been reflected in the consolidated financial statements of the Company referred to in Section 3.04 or prepared and delivered pursuant to Section 5.01 for the fiscal period during which such material loss contingency was incurred. Neither the Company nor any of its Subsidiaries is subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority which could reasonably be expected to have a Material Adverse Effect.
Section 3.08    Employee Benefits. As of March 31, 2026, the Unfunded Liabilities of all Single Employer Plans did not in the aggregate exceed US$150,000,000. Each Plan complies in all material respects with, and has been maintained in all material respects in accordance with, all applicable laws and regulations. No Reportable Event has occurred with respect to any Single Employer Plan having any Unfunded Liability which has or could reasonably be expected to result in a liability to the Company which could reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) neither the Company nor any other member of the Controlled Group has terminated any Single Employer Plan without in each instance funding all vested benefit obligations thereunder. Each member of the Controlled Group has fulfilled its minimum funding obligations with respect to each Multiemployer Plan; (ii) no Termination Event has occurred or is reasonably expected to occur; and (iii) there are no material actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of the Company or its Subsidiaries, threatened in writing with respect to any Plan or Multiemployer Plan.
Section 3.09    Accuracy of Information. (a) None of the written reports, financial statements, certificates or other written information (other than projections or forward-looking information and information of a general economic or industry specific nature) furnished by or on behalf of the Company or any Subsidiary to the Administrative Agent or to any Lender in connection with the negotiation of the Loan Documents, as modified or supplemented by other information theretofore furnished, when furnished and taken as a whole and taken together with the Company’s publicly available filings theretofore made with the SEC (other than any portion thereof under the heading “Risk Factors”, “Cautionary Forward-Looking Statements” and any similar cautionary disclosure or disclaimer), contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading; provided that with respect to any projections or forward-looking information contained in such materials, the Company represents only that such information was prepared in good faith based upon assumptions believed by the Company to be reasonable at the time (it being understood that such projections and forward-looking information is subject to significant uncertainties and contingencies and that no assurances can be given that any particular projected financial information will be realized and that variances between actual results and projected financial results can be material).
(b)    If a Beneficial Ownership Certification is required to be delivered pursuant to Section 4.01(f), then, as of the Effective Date, the information set forth in such Beneficial Ownership Certification is true and correct in all respects. If a Beneficial Ownership Certification is required to be delivered pursuant to Section 2.22(a), then, as of the date of the delivery thereof, the information set forth in such Beneficial Ownership Certification is true and correct in all respects.
Section 3.10    Federal Reserve Regulations. The Borrowers are not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit to any other Person for the purpose of purchasing or carrying any Margin Stock, in each case, in a manner that would result in a violation (including on the part of any Lender) of Regulation U.
Section 3.11    Compliance with Laws. The Company and its Subsidiaries are in compliance with all applicable laws, except to the extent that such non-compliance could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any applicable laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a Release of any Contaminant, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

Section 3.12    Ownership of Properties. On the Effective Date, each of the Company and its Subsidiaries has or will have, as applicable, good title, free of all Liens other than Liens permitted under Section 6.01, to or valid leasehold interests in, or valid license rights under, all of its real and personal, tangible and intangible (including patents, trademarks, trade names, service marks and copyrights) property and assets material to its business.
Section 3.13    Investment Company Act Status. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in the Investment Company Act of 1940.
Section 3.14    Environmental Matters. Each of the Company and its Subsidiaries is in compliance with all, and has obtained and is in compliance with all permits and licenses required under, Environmental Laws in effect in each jurisdiction where it has conducted business, except to the extent the failure to so comply or obtain, in the aggregate for all such failures, would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is subject to, or knows of any basis for, any liability, damage, action or other cost, contingent or otherwise, under applicable Environmental Laws, or with respect to the Release of or exposure to any Contaminant, that could reasonably be expected to have a Material Adverse Effect. As of the Effective Date, neither the Company nor any Subsidiary has received any:
(a)    written notice from any Governmental Authority by which any of the Company’s or such Subsidiary’s currently or previously owned or leased property has been identified in any manner by such Governmental Authority as a property requiring remedial or other corrective action with respect to a Release of any Contaminant;
(b)    written notice of any Environmental Lien that has attached to any of the Company’s or such Subsidiary’s owned property or the Company or any Subsidiaries’ interest in any leased property or any revenues of the Company’s or such Subsidiary’s owned property; or
(c)    written communication from any Governmental Authority concerning action or omission by the Company or such Subsidiary in connection with its ownership or leasing of any property resulting in the Release of any Contaminant which could reasonably be expected to result in any violation of or liability under any Environmental Law;
where the effect of which, in the aggregate for all such notices and communications described in clauses (a) through (c), could reasonably be expected to have a Material Adverse Effect.
Section 3.15    Use of Proceeds. The proceeds of the Loans and the Letters of Credit shall be used as set forth in Section 5.10.
Section 3.16    Solvency. On the Closing Date, after giving effect to the Transactions to occur on such date, including the making of the Loans and the application of the proceeds thereof, (a) the fair value of the assets of the Company and its Subsidiaries (on a going concern basis), on a consolidated basis, will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Company and its Subsidiaries (on a going concern basis), on a consolidated basis, will be greater than the amount that will be required to pay the probable liabilities on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Company and its Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Company and its Subsidiaries, on a consolidated basis, will not have an unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and proposed to be conducted following the date hereof. For purposes of this Section, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing as of the Closing Date, represents the amount that can reasonably be expected to become an actual or matured liability.
Section 3.17    Affected Financial Institutions. Neither the Company nor any Borrowing Subsidiary is an Affected Financial Institution.
Section 3.18    Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and its and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and its and their respective officers and employees and, to the knowledge of the Company, its directors and agents are in compliance in all material respects with applicable Anti-Corruption Laws and applicable Sanctions. None of (a) the Company, any Subsidiary or, to the knowledge of the Company, any of its or their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person. No Loan or Letter of Credit, use of proceeds thereof or other transaction contemplated by this Agreement will violate applicable Anti-Corruption Laws or applicable Sanctions.
Section 3.19    Representations and Warranties of each Borrowing Subsidiary. Each Borrowing Subsidiary represents and warrants to the Administrative Agent, the Lenders and the Issuing Banks, on the date such Borrowing Subsidiary becomes a party hereto pursuant to Section 2.22(a) and on each other date on which representations and warranties of such Borrowing Subsidiary are required to be, or are deemed to be, made under the Loan Documents, that:
(a)    Organization; Corporate Powers. Such Borrowing Subsidiary (i) is a company duly organized, incorporated, validly existing and, to the extent such concept is applicable in the relevant jurisdiction, in good standing under the laws of the state or country of its organization (such jurisdiction being hereinafter referred to as the “Home Country”), (ii) has the requisite power and authority to own its property and assets and to carry on its business substantially as now conducted, except where the failure to have such requisite authority would not have a Material Adverse Effect on such Borrowing Subsidiary, and (iii) has the requisite power and authority and legal right to execute and deliver each Loan Document to which it is a party and to perform its obligations thereunder. The execution and delivery by such Borrowing Subsidiary of the Loan Documents to which it is a party and the performance by it of its obligations thereunder have been duly authorized by necessary corporate (or equivalent) actions on the part of such Borrowing Subsidiary.

(b)    Binding Effect. Each Loan Document executed by such Borrowing Subsidiary is the legal, valid and binding obligation of such Borrowing Subsidiary, enforceable against such Borrowing Subsidiary in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles (regardless of whether enforcement is sought in equity or at law).
(c)    No Conflict; Government Consent. Neither the execution and delivery by such Borrowing Subsidiary of the Loan Documents to which it is a party, nor the consummation by it of the transactions therein contemplated to be consummated by it, nor compliance by such Borrowing Subsidiary with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Borrowing Subsidiary, (ii) such Borrowing Subsidiary’s memoranda of association or articles or certificate of incorporation, by-laws or other constituent documents and agreements or (iii) the provisions of any material indenture, instrument or agreement to which such Borrowing Subsidiary or any of its subsidiaries is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien (other than Liens permitted under Section 6.01) on the property of such Borrowing Subsidiary or any of its subsidiaries pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize, or is required to be made by such Borrowing Subsidiary in connection with the execution, delivery and performance by such Borrowing Subsidiary of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents to which it is a party except such as have been obtained or made and are in full force and effect.
(d)    Filing. To ensure the enforceability or admissibility in evidence of this Agreement and each Loan Document to which such Borrowing Subsidiary is a party in its Home Country, it is not necessary that this Agreement or any other Loan Document to which such Borrowing Subsidiary is a party or any other document be filed or recorded with any court or other authority in its Home Country or that any stamp or similar tax be paid to or in respect of this Agreement or any other Loan Document of such Borrowing Subsidiary. The qualification by any Lender, any Issuing Bank or the Administrative Agent for admission to do business under the laws of such Borrowing Subsidiary’s Home Country does not constitute a condition to, and the failure to so qualify does not affect, the exercise by any Lender, any Issuing Bank or the Administrative Agent of any right, privilege, or remedy afforded to any Lender, any Issuing Bank or the Administrative Agent in connection with the Loan Documents to which such Borrowing Subsidiary is a party or the enforcement of any such right, privilege, or remedy against such Borrowing Subsidiary.
(e)    No Immunity. Neither such Borrowing Subsidiary nor any of its assets is entitled to immunity from suit, execution, attachment or other legal process. Such Borrowing Subsidiary’s execution and delivery of the Loan Documents to which it is a party constitute, and the exercise of its rights and performance of and compliance with its obligations under such Loan

Documents will constitute, private and commercial acts done and performed for private and commercial purposes.
Section 3.20    Covered Entities. Neither the Company nor any Borrowing Subsidiary is a Covered Entity.
ARTICLE IV
Conditions
Section 4.01    Conditions to Effective Date. This Agreement shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 10.02):
(a)    The Administrative Agent shall have received from each party hereto (i) a counterpart of this Agreement executed by each party hereto or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission or other electronic imaging) that such party has signed a counterpart of this Agreement.
(b)    The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the Effective Date) of (i) Sullivan & Cromwell LLP, in its capacity as special New York counsel to the Loan Parties, (ii) Arthur Cox, in its capacity as Irish counsel to the Loan Parties, (iii) Mannheimer Swartling, in its capacity as Swedish counsel to the Loan Parties, and (iv) Davis Polk & Wardwell London LLP, in its capacity as special English counsel to the Administrative Agent, in each case, in form and substance reasonably satisfactory to the Administrative Agent.
(c)    The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, incorporation, existence and, to the extent applicable in the relevant jurisdiction, good standing of each Loan Party, the authorization of the Loan Documents, the incumbency of the Persons executing any Loan Document on behalf of each Loan Party and any other legal matters relating to each Loan Party, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.
(d)    All costs, expenses (including reasonable and documented legal fees and expenses) and fees contemplated by the Loan Documents, or otherwise agreed by the Company with the Arrangers in connection with the Loan Documents, to be reimbursable or payable by or on behalf of the Company to the Arrangers (or Affiliates thereof), the Administrative Agent or the Lenders shall have been paid on or prior to the Effective Date, in each case, to the extent required to be paid on or prior to the Effective Date and, in the case of costs and expenses, invoiced at least two Business Days prior to the Effective Date.
(e)    The Administrative Agent shall have received a certificate, dated the Effective Date and signed by an Authorized Officer of the Company, certifying that, as of the Effective Date and after giving effect to the Transactions that are to occur on such date, (i) the representations and warranties of the Company set forth in the Loan Documents are true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects and (ii) no Default or Event of Default has occurred and is continuing.
(f)    The Lenders shall have received, (i) at least three Business Days prior to the Effective Date, all documentation and other information regarding the Company and the Subsidiaries required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, that has been reasonably requested in writing by the Administrative Agent or any Lender at least 10 Business Days prior to the Effective Date and (ii) to the extent the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five Business Days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Company.
The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
Section 4.02    Conditions to Each Revolving Credit Event. The obligation of each Revolving Lender to make a Revolving Loan on the occasion of each Revolving Borrowing (other than any conversion or continuation of any Revolving Loan) and of each Issuing Bank to issue, amend to increase the amount thereof, renew (other than an automatic renewal permitted pursuant to Section 2.20(c)) or extend any Letter of Credit is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:
(a)    The representations and warranties of each Loan Party set forth in Article III (other than, after the Effective Date, the representations and warranties set forth in Sections 3.05 and 3.07) shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the date of such Borrowing or the date of such issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date.
(b)    At the time of and immediately after giving effect to such Borrowing or such issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.
(c)    The Administrative Agent, and if applicable, the applicable Issuing Bank shall have received a written Borrowing Request or request for the issuance of a Letter of Credit, as applicable, in accordance with the requirements hereof.
(d)    The Closing Date shall have occurred.
On the date of any Revolving Borrowing (other than any conversion or continuation of any Revolving Loan) or the issuance, amendment to increase the amount thereof, renewal (other than an automatic renewal permitted pursuant to Section 2.20(c)) or extension of any Letter of Credit, the Company and the applicable Borrower shall be deemed to have represented and warranted that the conditions specified in paragraphs (a) and (b) of this Section have been satisfied.
Section 4.03    Conditions to Initial Revolving Credit Event to each Borrowing Subsidiary. The obligations of the Revolving Lenders to make Revolving Loans and of the Issuing Banks to issue Letters of Credit hereunder to or for the account of any Borrowing Subsidiary (other than Intergraph Corporation and Octave Intelligence Finance Ltd) shall not become effective until the date on which each of the following additional conditions shall be satisfied (unless waived in accordance with Section 10.02):
(a)    The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the Effective Date) of counsel to such Borrowing Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent.
(b)    The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and, if applicable, good standing of such Borrowing Subsidiary, the authorization of the Loan Documents by such Borrowing Subsidiary, the incumbency of the Persons executing any Loan Document on behalf of such Borrowing Subsidiary and any other legal matters reasonably relating to such Borrowing Subsidiary, this Agreement or its Borrowing Subsidiary Accession Agreement, all in form and substance reasonably satisfactory to the Administrative Agent.
Section 4.04    Conditions to Closing Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (unless waived in accordance with Section 10.02):
(a)    The representations and warranties of each Loan Party set forth in this Agreement shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects in each case on and as of the date of such Borrowing or the date of such issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except in the case of any such representation and warranty that expressly stated to have been made as of a specific date, in which case such representation and warranty shall be so true and correct on in all material respects and as of such specific date.
(b)    At the time of and immediately after giving effect to such Borrowing or such issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.
(c)    The Spin-Off Effective Date shall have occurred and the Spin-Off shall have been consummated substantially concurrently with the making of such Loans or the issuances of such Letter of Credit in all material respects in accordance with the Distribution Agreement; provided that no provision of the Distribution Agreement shall have been amended or amended or modified by the Company, and no condition therein shall have been waived or consent granted or request made by the Company, in each case, in any respect that is materially adverse to the

Lenders in their capacities as such without the prior written consent of the Lead Arrangers (which consent shall not be unreasonably withheld or delayed and will be deemed to have been provided by a Lead Arranger if the form or substance of such amendment, modification, waiver or consent has been provided to such Lead Arranger and it has not objected by written notice to the Company within five (5) Business Days).
(d)    The Administrative Agent shall have received a certificate of the Company, dated the Closing Date and signed by an Authorized Officer of the Company, certifying that, as of the Closing Date and after giving effect to the Transactions that are to occur on such date, the conditions set forth in Section 4.04(a), (b) and (c) have been satisfied.
(e)    The Administrative Agent shall have received a solvency certificate, in the form attached hereto as Exhibit G, dated as of the Closing Date from the chief financial officer (or an Authorized Officer with reasonably equivalent responsibilities) of the Company dated as of the Closing Date and certifying as to the matters set forth therein.
(f)    All costs, expenses (including reasonable and documented legal fees and expenses) and fees contemplated by the Loan Documents, or otherwise agreed by the Company with the Arrangers in connection with the Loan Documents, to be reimbursable or payable by or on behalf of the Company to the Arrangers (or Affiliates thereof), the Administrative Agent or the Lenders shall have been paid on or prior to the Closing Date, in each case, to the extent required to be paid on or prior to the Closing Date and, in the case of costs and expenses, invoiced at least two Business Days prior to the Closing Date.
(g)    The Early Termination Date shall not have occurred.
The Administrative Agent shall notify the Company and the Lenders of the satisfaction of the conditions to Closing Date specified in this Section, and such notice shall be conclusive and binding. Each Borrowing shall be deemed to constitute a representation and warranty by the Company and the applicable Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
ARTICLE V
Affirmative Covenants
Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees that:
Section 5.01    Financial Reporting. The Company shall furnish to the Administrative Agent:
(a)    Quarterly Reports. As soon as practicable and in any event within 45 days after the end of each of the first three fiscal quarters of each of its fiscal years (commencing with the first fiscal quarter ending after the Closing Date), an unaudited condensed consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter and related unaudited condensed consolidated statements of income, comprehensive income and cash flows for such fiscal quarter and the period from the beginning of such fiscal year to the end of such fiscal quarter (and, in the case of the consolidated statements of income and cash flows, on a comparative basis with the statements for such period in the prior fiscal year of the Company), which shall present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the dates indicated and their results of operations and cash flows for the periods indicated in accordance with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes.
(b)    Annual Reports. As soon as practicable, and in any event within 90 days after the end of each of its fiscal years, commencing with the first fiscal year ending after the Closing Date, an audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and related audited consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for such fiscal year, accompanied by an audit report thereon of an internationally recognized independent registered public accounting firm, which audit report shall not contain any “going concern” or like qualification or exception or any qualification or exception as to the scope of audit and shall state that such financial statements present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the dates indicated and their results of operations and cash flows for the periods indicated in conformity with GAAP and that the examination by such accounting firm in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards in the United States.
(c)    Compliance Certificate. Concurrently with each delivery of any financial statement pursuant to paragraphs (a) and (b) of this Section, a Compliance Certificate, signed by the Company’s chief financial officer, chief accounting officer, treasurer or assistant treasurer, setting forth calculations for the period then ended which demonstrate compliance with Section 6.07, calculating the Leverage Ratio for purposes of determining the then Applicable Rate and stating that as of the date of such Compliance Certificate no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof.
Documents required to be delivered pursuant to paragraph (a) or (b) of this Section (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i) the Company posts such documents, or provides a link thereto, on the Company’s website on the Internet at the website address www.trimble.com or (ii) such documents are posted on the Company’s behalf on an Internet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).
Section 5.02    Notice of Material Events; Other Information.
(a)    Notice of Default. Promptly upon any of the chief executive officer, chief operating officer, chief financial officer, treasurer, controller or other executive officer of the

Company obtaining actual knowledge (i) of any condition or event which constitutes a Default or Event of Default or (ii) that any Person has given any written notice to the Company or any Subsidiary or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 7.01(d), the Company shall deliver to the Administrative Agent a certificate of an Authorized Officer specifying (A) the nature and period of existence of any such Default or Event of Default or any such claimed default or event or condition, (B) the notice given or action taken by such Person in connection therewith and (C) what action the Company has taken, is taking or proposes to take with respect thereto.
(b)    Lawsuits. Promptly upon any of the chief executive officer, chief operating officer, chief financial officer, treasurer, controller or other executive officer of the Company obtaining actual knowledge of the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against the Company or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, the Company shall give written notice thereof to the Administrative Agent and provide such other information as may be reasonably requested by the Administrative Agent or any Lender to enable the Administrative Agent or such Lender to evaluate such matters; provided that the Company shall not be required to provide information that is subject to attorney-client or similar privilege or constitutes attorney work product.
(c)    Other Information. The Company shall, promptly following a request by any Lender, prepare and deliver to such Lender all documentation and other information such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act. The Company shall (i) prepare and deliver to the Administrative Agent notice of any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such Beneficial Ownership Certification and (ii) promptly upon receiving a request therefor from the Administrative Agent, prepare and deliver to the Administrative Agent such other information with respect to the Company or any of its Subsidiaries as from time to time may be reasonably requested by the Administrative Agent.
Section 5.03    Corporate Existence, Etc. Subject to Section 6.05, the Company shall, and shall cause each of its Subsidiaries to, at all times maintain its corporate (or other applicable entity) existence and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses, except where the failure to maintain such existence (other than in the case of the Company or any other Borrower) or any such rights or franchises could not reasonably be expected to have a Material Adverse Effect.
Section 5.04    Corporate Powers; Conduct of Business. The Company shall, and shall cause each of its Subsidiaries to, qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified and where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect.
Section 5.05    Compliance with Laws, Etc. The Company shall, and shall cause each of its Subsidiaries to, (a) comply with all applicable laws and (b) obtain as needed all permits necessary for its operations and maintain such permits in good standing, unless failure to comply or to obtain or maintain such permits could not reasonably be expected to have a Material Adverse Effect. The Company shall maintain in effect and enforce policies and procedures designed to ensure compliance in all material respects by the Company, its Subsidiaries and its and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
Section 5.06    Payment of Taxes and Claims. The Company shall, and shall cause each of its Subsidiaries to, pay (a) all material Taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before becoming delinquent and (b) all claims (including, without limitation, claims for labor, services, materials and supplies) for material sums which have become due and payable and which by law have or may become a Lien (other than a Lien permitted by Section 6.01) upon any of the Company’s or such Subsidiary’s property or assets before becoming delinquent; provided that no such Taxes, assessments and governmental charges referred to in clause (a) above or claims referred to in clause (b) above (and interest, penalties or fines relating thereto) need be paid if (i) such Taxes, assessments and governmental charges or claims are being contested in good faith by appropriate proceedings diligently instituted and conducted and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary, or (ii) the failure to do so would not reasonably be expected to have a Material Adverse Effect.
Section 5.07    Insurance. The Company shall maintain, and shall cause to be maintained on behalf of each of its Subsidiaries, insurance coverage by financially sound and reputable insurance companies or associations, against such casualties and contingencies, of such types and in such amounts as are customary for companies engaged in similar businesses and owning and operating similar properties, it being understood that the Company and its Subsidiaries may self-insure against hazards and risks with respect to which, and in such amounts, as the Company in good faith determines prudent and consistent with sound financial practice, and as are customary for companies engaged in similar businesses and owning and operating similar properties. The Company shall furnish to any Lender upon request such information as to the insurance carried by the Company as such Lender may reasonably request.
Section 5.08    Inspection of Property; Books and Records; Discussions. The Company shall, and cause each of its Subsidiaries to, permit any authorized representative(s) designated by either the Administrative Agent or the Required Lenders (or while any Event of Default exists, any Lender) to visit and inspect, for a reasonable purpose, any of the properties of the Company or any of its Subsidiaries, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated hereby (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers and their independent certified public accountants, all upon reasonable notice and at such reasonable times during normal business hours, as often as may be reasonably requested (but no more than once per calendar year unless an Event of Default exists). Notwithstanding anything to the contrary in this

Section 5.08, neither the Company nor any of its Subsidiaries will be required to disclose, permit the inspection, examination or making of extracts from, or discussion of, any document, information or other matter (a) that constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective designated representatives) is then prohibited by any applicable law or any agreement binding on the Company or any of its Subsidiaries or (c) that is subject to attorney-client or similar privilege or constitutes attorney work product. The Company shall keep and maintain, and cause each of its Subsidiaries to keep and maintain, proper books of record and account in which full, true and correct entries in all material respects are made sufficient for the preparation of financial statements in accordance with GAAP.
Section 5.09    Maintenance of Property. The Company shall cause all property used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order, ordinary wear and tear excepted, except to the extent that the failure to so maintain such property could not be reasonably expected to have a Material Adverse Effect.
Section 5.10    Use of Proceeds.
(a)    The proceeds of the Dollar Tranche Term Loans will be used to fund in whole or in part a repayment to the Parent of one or more intercompany balances owing to the Parent by the USD Term Borrower and for other general corporate purposes of the Company and its Subsidiaries.
(b)    The proceeds of the Euro Tranche Term Loans will be used to fund in whole or in part a repayment to the Parent of one or more intercompany balances owing to the Parent by the EUR Term Borrower and for other general corporate purposes of the Company and its Subsidiaries.
(c)    The proceeds of the Revolving Loans will be used to fund in whole or in part, and Letters of Credit will be issued to support, a repayment to the Parent of one or more intercompany balances owing to the Parent and for other working capital needs and other general corporate purposes of the Company and its Subsidiaries.
(d)    The Borrowers will not request any Loan or Letter of Credit, and the Company shall not use, and shall procure that its Subsidiaries shall not use, the proceeds of any Loan or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 5.11    Governmental Approvals and Authorizations. Borrowing Subsidiaries shall maintain all material authorizations, consents, approvals and licenses from, exemptions of, and material filings and registrations with, each Governmental Authority of the jurisdiction in which each Borrowing Subsidiary is organized and existing, and all material approvals and consents of each other Person in such jurisdiction.
ARTICLE VI
Negative Covenants
Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees that:
Section 6.01    Liens. The Company shall not, nor shall it permit any Subsidiary to, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of its property or assets, except:
(a)    Permitted Existing Liens and any renewals or extensions thereof; provided that such Liens shall not apply to any other asset of the Company or any Subsidiary and shall secure only those obligations that they secure on the date hereof (together with any accessions, additions, parts, replacements, fixtures, improvements and attachments to such original property, and the proceeds thereof) and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof except by an amount equal to a reasonable premium or other reasonable amount paid, and expenses reasonably incurred, in connection with such extensions, renewals or refinancings;
(b)    Permitted Liens;
(c)    Liens on property acquired by the Company or any Subsidiary after the date hereof existing at the time of the acquisition thereof or existing on any property of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged, consolidated or amalgamated with or into the Company or a Subsidiary) after the date hereof prior to the time such Person becomes a Subsidiary (or is so merged, consolidated or amalgamated); provided that (i) such Liens are not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger, consolidation or amalgamation), as the case may be, (ii) such Liens shall not apply to any other property of the Company or any Subsidiary (other than any accessions, additions, parts, replacements, fixtures, improvements and attachments to such original property, and the proceeds thereof) and (iii) such Liens shall secure only those obligations that they secure on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged, consolidated or amalgamated), as the case may be, and extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof except by an amount equal to a premium or other amount paid, and expenses reasonably incurred, in connection with such extensions, renewals or refinancings;
(d)    Liens securing Indebtedness of (i) a Subsidiary to the Company or to another Subsidiary or (ii) the Company to any Loan Party;

(e)    Liens on fixed or capital assets (including real property) and related software acquired, constructed or improved by the Company or any Subsidiary (together with any accessions, additions, parts, replacements, fixtures, improvements and attachments to such original property, and the proceeds thereof) securing Indebtedness incurred to finance such acquisition, construction or improvement; provided that (i) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and related software and (iii) such Liens shall not apply to any other property or assets of the Company or any Subsidiary; provided further that individual financings of equipment or other fixed or capital assets otherwise permitted to be secured under this clause (e) provided by any Person (or its Affiliates) may be cross-collateralized to other such financings provided by such Person (or its Affiliates);
(f)    Liens solely on any cash earnest money deposits made by the Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
(g)    Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of letters of credit, bank guarantees and bankers’ acceptances issued or credited for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;
(h)    statutory, common law or contractual Liens of creditor depository institutions or institutions holding securities accounts (including rights of set-off or similar rights and remedies);
(i)    Liens consisting of pledges of cash collateral in an aggregate amount not to exceed at any time US$20,000,000 to secure Hedging Agreements, letters of credit, bank guarantees and banker’s acceptances;
(j)    customary Liens granted in favor of a trustee to secure fees and other amounts owing to a trustee under an indenture or other agreement pursuant to which Indebtedness permitted by this Agreement is issued;
(k)    Liens on assets of Foreign Subsidiaries securing Indebtedness of such Foreign Subsidiaries permitted by Section 6.02;
(l)    Liens encumbering Receivables sold or assigned by the Company or its Subsidiaries pursuant to factoring or similar arrangements (but not pursuant to Securitization Transactions or secured incurrences of Indebtedness) and the proceeds thereof and any account into which such proceeds are deposited (so long as such account is maintained solely for the purpose of receiving such proceeds);
(m)    Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code as in effect in the State of New York (or, if applicable, the corresponding section of the Uniform Commercial Code in the relevant jurisdiction), in each case covering only the items being collected upon;
(n)    in connection with the sale, transfer or other disposition of any Capital Stock or other assets in a transaction permitted hereunder, customary rights and restrictions contained in agreements relating to such sale, transfer or other disposition pending the completion thereof;
(o)    any encumbrance or restriction (including put and call arrangements) with respect to the transfer of the Equity Interests of any joint venture or similar arrangement pursuant to the terms thereof;
(p)    [reserved];
(q)    Liens created or arising in connection with Securitization Transactions so long as the aggregate principal amount at any time outstanding under such Securitization Transactions does not exceed US$150,000,000; provided that such Liens shall not apply to any assets other than the Receivables subject to the Securitization Transactions and Equity Interests in any Securitization Subsidiary;
(r)    Liens on the net cash proceeds of any Acquisition Indebtedness held in escrow by a third party escrow agent prior to the release thereof from escrow; and
(s)    Liens in connection with any Sale-Leaseback Transaction(s); provided that such Liens shall secure only the Indebtedness permitted under Section 6.02(o);
(t)    other Liens securing or deemed to exist in connection with Indebtedness or other obligations and Securitization Transactions; provided that at the time of and after giving pro forma effect to the incurrence of any such Lien (or any Indebtedness or other obligations secured thereby) or such Securitization Transaction, the sum, without duplication, of (i) the aggregate principal amount of the outstanding Indebtedness or other obligations secured by Liens and the outstanding Securitization Transactions permitted by this clause (t) and (ii) the aggregate principal amount of the outstanding Indebtedness permitted by Section 6.02(p) does not exceed, at the time incurred, the greater of (x) US$105,000,000 and (y) 15.0% of Consolidated Net Tangible Assets (calculated as of the date of the Company’s balance sheet then most recently delivered pursuant to Section 5.01(a) or 5.01(b) or, if prior to the delivery of the first balance sheet to be delivered pursuant to Section 5.01(a) or 5.01(b), the most recent balance sheet referred to in Section 3.04).
Section 6.02    Indebtedness of Subsidiaries. The Company shall not permit any Subsidiary to, directly or indirectly, create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, other than:
(a)    the Obligations;
(b)    Permitted Existing Indebtedness and any refinancings, renewals, refundings or extensions thereof; provided that the principal amount of such Indebtedness is not increased at the time of any such refinancing, renewal, refunding or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and expenses reasonably incurred, in connection with such refinancing, renewal, refunding or extension;
(c)    Indebtedness of any Subsidiary to the Company, any other Subsidiary or, until the occurrence of the Spin-Off Effective Date, the Parent;
(d)    Indebtedness of any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (including real property) and related software acquired, constructed or improved by the such Subsidiary; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the principal amount of such Indebtedness at the time incurred does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;
(e)    Indebtedness of any Person that becomes a Subsidiary (or Indebtedness of any Person not previously a Subsidiary that is merged, consolidated or amalgamated with or into a Subsidiary) after the date hereof, or Indebtedness that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary after the date hereof; provided that such Indebtedness (i) shall exist at the time such Person becomes a Subsidiary (or is so merged, consolidated or amalgamated) or such assets are acquired, as the case may be, (ii) shall not be created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger, consolidation or amalgamation) or such acquisition, as the case may be, and (iii) shall not be secured by any Liens other than Liens permitted under Section 6.01;
(f)    Indebtedness of any Subsidiary as an account party in respect of letters of credit, bank guarantees and banker’s acceptances backing or supporting obligations that do not constitute Indebtedness (it being understood and agreed that letters of credit may be provided to back bank guarantees);
(g)    guarantees by any Subsidiary of any Indebtedness of the Company or any other Subsidiary; provided that (i) a Subsidiary shall not guarantee Indebtedness of any other Subsidiary that it would not have been permitted to incur under this Section if it were a primary obligor thereon and (ii) any Subsidiary that guarantees any Indebtedness of the Company shall also guarantee the Obligations on terms consistent with the Guarantees provided hereunder on the Effective Date;
(h)    Indebtedness incurred in connection with Hedging Agreements entered into for non-speculative purposes;
(i)    Indebtedness arising in connection with (i) customary cash management or treasury services, (ii) any overdraft facilities or (iii) the endorsement of instruments for deposit, in each case, entered into in the ordinary course of business;
(j)    customary indemnification obligations pursuant to factoring or similar arrangements permitted by Section 6.01(l);

(k)    Indebtedness with respect to repurchase obligations in respect of Cash Equivalents of the type set forth in clauses (a) and (b) of the definition thereof;
(l)    customer deposits and advance payments received in the ordinary course of business from customers for goods or services;
(m)    any surety, appeal, indemnity, performance bond or other obligations of a like nature;
(n)    Securitization Transactions in an aggregate principal amount at any time outstanding not to exceed US$150,000,000;
(o)    Indebtedness arising out of any Sale-Leaseback Transaction(s) so long as the aggregate principal amount at any time outstanding under such Sale-Leaseback Transaction(s) does not exceed US$25,000,000; and
(p)    other Indebtedness; provided that at the time of and after giving pro forma effect to the incurrence of any such Indebtedness, the sum, without duplication, of (i) the aggregate principal amount of the outstanding Indebtedness of Subsidiaries permitted by this clause (p) and (ii) the aggregate principal amount of the outstanding Indebtedness or other obligations secured by Liens and the outstanding Securitization Transactions permitted by Section 6.01(t) does not exceed, at the time incurred, the greater of (x) US$105,000,000 and (y) 15.0% of Consolidated Net Tangible Assets (calculated as of the date of the Company’s balance sheet then most recently delivered pursuant to Section 5.01(a) or 5.01(b) or, if prior to the delivery of the first balance sheet to be delivered pursuant to Section 5.01(a) or 5.01(b), the most recent balance sheet referred to in Section 3.04).
Section 6.03    Asset Sales. The Company shall not, nor shall it permit any Subsidiary to, make any Disposition or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets of the Company and its Subsidiaries, calculated on a consolidated basis (whether now owned or hereafter acquired) to or in favor of any Person (including pursuant to a Delaware LLC Division).
Section 6.04    Use of Proceeds. The proceeds of the Dollar Tranche Term Loans will be used to fund in whole or in part a repayment to the Parent of one or more intercompany balances owing to the Parent by the USD Term Borrower and for other general corporate purposes of the Company and its Subsidiaries. The proceeds of the Euro Tranche Term Loans will be used to fund in whole or in part a repayment to the Parent of one or more intercompany balances owing to the Parent by the EUR Term Borrower and for other general corporate purposes of the Company and its Subsidiaries. The proceeds of the Revolving Loans will be used to fund in whole or in part, and Letters of Credit will be issued to support, a repayment to the Parent of one or more intercompany balances owing to the Parent and for other working capital needs and other general corporate purposes of the Company and its Subsidiaries. No part of the proceeds of any of the Loans or Letters of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose. The Borrowers will not request any Loan or Letter of Credit, and the Company shall not use, and shall procure that its Subsidiaries shall not use, the proceeds of any Loan or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 6.05    Restriction on Fundamental Changes. The Company shall not, nor shall the Company permit any Subsidiary to, merge, consolidate or amalgamate with any other Person, or liquidate, wind-up or dissolve, or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, whether now or hereafter acquired; provided that (a) a Subsidiary of the Company may merge, consolidate or amalgamate with or into the Company or any Subsidiary to the extent that (i) in the case of any such transaction involving the Company, the Company shall be the surviving or continuing Person, (ii) in the case of any such transaction involving a Borrowing Subsidiary, such Borrowing Subsidiary (or, in the case of a merger, consolidation or amalgamation of such Borrowing Subsidiary with or into the Company or another Borrowing Subsidiary, the Company or such other Borrowing Subsidiary) shall be the surviving or continuing Person and (iii) in the case of any such transaction involving any Term Loan Borrower, such Term Loan Borrower (or, in the case of a merger, consolidation or amalgamation of such Term Loan Borrower with or into the Company or another Term Loan Borrower, the Company or such other Term Loan Borrower) shall be the surviving or continuing Person; (b) any Person (other than the Company or a Subsidiary) may merge, consolidate or amalgamate with or into (i) the Company in a transaction in which the Company is the surviving or continuing Person or (ii) any Subsidiary in a transaction in which such Subsidiary or a Person that becomes a Subsidiary is the surviving or continuing Person; (c) any Subsidiary (other than a Term Loan Borrower or a Borrowing Subsidiary) may merge, consolidate or amalgamate with or into any Person (other than the Company) in a transaction not prohibited hereunder in which, after giving effect to such transaction, the surviving or continuing Person is not a Subsidiary; (d) the Company or any Borrowing Subsidiary may transfer its assets to the Company or any other Borrowing Subsidiary, so long as immediately after giving effect thereto, no Default or Event of Default shall exist; and (e) any Subsidiary may liquidate, dissolve or wind-up (including by “striking off” or similar proceeding) if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any Borrowing Subsidiary may liquidate, dissolve or wind-up only if it shall have ceased, or shall concurrently cease, to be a Borrowing Subsidiary in accordance with Section 2.22(b).
Section 6.06    Margin Regulations. Neither the Company nor any of its Subsidiaries shall use all or any portion of the proceeds of any Loan or other credit extended under this Agreement to purchase or carry Margin Stock if a violation of Regulation U would result.
Section 6.07    Financial Covenant.

(a)    Maximum Leverage Ratio. The Company shall at the end of each fiscal quarter maintain a Leverage Ratio of not greater than 3.50:1.00; provided that in the event the Company or any Subsidiary shall complete any Material Acquisition, the Company may, by a notice delivered to the Administrative Agent (which shall furnish a copy thereof to each Lender), increase to 4.00:1.00 the maximum Leverage Ratio permitted for the fiscal quarter during which such Material Acquisition shall have occurred and each of the three immediately succeeding fiscal quarters (but not for any subsequent fiscal quarter); provided, further, that there shall be at least two full fiscal quarters following the expiration of such increase before another such increase may be in effect.
ARTICLE VII
Events of Default
Section 7.01    Defaults. If any of the following events (“Events of Default”) shall occur:
(a)    Failure to Make Payments when Due. Any Borrower shall (i) fail to pay when due any of the Obligations consisting of principal with respect to any Loan or of any LC Disbursement or (ii) shall fail to pay within five Business Days of the date when due any of the other Obligations under this Agreement or the other Loan Documents;
(b)    Breach of Certain Covenants. Any Loan Party shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on it under (i) Section 5.02(a), 5.03 (as to the existence of any Borrower) or 5.10 or Article VI or (ii) any other provision of this Agreement or any other Loan Document not covered by Section 7.01(a) or 7.01(b)(i) and such failure under this clause (ii) shall continue unremedied for 30 days after the earliest of the receipt by the Company of written notice from the Administrative Agent and actual knowledge thereof by an Authorized Officer;
(c)    Breach of Representation or Warranty. Any representation or warranty made or deemed made by or on behalf of any Loan Party in any of the Loan Documents or in any written statement or certificate or written information at any time given by or on behalf of any Loan Party pursuant to any of the Loan Documents shall be false in any material respect on the date as of which made or deemed made;
(d)    Default as to Other Indebtedness. The Company or any of its Subsidiaries shall fail to pay when due any Indebtedness in excess of US$100,000,000 (any such Indebtedness being “Material Indebtedness”), or the Company or any of its Subsidiaries shall fail to perform (beyond the applicable grace period with respect thereto, if any) any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which failure, event or condition is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Company or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid, repurchased or redeemed (other than by a regularly scheduled payment or a mandatory prepayment, repurchase or redemption upon a sale, transfer or other disposition of assets (including as a result of a casualty or condemnation event)) prior to the stated maturity thereof; provided, that this clause (d) shall not apply to (v) any payment, prepayment, repurchase or redemption of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is not prohibited by this Agreement, (w) any Indebtedness that becomes due as a result of a refinancing thereof permitted under Section 6.01, (x) any redemption, repurchase, conversion or settlement in respect of Convertible Indebtedness pursuant to its terms (other than any right to convert such Indebtedness into cash that is triggered by an event of default, a change of control or a similar event, however denominated), (y) any early payment requirement or unwinding or termination with respect to any Hedging Agreement (other than as a result of an event in the nature of a default under any Hedging Agreement) and (z) any prepayment, repurchase or redemption in respect of Acquisition Indebtedness if the related Acquisition is not consummated;
(e)    Involuntary Bankruptcy; Appointment of Receiver, Etc.
(i)    An involuntary case shall be commenced against the Company or any of its Material Subsidiaries and the petition shall not be dismissed, stayed, bonded or discharged within 60 days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company or any of its Material Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law; or
(ii)    A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, examiner, process adviser, sequestrator, trustee, custodian or other officer having similar powers over the Company or any of its Material Subsidiaries or over all or a substantial part of the property of the Company or any of its Material Subsidiaries shall be entered; or an interim receiver, trustee or other custodian of the Company or any of its Material Subsidiaries or of all or a substantial part of the property of the Company or any of its Material Subsidiaries shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the property of the Company or any of its Material Subsidiaries shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within 60 days after entry, appointment or issuance;
(f)    Voluntary Bankruptcy; Appointment of Receiver, Etc. The Company or any of its Material Subsidiaries shall (i) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, (iii) consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, (iv) make any assignment for the benefit of creditors, or (v) take any corporate action to authorize any of the foregoing;
(g)    Judgments and Attachments. Any money judgment(s) writ or warrant of attachment, or similar process against the Company or any Material Subsidiary or any of their respective assets involving in any single case or in the aggregate an amount in excess of

US$100,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) is or are entered and shall remain unsatisfied, undischarged, unvacated, unbonded or unstayed for a period of 60 days;
(h)    Dissolution. Any order, judgment or decree shall be entered against the Company or any Material Subsidiary decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of 60 days; or the Company or any Material Subsidiary shall otherwise dissolve or cease to exist except, in the case of any such Subsidiary, as specifically permitted by Section 6.05;
(i)    Termination Event. Any Termination Event occurs which the Required Lenders believe would have, or could reasonably be expected to have, a Material Adverse Effect or at any time after the Effective Date the Unfunded Liabilities of all Single Employer Plans exceed an amount that would have, or could reasonably be expected to have, a Material Adverse Effect;
(j)    Change of Control. A Change of Control shall occur; or
(k)    Guarantee Revocation. The Guarantee shall fail to remain in full force or effect (other than in accordance with its terms) or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Guarantee, or the Company or the Parent shall revoke or deny that it has any further liability under its Guarantee, or shall give notice to such effect, other than in accordance with the terms of such Guarantee;
then, and in every such event (other than an event with respect to the Company described in clause (e) or (f) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take any or all of the following actions, at the same or different times: (A) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (B) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers hereunder, shall become due and payable immediately, and (C) require the deposit of cash collateral in respect of LC Exposure as provided in Section 2.20(m), in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company and each Borrowing Subsidiary to the extent permitted by applicable law; and in the case of any event with respect to the Company described in clause (e) or (f) of this Section, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers hereunder, shall immediately and automatically become due and payable and the deposit of such cash collateral in respect of LC Exposure shall immediately and automatically become due, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company, each Term Loan Borrower and each Borrowing Subsidiary to the extent permitted by applicable law.

ARTICLE VIII
The Administrative Agent
Each of the Lenders and the Issuing Banks hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as Administrative Agent under this Agreement and the other Loan Documents, and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks.
The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents with respect to the Administrative Agent, and the Administrative Agent’s duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a)  the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties), (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to any Loan Document or applicable law, including any action that may be in violation of the automatic stay under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and the Administrative Agent shall not be liable for the failure to disclose, any information relating to the Company, any Subsidiary or any other Affiliate thereof that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Company, any Lender or any Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.
The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Administrative Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof. In determining compliance with any condition hereunder to the making of a Loan or the issuance, amendment, renewal or extension of any Letter of Credit that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank, as applicable, unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank, as applicable, prior to the making of such Loan or such event as to such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it with reasonable care, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any of its sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with bad faith, gross negligence or willful misconduct in the selection of such sub-agents.
Subject to the terms of this paragraph, the Administrative Agent may resign at any time from its capacity as such. In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders, the Issuing Banks and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Company (not to be unreasonably withheld, conditioned or delayed) to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If the Person serving as the Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as the Administrative Agent and, subject to the consent of the Company (not to be unreasonably withheld, conditioned or delayed) appoint a successor. Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Company and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Company, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the retiring Administrative Agent for the account of any Person other than the retiring Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the retiring Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation or removal from its capacity as such, the provisions of this Article and Section 10.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as the Administrative Agent.
Each Lender and Issuing Bank expressly acknowledges that none of the Administrative Agent nor any Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or the Arrangers hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Arranger to any Lender or Issuing Bank as to any matter, including whether the Administrative Agent or any Arranger has disclosed material information in their (or their Related Parties’) possession. Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of any Loan Party, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to such Loan Party hereunder. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of any Loan Party.
Each Lender, by delivering its signature page to this Agreement, or delivering its signature page to an Assignment and Assumption or any other document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.
In case of the pendency of any proceeding with respect to any Loan Party under any United States (Federal or state) or foreign bankruptcy, insolvency, examinership, rescue process, receivership, winding-up or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Loan Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letters of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.14, 10.03 and 10.17) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, examiner, process adviser, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 10.03).
Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not to or for the benefit of the Company or any other Loan Party, that at least one of the following is and will be true: (i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) or otherwise for the purposes of Title I of ERISA or Section 4975 of the Code of one or more Employee Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, the Commitments or this Agreement, (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, the Commitments and this Agreement, (iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, the Commitments and this Agreement or (iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent and such Lender.
In addition, unless clause (i) of the immediately preceding paragraph is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in clause (iv) of the immediately preceding paragraph, such Lender further (a) represents and warrants, as of the date such Person became a Lender party hereto, to and (b) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and the Arrangers and their respective Affiliates, and not to or for the benefit of the Company or any other Loan Party, that: (i) none of the Administrative Agent or the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto), (ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least US$50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E), (iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations), (iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder and (v) no fee or other compensation is being paid directly to the Administrative Agent or any Arranger or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.
The Administrative Agent and the Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the Transactions in that such Person or an Affiliate thereof (a) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (b) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (c) may receive fees or other payments in connection with the Transactions, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, agency fees, administrative agent fees, utilization fees, minimum usage fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
Notwithstanding anything herein to the contrary, none of the Arrangers, the Syndication Agents or the Documentation Agents shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank), but all such Persons shall have the benefit of the indemnities, exculpatory and non-reliance provisions provided for hereunder or thereunder.
Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by any Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.
The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders and, except solely to the extent of the Company’s express rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Loan Parties shall have any rights as a third party beneficiary of any such provisions.
ARTICLE IX
Guarantee
Section 9.01    Guarantee. For valuable consideration, the receipt of which is hereby acknowledged, and to induce the Term Lenders to make Term Loans to each Term Loan Borrower and the Revolving Lenders to make Revolving Loans to each Borrowing Subsidiary and the Issuing Banks to issue, amend, renew or extend any Letters of Credit for the account of any Borrowing Subsidiary (and the Revolving Lenders to participate in such Letters of Credit as set forth herein), each of the Guarantors hereby absolutely and unconditionally guarantees prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of (a) any and all existing and future Obligations of each Borrower and (b) all obligations of each Borrower to any Lender or any Affiliate of a Lender under or with respect to any Hedging Agreement or cash management arrangement or agreement (i) existing on the Effective Date with a Person that is a Lender on the Effective Date (or an Affiliate of such a

Lender) and that continues to be a Lender (or an Affiliate of a Lender) or (ii) with a Person that was a Lender at the time the applicable Hedging Agreement or cash management arrangement or agreement was entered into (or an Affiliate of such a Lender) and that continues to be a Lender (or an Affiliate of a Lender), whether for principal, interest (including interest accruing after the commencement of any bankruptcy, insolvency, examinership, rescue process or similar proceeding whether or not allowed as a claim in such proceeding), fees, expenses or otherwise (collectively, the “Guaranteed Obligations”, and each such Borrower being an “Obligor” and collectively, the “Obligors”).
Section 9.02    Waivers. Each Guarantor waives, to the extent permitted by applicable law, notice of the acceptance of this Guarantee and of the extension or continuation of the Guaranteed Obligations or any part thereof. Each Guarantor further waives, to the extent permitted by applicable law, presentment, protest, notice of notices delivered or demand made on any Obligor or action or delinquency in respect of the Guaranteed Obligations or any part thereof, including any right to require the Administrative Agent, the Lenders, the Issuing Banks or any other holder of any Guaranteed Obligations to sue any Obligor, any other guarantor or any other Person obligated with respect to the Guaranteed Obligations or any part thereof. The Administrative Agent, the Lenders, the Issuing Banks and the other holders of any Guaranteed Obligations shall have no obligation to disclose or discuss with the Guarantors their assessments of the financial condition of the Obligors.
Section 9.03    Guarantee Absolute. This Guarantee is a continuing guarantee of payment and not of collection, is intended to have the same effect as if the Guarantors were a primary obligor of the Guaranteed Obligations and not merely a surety, and the validity and enforceability of this Guarantee shall be absolute and unconditional irrespective of, and shall not be impaired or affected by any of the following: (a) any extension, modification or renewal of, or indulgence with respect to, or substitutions for, the Guaranteed Obligations or any part thereof or any agreement relating thereto at any time, (b) any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, (c) any waiver of any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, (d) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any other guarantees with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any Person with respect to the Guaranteed Obligations or any part thereof, (e) the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto, (f) the application of payments received from any source to the payment of obligations other than the Guaranteed Obligations, any part thereof or amounts which are not covered by this Guarantee even though the Administrative Agent, the Lenders and the Issuing Banks might lawfully have elected to apply such payments to any part or all of the Guaranteed Obligations or to amounts which are not covered by this Guarantee, (g) any change in the ownership of any Obligor or the insolvency, bankruptcy or any other change in the legal status of any Obligor, (h) the change in or the imposition of any law, decree, regulation or other governmental act which does or might impair, delay or in any way affect the validity, enforceability or the payment when due of the Guaranteed Obligations, (i) the failure of the Guarantors or any Obligor to maintain in full force, validity or effect or to obtain or renew when required all governmental and other approvals, licenses or consents required in connection with the Guaranteed Obligations or this Guarantee, or to take any other action required in connection with the performance of all obligations pursuant to the Guaranteed Obligations or this Guarantee, (j) the existence of any claim, setoff or other rights which the Guarantors may have at any time against any Obligor, or any other Person in connection herewith or an unrelated transaction, (k) the Administrative Agent’s, any Lender’s or any Issuing Bank’s election, in any case or proceeding instituted under chapter 11 of the United States Bankruptcy Code, of the application of section 1111(b)(2) of the United States Bankruptcy Code, (l) any borrowing, use of cash collateral, or grant of a security interest by the Guarantors, as debtor in possession, under section 363 or 364 of the United States Bankruptcy Code, (m) the disallowance of all or any portion any Person’s claims for repayment of the Guaranteed Obligations under section 502 or 506 of the United States Bankruptcy Code, or (n) any other circumstances, whether or not similar to any of the foregoing, which could constitute a defense to a guarantor, in each case, whether or not the Guarantors shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (a) through (n) of this Section. It is agreed that each Guarantor’s liability hereunder is several and independent of any other guarantees or other obligations at any time in effect with respect to the Guaranteed Obligations or any part thereof and that the Guarantor’s liability hereunder may be enforced regardless of the existence, validity, enforcement or non-enforcement of any such other guarantees or other obligations or any provision of any applicable law or regulation purporting to prohibit payment by any Obligor of the Guaranteed Obligations in the manner agreed upon between the Obligor and the Administrative Agent, the Lenders, the Issuing Banks and other holders of any Guaranteed Obligations.
Section 9.04    Acceleration. Each Guarantor agrees that, as between such Guarantor on the one hand and the Lenders, the Issuing Banks, the Administrative Agent and the other holders of Guaranteed Obligations, on the other hand, the obligations of each Obligor guaranteed under this Article IX may be declared to be forthwith due and payable, or may be deemed automatically to have been accelerated, as provided in Section 7.01 for purposes of this Article IX, notwithstanding any stay, injunction or other prohibition (whether in a bankruptcy proceeding affecting such Obligor or otherwise) preventing such declaration as against such Obligor and that, in the event of such declaration or automatic acceleration, such obligations (whether or not due and payable by such Obligor) shall forthwith become due and payable by the such Guarantor for purposes of this Article IX.
Section 9.05    Marshaling; Reinstatement. None of the Lenders, the Issuing Banks, the Administrative Agent or any other holder of Guaranteed Obligations, or any Person acting for or on behalf of any of the foregoing, shall have any obligation to marshal any assets in favor of any Guarantor or against or in payment of any or all of the Guaranteed Obligations. If any Guarantor or any Obligor makes a payment or payments to any Lender, any Issuing Bank, the Administrative Agent or any other holder of any Guaranteed Obligation, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to any Borrower, any Guarantor or any other Person, or their respective estates, trustees, receivers or any other party, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the part of the Guaranteed Obligations which has been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the time immediately preceding such initial payment, reduction or satisfaction.
Section 9.06    Subrogation. Until the irrevocable payment in full of the Obligations (other than (x) obligations in respect of Hedging Agreements or cash management arrangements and (y) other Obligations that are contingent in nature or unliquidated at such time) and termination of all commitments which could give rise to any Guaranteed Obligation, no Guarantor shall exercise any right of subrogation with respect to the Guaranteed Obligations, and hereby waives, to the extent permitted by applicable law, any right to enforce any remedy which the Administrative Agent, the Lenders, the Issuing Banks or any other holder of any Guaranteed Obligations now has or may hereafter have against any Guarantor, any endorser or any other guarantor of all or any part of the Guaranteed Obligations, and each Guarantor hereby waives, to the extent permitted by applicable law, any other liability of any Obligor to the Administrative Agent, the Lenders, the Issuing Banks and/or any other holder of any Guaranteed Obligations.
Section 9.07    Termination Date. This Guarantee shall continue in effect until: (a) with respect to each Term Facility, the later of (i) the Term Loan Maturity Date and (ii) the date on which this Agreement has otherwise expired or been terminated in accordance with its terms and all of the Guaranteed Obligations in respect of each Term Facility have been paid in full in cash; and (b) with respect to the Revolving Facility, the later of (i) the Revolving Maturity Date and (ii) the date on which this Agreement has otherwise expired or been terminated in accordance with its terms and all of the Guaranteed Obligations in respect of the Revolving Facility have been paid in full in cash, in each case, other than (x) obligations in respect of Hedging Agreements or cash management arrangements and (y) other obligations that are contingent in nature or unliquidated at such time, it being understood, however, that this Guarantee shall remain in effect as to such obligations if an Event of Default shall have occurred and the other Guaranteed Obligations shall have been discharged through an exercise of remedies); provided that, notwithstanding the foregoing, this Guarantee shall automatically terminate in the circumstances set forth in Section 9.08.
Section 9.08    Pre-Spin and Post-Spin Guarantors. Subject to Section 9.07, from the Effective Date until the occurrence of the Spin-Off Effective Date, (a) in respect of each Term Facility, each of the Parent and the Company shall be a Guarantor under this Agreement and the other Loan Documents and (b) in respect of the Revolving Facility, (i) the Parent shall be a Guarantor under this Agreement and the other Loan Documents and (ii) the Company shall be a Guarantor solely in respect of the Obligations of each Borrowing Subsidiary. Upon the occurrence of the Spin-Off Effective Date, the Parent shall automatically be released from all of its obligations as a Guarantor under this Agreement, including this Article IX, and its Guarantee shall be terminated, and (i) in respect of each Term Facility, the Company shall automatically become the sole Guarantor under this Agreement and the other Loan Documents and (ii) in respect of the Revolving Facility, the Company shall automatically become the sole Guarantor under this Agreement, including this Article IX, solely in respect of the Obligations of each Borrowing Subsidiary. Upon the occurrence of the Spin-Off Effective Date, the Company or the Parent shall deliver to the Administrative Agent a certificate of either the Company or of Parent, as applicable, signed by an Authorized Officer of such Person, confirming that the Spin-Off Effective Date has occurred and the Spin-Off has been consummated in accordance with Section 4.04(c).
ARTICLE X
Miscellaneous
Section 10.01    Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone and subject to paragraph (b) of this Section, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:
(i)    if to the Borrowers, to it at their respective addresses (or email addresses) specified on Schedule 10.01;
(ii)    if to the Administrative Agent, to it at its address (or email address) specified on Schedule 10.01;
(iii)    if to any Issuing Bank as of the Closing Date, to it at its address (or email address) specified on Schedule 10.01;
(iv)    if to any other Issuing Bank, to it at its address (or email address) most recently specified by it in a notice delivered to the Administrative Agent and the Company (or, in the absence of any such notice, to the address (or email address) set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof); and
(v)    if to any Lender, to it at its address (or email address) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (but if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and notices delivered through email or other electronic communications to the extent provided in paragraph (b) of this Section shall be effective as provided in such paragraph.
(b)    Notices and other communications to the Administrative Agent, the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communications (including email and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender or Issuing Bank if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Any notices or other communications to the Administrative Agent, the Borrowers or any Borrowing Subsidiary may be delivered or furnished by electronic communications pursuant to procedures approved in advance by the recipient thereof; provided that approval of such procedures may be limited or rescinded by such Person by notice to each other such Person. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient; and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    Any party hereto may change its address, fax number or email address for notices and other communications hereunder by notice to the other parties hereto.
(d)    The Administrative Agent may, but shall not be obligated to, make any Communication by posting such Communication on Debt Domain, IntraLinks, SyndTrak or a similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available”. Neither the Administrative Agent nor any of its Related Parties warrants, or shall be deemed to warrant, the adequacy of the Platform, and the Administrative Agent expressly disclaims liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Administrative Agent or any of its Related Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to any Loan Party, any Lender, any Issuing Bank or any other Person for damages of any kind (whether in tort, contract or otherwise), arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications through the Platform except, in the case of direct damages of any Loan Party (but not any indirect, special, incidental or consequential damages), to the extent arising from the Administrative Agent’s or such Related Party’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and nonappealable judgment. The Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Platform.
Section 10.02    Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) or (c) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement and the making of the Loans or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
(b)    Except as provided in paragraph (c) of this Section, none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Company, the Administrative Agent and the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Parties that are parties thereto (or, in the case of any Borrowing Subsidiary, by the Company on its behalf), in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon or reduce any fees payable hereunder (other than as a result of any change in the definition, or in any components thereof, of the term “Leverage Ratio”), without the written consent of each Lender directly and adversely affected thereby (other than any waiver of any default interest applicable pursuant to Section 2.10(e)), (iii) postpone the scheduled maturity date of any Loan, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any principal, interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby, (iv) change Section 2.15(b) or 2.15(c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (v) change any of the provisions of this paragraph or the percentage set forth in the definition of the term “Required Lenders” or “Majority in Interest” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) change the currency of any Loan of any Lender without the written consent of such Lender, or add any new currency as an Alternative Currency without the written consent of each Revolving Lender or (vii) release (including by limiting liability in respect thereof) the Company or, prior to the release under Section 9.08, the Parent from its obligations under the Guarantee without the written consent of each Lender; provided further that no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent or any Issuing Bank without the written consent of the Administrative Agent or such Issuing Bank, as the case may be; provided further that no amendment, modification, supplement, extension, termination or waiver shall contain terms that (1) directly and adversely affect the interests of the Lenders of any Class and (2) directly limit the applicability of such terms to one or more Class of Loans and Commitments but not to the other Class of Loans and Commitments, in each case, without the written consent of Lenders representing a Majority in Interest of each Class directly and adversely affected thereby.

(c)    Notwithstanding anything to the contrary in paragraph (a) or (b) of this Section:
(i)    any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Company and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment;
(ii)    no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of paragraph (b) of this Section and then only in the event such Defaulting Lender shall be directly and adversely affected by such amendment, waiver or other modification;
(iii)    in the case of any amendment, waiver or other modification referred to in the first proviso of paragraph (b) of this Section, no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of any Lender that receives payment in full of the principal of and interest accrued on each Loan made by such Lender, and all other amounts owing to or accrued for the account of such Lender under this Agreement and the other Loan Documents, at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification;
(iv)    any amendment, modification or waiver of any condition set forth in Section 4.02 or 4.03 shall require the written consent of Revolving Lenders constituting the Majority in Interest of the Revolving Lenders (but not the Required Lenders);
(v)    this Agreement and the other Loan Documents may be amended in the manner provided in Sections 2.02(e), 2.11, 2.18, 2.19, and 6.02(g);
(vi)    this Agreement and the other Loan Documents may be amended in the manner provided in Section 2.22 and, in connection with any Borrowing Subsidiary becoming a party hereto, this Agreement (including the Exhibits hereto) may be amended by an agreement in writing entered into by the Company and the Administrative Agent to provide for such technical modifications as they determine to be necessary or advisable in connection therewith;
(vii)    [reserved];
(viii)    in connection with the addition of any new currency as an Alternative Currency in accordance with the definition of such term (and clause (vi) of paragraph (b) of this Section), this Agreement (including the Exhibits hereto) may be amended by an agreement in writing entered into by the Company and the Administrative Agent to provide for such technical modifications as they determine to be necessary or advisable in connection therewith; and
(ix)    an amendment to this Agreement contemplated by the last sentence of the second penultimate paragraph of the definition of the term “Applicable Rate” may be made pursuant to an agreement or agreements in writing entered into by the Company, the Administrative Agent and the Required Lenders.
(d)    The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender. Any amendment, waiver or other modification effected in accordance with this Section shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.
Section 10.03    Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for any of the foregoing (but limited to a single primary counsel and, if reasonably necessary, a single local counsel in each relevant jurisdiction (including each Home Country of any Borrower), in each case, for the Administrative Agent, the Arrangers and their Affiliates taken as a whole (which may be a single local counsel acting in multiple jurisdictions)), in connection with the structuring, arrangement and syndication of the credit facilities provided for herein, including the preparation, execution and delivery of this Agreement, the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Arranger, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any of the foregoing, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    The Company shall indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers, the Syndication Agents, the Documentation Agents, each Lender and each Issuing Bank, and each Related Party of any of the foregoing (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee (but limited to a single primary counsel and, if reasonably necessary, a single local counsel in each relevant jurisdiction (including each Home Country of any Borrower), in each case, for the Indemnitees, taken as a whole (which may be a single local counsel acting in multiple jurisdictions) and, in the case of an actual or perceived conflict of interest, where the party affected by such conflict informs the Company of such conflict and thereafter retains its own counsel, of one additional firm of primary counsel and, if reasonably necessary, one additional firm of local counsel in each relevant jurisdiction (which may include a single local counsel acting in multiple jurisdictions)), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the structuring, arrangement and syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to this Agreement or the other Loan Documents of their obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby (including, without limitation, the Company’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Contaminants on or from any property currently or formerly owned or operated by the Company or any Subsidiary (or Person that was formerly a Subsidiary) or any of them, or any other liability under Environmental Laws related in any way to the Company, any Subsidiary (or Person that was formerly a Subsidiary) or any of them, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any party to this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (1) the gross negligence, bad faith or willful misconduct of such Indemnitee or (2) a breach in bad faith of the funding obligations of such Indemnitee under this Agreement or (B) arise from any dispute among the Indemnitees, other than any claim, litigation, investigation or proceeding against the Administrative Agent, any Arranger, any Syndication Agents, any Documentation Agents, or any other titled person in its capacity or in fulfilling its role as such and other than any claim, litigation, investigation or proceeding arising out of any act or omission on the part of the Borrowers or any of their Affiliates. Each Indemnitee shall be obligated to refund and return promptly any and all amounts actually paid by the Company to such Indemnitee under this paragraph for any losses, claims, damages, penalties, liabilities or expenses to the extent such Indemnitee is subsequently determined, by a court of competent jurisdiction by final and nonappealable judgment, to not be entitled to payment of such amounts in accordance with the terms of this paragraph. This paragraph shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.
(c)    To the extent that the Company fails indefeasibly to pay any amount required under paragraph (a) or (b) of this Section to the Administrative Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing (and without limiting its obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or such sub-agent), or such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such Issuing Bank. For purposes of this Section, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the aggregate amount of the Revolving Loans and unused Revolving Commitments at the time outstanding or in effect (or most recently outstanding or in effect, if none of the foregoing shall be outstanding or in effect at such time).
(d)    To the fullest extent permitted by applicable law, no Borrower shall assert, or permit any of its Affiliates or Related Parties to assert, and each Borrower hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), except to the extent arising from the bad faith, gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final and nonappealable judgment, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
(e)    To the fullest extent permitted by applicable law, the Administrative Agent, the Arrangers, the Issuing Banks, the Lenders, the Syndication Agents and the Documentation Agents shall not assert, or permit any of their respective Affiliates or Related Parties to assert, and each of them hereby waives, any claim against the Borrowers, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided, that nothing in this paragraph (e) shall limit the Borrowers’ indemnity and reimbursement obligations set forth in this Section or separately agreed.
(f)    All amounts due under this Section shall be payable promptly after written demand therefor.
Section 10.04    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) other than as expressly permitted by Section 6.05, the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), sub-agents of the Administrative Agent, Participants (to the extent provided in paragraph (c) of this Section), the Arrangers, the Syndication Agents, the Documentation Agents and, to the extent expressly contemplated hereby, the Related Parties of the foregoing) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:
(A)    the Company; provided that no consent of the Company shall be required, (x) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or (y)  if an Event of Default under clauses (a),  (e) or (f) of Section 7.01 shall have occurred and be continuing; provided further, in each case, that the Company shall be deemed to have consented to any assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;
(B)    the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of such Lender or an Approved Fund in respect of such Lender; and
(C)    in the case of any assignment of all or a portion of any Lender’s Revolving Commitment or, as applicable, LC Exposure or Swingline Exposure, each Issuing Bank and each Swingline Lender.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) US$5,000,000, in the case of any assignment with respect to the Revolving Facility, (y) US$1,000,000, in the case of any assignment with respect to the Dollar Tranche Term Loan Facility or (z) €1,000,000 in the case of any assignment with respect to the Euro Tranche Term Loan Facility, unless each of the Company and the Administrative Agent otherwise consents; provided that (1) no such consent of the Company shall be required if an Event of Default has occurred and is continuing and (2) the Company shall be deemed to have consented to any assignment unless it shall object thereto by written notice to the

Administrative Agent within 10 Business Days after having received notice thereof;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform), together with a processing and recordation fee of US$3,500, provided that only one such processing and recordation fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender; and
(D)    the assignee, if it shall not already be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.14(f), (g) or (h) (as applicable) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including United States (Federal or State) and foreign securities laws.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14, 10.03 and 10.17); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.04(c).
(iv)    The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and records of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and, as to entries pertaining to it, any Issuing Bank or Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon receipt by the Administrative Agent of an Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform) executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.14(f), (g) or (h) (as applicable) (unless the assignee shall already be a Lender hereunder) and the processing and recordation fee referred to in this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto. Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.
(c)    (i) Any Lender may, without the consent of any Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more Eligible Assignees (“Participants”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and Loans); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and/or obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant or requires the approval of all the Lenders. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(f), (g) or (h) (as applicable) (it being understood that the documentation required under Section 2.14(f), (g) or (h) (as applicable) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section (and for the avoidance of doubt references to a Lender under Section 2.14 and its associated definitions shall be read as references to, or as including, a Participant in each case where the context so requires in order to give effect to the foregoing); provided that such Participant (x) agrees to be subject to the provisions of Sections 2.15 and 2.16 as if it were an assignee under paragraph (b) of this Section and (y) shall not be entitled to receive any greater payment under Section 2.12 or 2.14 with respect to any participation than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 2.16(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.
(ii)    Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain records of the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or other rights and/or obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that any such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Administrative Agent (in its capacity as such) shall not have any responsibility for maintaining a Participant Register.

(d)    Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or grant to secure obligations to a Federal Reserve Bank or other central bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 10.05    Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto or thereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any of the Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agents, the Issuing Banks, the Lenders or any Related Party of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document was executed and delivered or any credit was extended hereunder, and shall continue in full force and effect as long as the principal of or any interest accrued on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid (other than contingent obligations for indemnification, expense reimbursement, tax gross-up or yield protection as to which no claim has been made) or any LC Exposure is outstanding and so long as any of the Commitments have not expired or terminated. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, in the event that, in connection with the refinancing or repayment in full of the Revolving Facility, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrowers (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank, or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents (including for purposes of determining whether the Company is required to comply with Articles V and VI hereof, but excluding Sections 2.12, 2.13, 2.14, 10.03 and 10.17 and any expense reimbursement or indemnity provisions set forth in any other Loan Document), and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.20(d) or 2.20(f). The provisions of Sections 2.12, 2.13, 2.14, 2.15(d), 9.05, 10.03, 10.17 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the resignation or replacement of the Administrative Agent or any Issuing Bank or any assignment of rights by, or the replacement of a Lender, the repayment of the Loans and the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
Section 10.06    Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates under any commitment letters or any commitment advices with respect to the credit facilities established hereby submitted by any Lender (but do not supersede any other provisions thereof or of the Fee Letter that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect). Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)    This Agreement, any Loan Document and any other Communication may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each Loan Party and each of the Administrative Agent and the Lenders agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. The authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record.
(c)    Neither the Administrative Agent nor Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, in connection with the Administrative Agent’s or Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent and Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof). Without limiting the generality of the foregoing, the parties hereto hereby (i) agree that, for all purposes, including in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Issuing Banks and the Loan Parties, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waive any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent and/or Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent and/or Lender has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lender Recipient Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
(d)    Each Loan Party and each Lender hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement and/or any other Loan Document based solely on the lack of paper original copies of this Agreement and/or such other Loan Document, and (ii) waives any claim against the Administrative Agent and each Lender Recipient Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender Recipient Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Borrowers or any Borrowing Subsidiary to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
Section 10.07    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 10.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and Issuing Bank and each Affiliate of any of the foregoing is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender or Issuing Bank or by such an Affiliate to or for the credit or the account of any Borrower against any of and all the obligations then due of any Borrower now or hereafter existing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement and although such obligations of such Borrower or such Borrowing Subsidiary are owed to a branch, office or Affiliate of such Lender or Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender and Issuing Bank, and each Affiliate of any of the foregoing, under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank or Affiliate may have. Each Lender and Issuing Bank agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give notice shall not affect the validity of such setoff and application. Notwithstanding anything to the contrary in this Agreement, in no event will any deposits or other amounts at any time held or other obligations at any time owing by any Lender or Issuing Bank or any of their respective Affiliates to or for the account of any Foreign Subsidiary be set off and applied against any obligations under this Agreement of any Domestic Subsidiary.
Section 10.09    Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.
(b)    Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the United States District Court of the Southern District of New York and of the Supreme Court of the State of New York, in each case sitting in New York County, and any appellate court from any thereof, in any suit, action or proceeding (whether in tort, contract, law or equity) arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each Borrower hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement or any other Loan Document brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such United States District Court or, if that court does not have subject matter jurisdiction, such Supreme Court. Each party hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any suit, action or proceeding relating to this Agreement or any other Loan Document against any Borrower or any of its properties in the courts of any jurisdiction.
(c)    Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
(e)    Each Borrowing Subsidiary hereby irrevocably designates, appoints and empowers the Company, and the Company hereby accepts such appointment, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document. Such service may be made by mailing or delivering a copy of such process to any Borrowing Subsidiary in care of the Company at the Company’s address used for purposes of giving notices under Section 10.01, and each Borrowing Subsidiary hereby irrevocably authorizes and directs the Company to accept such service on its behalf.
(f)    In the event any Borrowing Subsidiary or any of its assets has or hereafter acquires, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Loan Document, any immunity from jurisdiction, legal proceedings, attachment (whether before or after judgment), execution, judgment or setoff, such Borrowing Subsidiary hereby irrevocably agrees not to claim and hereby irrevocably and unconditionally waives such immunity.
Section 10.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 10.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 10.12    Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors, it being understood that the Persons to whom such disclosure is made either are informed of the confidential nature of such Information and instructed to keep such Information confidential, (b) to the extent required or requested by any Governmental

Authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case such Person agrees to inform the Company promptly thereof prior to such disclosure to the extent practicable and not prohibited by applicable law (except with respect to any audit or examination conducted by bank accountants or any Governmental Authority exercising examination or regulatory authority)), (c) to the extent required by applicable law or by any subpoena or similar legal process (in which case such Person agrees to inform the Company promptly thereof prior to such disclosure to the extent practicable and not prohibited by applicable law (except with respect to any audit or examination conducted by bank accountants or any Governmental Authority exercising examination or regulatory authority)), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document, the enforcement of rights hereunder or thereunder or any Transactions, (f) subject to an agreement containing confidentiality undertakings substantially the same as those of this Section (which shall be deemed to include those required to be made in order to obtain access to information posted on IntraLinks, SyndTrak or any other Platform), to (i) any assignee of or Participant in (or its Related Parties), or any prospective assignee of or Participant in (or its Related Parties), any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap, derivative or insurance transaction relating to the Company or any Subsidiary and their respective obligations, (g) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (h) to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement or any other Loan Document, provided that such information is limited to the information about this Agreement and the other Loan Documents, or (i) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Issuing Bank, any Lender or any Affiliate of any of the foregoing on a nonconfidential basis from a source other than the Company or any Subsidiary that is not known by the Administrative Agent, such Lender, such Issuing Bank or such Affiliate to be prohibited from disclosing such Information to such Persons by a legal, contractual, or fiduciary obligation to the Company or any Subsidiary. For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or its businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank, any Lender or any Affiliate of any of the foregoing on a nonconfidential basis prior to disclosure by the Company or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. It is agreed that, notwithstanding the restrictions of any prior confidentiality agreement binding on the Administrative Agent or any Arranger, such Persons may disclose Information as provided in this Section. For the avoidance of doubt, nothing herein or in any other Loan Document shall prohibit any individual from communicating or disclosing information regarding suspected violations of laws, rules or regulations to a governmental, regulatory or self-regulatory authority without any notification to any person.
Section 10.13    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.
Section 10.14    USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation.
Section 10.15    No Fiduciary Relationship. Each Borrower, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrowers and their Affiliates, on the one hand, and the Administrative Agent, the Lenders, the Issuing Banks and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and none of the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks or their Affiliates has any obligation to disclose any of such interests to the Borrowers or any of their Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it or any of its Affiliates may have against the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks or their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.16    Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
Section 10.17    Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto (including each Borrowing Subsidiary) agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
(b)    The obligations of each Borrower in respect of any sum due to any other party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such deficiency.
Section 10.18    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Lender or Issuing Bank that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or Issuing Bank party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

OCTAVE INTELLIGENCE PLC

By	/s/ Jill D. Smith
Name: Jill D. Smith
Title: Director

INTERGRAPH CORPORATION

By	/s/ M. Scott Moore
Name: M. Scott Moore
Title: Authorized Signatory

OCTAVE INTELLIGENCE FINANCE LTD

By	/s/ Gavin M. Doughty
Name: Gavin M. Doughty
Title: Director

HEXAGON AB (publ)

By	/s/ Anders H. Svensson
Name: Anders H. Svensson
Title: President and Chief Executive Officer

By	/s/ Norbert H. Hanke
Name: Norbert H. Hanke
Title: Group Executive Vice President and interim Chief Financial Officer

BANK OF AMERICA, N.A., as the Administrative Agent

By	/s/ Angela Berry
Name: Angela Berry
Title: Vice President

BANK OF AMERICA, N.A., as a Dollar Tranche Term Lender, Euro Tranche Term Lender, Swingline Lender and Issuing Bank:

By	/s/ Rutuja A. Madhav
Name: Rutuja A. Madhav
Title: Vice President

BANK OF AMERICA EUROPE DESIGNATED ACTIVITY COMPANY, as a Revolving Lender:

By	/s/ Faisal Rehman
Name: Faisal Rehman
Title: Director

BNP PARIBAS, as a Dollar Tranche Term Lender, Euro Tranche Term Lender, Revolving Lender and Issuing Bank:

By	/s/ Nicolas Doche
Name: Nicolas Doche
Title: Director

By	/s/ Valentin Detry
Name: Valentin Detry
Title: Vice President

Deutsche Bank Luxembourg S.A., as a Dollar Tranche Term Lender, an Euro Tranche Term Lender and Revolving Lender:

By	/s/ Sven Walther
Name: Sven Walther
Title: VP

By	/s/ Gentrit Prekazi
Name: Gentrit Prekazi
Title: AS

Nordea Bank Abp, filial i Sverige, as a Dollar Tranche Term Lender, an Euro Tranche Term Lender and Revolving Lender:

By	/s/ Gustav Melén
Name: Gustav Melén
Title: Managing Director

By	/s/ Gustav Bonta
Name: Gustav Bonta
Title: Senior Legal Counsel

Skandivaciska Enskilda Banken AB (publ), as a Dollar Tranche Term Lender, Euro Tranche Term Lender and Revolving Lender:

By	/s/ Andrew Moore
Name: Andrew Moore
Title: Authorised Signatory

By	/s/ Erika Butler
Name: Erika Butler
Title: Authorised Signatory

Danske Bank A/S, Danmark, Sverige Filial, as a Dollar Tranche Term Lender, an Euro Tranche Term Lender and Revolving Lender:

By	/s/ Mikael Friberg
Name: Mikael Friberg
Title: Senior Banker

By	/s/ Anna Broms
Name: Anna Broms
Title: Senior Banker

PNC Bank, National Association, as a Dollar Tranche Term Lender, an Euro Tranche Term Lender, and Revolving Lender:

By	/s/ Ryan Anthony
Name: Ryan Anthony
Title: Senior Vice President

ROYAL BANK OF CANADA, as a Dollar Tranche Term Lender, Euro Tranche Term Lender, Revolving Lender:

By	/s/ Theodore Brown
Name: Theodore Brown
Title: Authorized Signatory

Wells Fargo Bank, National Association, as a Dollar Tranche Term Lender, an Euro Tranche Term Lender and Revolving Lender:

By	/s/ James Travagline
Name: James Travagline
Title: Managing Director

MORGAN STANLEY BANK, N.A., as a Dollar Tranche Term Lender, an Euro Tranche Term Lender, and Revolving Lender:

By	/s/ Michael King
Name: Michael King
Title: Authorized Signatory